Exhibit 10.1

SENIOR SECURED TERM LOAN AGREEMENT

Dated as of October 20, 2009

among

WILLIAM LYON HOMES, INC. as Borrower,

and

COLFIN WLH FUNDING, LLC, as Administrative Agent,

and

COLFIN WLH FUNDING, LLC, as Initial Lender and Lead Arranger,

and

The Lenders Party Hereto

i

4.08	CONDITIONS PRECEDENT TO ADMISSION OF REAL PROPERTY TO THE BORROWING BASE AS MODEL HOMES	54
4.09	GENERAL CONDITIONS TO REAL PROPERTY ELIGIBLE COLLATERAL BEING INCLUDED IN THE BORROWING BASE	55

ARTICLE V. REPRESENTATIONS AND WARRANTIES		57

5.01	EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS	57
5.02	AUTHORIZATION; NO CONTRAVENTION	57
5.03	GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS	57
5.04	BINDING EFFECT	57
5.05	FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT; SOLVENCY	58
5.06	LITIGATION	58
5.07	NO DEFAULT	58
5.08	OWNERSHIP OF PROPERTY; LIENS	58
5.09	SECURED INDEBTEDNESS	60
5.10	INSURANCE	60
5.11	TAXES	60
5.12	ERISA COMPLIANCE	60
5.13	SUBSIDIARIES; JOINT VENTURES	61
5.14	MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT	61
5.15	DISCLOSURE	61
5.16	COMPLIANCE	61
5.17	COMPLIANCE WITH ENVIRONMENTAL LAWS	62
5.18	LOANS AS SENIOR INDEBTEDNESS	63
5.19	LAWS PERTAINING TO LAND SALES	63
5.20	FISCAL YEAR	63
5.21	COMMON ENTERPRISE AND CONSIDERATION	63
5.22	SUBSIDIARIES OWNING REAL PROPERTY	63
5.23	GUARANTORS OF THE INDENTURES	64
5.24	ENTITLEMENTS	64
5.25	MATERIAL AGREEMENTS; NO MATERIAL DEFAULTS	64
5.26	NO CONDEMNATION	64
5.27	CFD AND SUBDIVISION BOND	65
5.28	UTILITIES	65
5.29	LOT AND UNIT SALES	65
5.30	GOLF COURSES	65
5.31	MORATORIUMS	65
5.32	CONSTRUCTION DEFECTS; WARRANTIES	65
5.33	AMENITIES	66
5.34	ORAL AGREEMENTS; MATTERS NOT OF RECORD	66
5.35	BORROWING BASE	66
5.36	LEASED REAL PROPERTY	66
5.37	CREATION, PERFECTION AND PRIORITY OF LIENS	66
5.38	EQUITY SECURITIES	66

5.39	NO AGREEMENTS TO MERGE	67
5.40	LABOR MATTERS	67
5.41	BURDENSOME CONTRACTUAL OBLIGATIONS ETC	67
5.42	BROKERAGE COMMISSIONS	67
5.43	AGREEMENTS WITH AFFILIATES AND OTHER AGREEMENTS	67
5.44	FOREIGN ASSETS CONTROL, ETC.	67
5.45	INTERNAL CONTROLS	67
5.46	INTERCOMPANY RECEIVABLES	68
5.47	EFFECTIVE DATE; MATERIALITY THRESHOLD OF CERTAIN REPRESENTATIONS AND WARRANTIES	68
5.48	REPRESENTATIONS AND WARRANTIES UPON DELIVERY OF FINANCIAL STATEMENTS, DOCUMENTS, AND OTHER INFORMATION	69

ARTICLE VI. AFFIRMATIVE COVENANTS		69

6.01	FINANCIAL STATEMENTS AND OTHER REPORTS	69
6.02	CERTIFICATES; OTHER INFORMATION	70
6.03	NOTICES	73
6.04	PAYMENT OF OBLIGATIONS	73
6.05	PRESERVATION OF EXISTENCE, ETC.	73
6.06	MAINTENANCE OF PROPERTIES	74
6.07	MAINTENANCE OF INSURANCE	74
6.08	COMPLIANCE	75
6.09	BOOKS AND RECORDS	75
6.10	INSPECTION RIGHTS	75
6.11	USE OF PROCEEDS	75
6.12	NEW SUBSIDIARIES	76
6.13	INTANGIBLE, RECORDING AND STAMP TAX	76
6.14	FURTHER ASSURANCES	76
6.15	SENIOR UNSECURED NOTES	76
6.16	SPECIAL COVENANTS RELATING TO COLLATERAL	77
6.17	PAPA OBLIGATIONS	83
6.18	TRANSFER OF CF PROPERTY AND MF PROPERTY TO BORROWER	84

ARTICLE VII. NEGATIVE COVENANTS		85

7.01	PERMITTED INDEBTEDNESS	85
7.02	PERMITTED LIENS	86
7.03	INVESTMENTS	87
7.04	FUNDAMENTAL CHANGES	87
7.05	ACQUISITIONS	88
7.06	TRANSACTIONS WITH AFFILIATES	88
7.07	SENIOR UNSECURED NOTES	89
7.08	PERMITTED DISTRIBUTIONS	89
7.09	CHANGE IN NATURE OF BUSINESS	89
7.10	USE OF PROCEEDS	90
7.11	NO OTHER NEGATIVE PLEDGE	90

7.12	LOANS TO AFFILIATES	90
7.13	[RESERVED]	91
7.14	[RESERVED]	91
7.15	TANGIBLE NET WORTH	91
7.16	SECURED INDEBTEDNESS	91
7.17	EXPENDITURES OUTSIDE OF CORE BUSINESSES	91
7.18	EMPLOYEE COMPENSATION	92
7.19	[RESERVED]	92
7.20	CHANGES IN KEY MANAGEMENT	92
7.21	EXCLUDED ASSETS	92
7.22	IMPROVEMENTS	92
7.23	PAPA OBLIGATION	92
7.24	NEGATIVE PLEDGE	93
7.25	CF PROPERTY AND MF PROPERTY	93
7.26	REFINANCED WACHOVIA REVOLVING CREDIT AGREEMENT	93
7.27	REFINANCED CBT, CNB AND JPM REVOLVING CREDIT AGREEMENTS	93

ARTICLE VIII. RELEASES		93

8.01	GENERAL REQUIREMENTS FOR RELEASES	93
8.02	STANDARD RELEASES	95
8.03	DEDICATIONS	96
8.04	PERMITTED CONSTRUCTION INDEBTEDNESS	96

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		97

9.01	DEFAULT	97
9.02	REMEDIES UPON EVENT OF DEFAULT	100
9.03	APPLICATION OF FUNDS	101
9.04	PROTECTIVE ADVANCES/CURE RIGHTS	101

ARTICLE X. ADMINISTRATIVE AGENT		102

10.01	APPOINTMENT AND AUTHORITY	102
10.02	RIGHTS AS A LENDER	102
10.03	EXCULPATORY PROVISIONS	102
10.04	RELIANCE BY ADMINISTRATIVE AGENT	103
10.05	DELEGATION OF DUTIES	103
10.06	RESIGNATION OF ADMINISTRATIVE AGENT	104
10.07	NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS	104
10.08	NO OTHER DUTIES ETC	104
10.09	ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM	105
10.10	COLLATERAL AND GUARANTY MATTERS	105

ARTICLE XI. MISCELLANEOUS		106

11.01	AMENDMENTS, ETC	106
11.02	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION	107
11.03	NO WAIVER; CUMULATIVE REMEDIES	108

11.04	EXPENSES; INDEMNITY; DAMAGE WAIVER	108
11.05	PAYMENTS SET ASIDE	110
11.06	SUCCESSORS AND ASSIGNS	110
11.07	TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY	113
11.08	RIGHT OF SETOFF	114
11.09	INTEREST RATE LIMITATION	114
11.10	COUNTERPARTS; INTEGRATION; EFFECTIVENESS	115
11.11	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	115
11.12	SEVERABILITY	115
11.13	REPLACEMENT OF LENDERS	115
11.14	GOVERNING LAW; JURISDICTION; ETC.	116
11.15	WAIVER OF JURY TRIAL	116
11.16	ARBITRATION	117
11.17	RELATIONSHIP OF PARTIES	119
11.18	USA PATRIOT ACT NOTICE	119
11.19	DISCRETION STANDARD	119
11.20	TIME OF THE ESSENCE	120

v

SENIOR TERM LOAN AGREEMENT

THIS SENIOR SECURED TERM LOAN AGREEMENT (“Agreement”) is entered into as of October 20, 2009, among WILLIAM LYON HOMES, INC., a California corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), COLFIN WLH FUNDING, LLC, a Delaware limited liability company, as Initial Lender, and COLFIN WLH FUNDING, LLC, a Delaware limited liability company, as Administrative Agent.

Borrower has requested that the Lenders provide a multiple draw term loan facility, which multiple draw term loan facility will be used by Borrower to, among other things, refinance certain of Borrower’s existing revolving credit facilities.

The Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 DEFINED TERMS.

As used in this Agreement, the following terms shall have the meanings set forth below:

“AAA” has the meaning specified in Section 11.16(b).

“Administrative Agent” means ColFin WLH Funding, LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the letter agreement dated as of the date hereof, between Borrower and Administrative Agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Loans” means the Loans of all the Lenders.

“Aggregate Real Property” means any and all of the Borrower Real Property, the CF Property and the MF Property.

“Agreement” means this Senior Term Loan Agreement.

“Amenities” means, collectively, the gatehouses, maintenance sheds, golf courses, marinas, clubhouses, and swimming, tennis and other recreational facilities or types of amenities, and Improvements ancillary thereto, located at or used in connection with any Project or Asset by owners of Units or Lots.

“Annual Budget” has the meaning specified in Section 4.01(d).

“Annual Period” has the meaning specified in Section 2.03(c)(i).

“Anti-Terrorism Law” shall mean each of: (a) the Executive Order, (b) the Patriot Act, (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956, and (d) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

“Apartment” means a residential apartment building consisting of single family residential units for rent.

“Applicable Discount Rate” means with respect to the Eligible Real Property Collateral, a discount rate determined by reference to the Real Property Classification of the Borrower Real Property included therein, as follows:

Real Property Classification:	Applicable Discount Rate:
Unimproved Land	25%
Land Under Development	20%
Finished Lots	15%
Homes Under Construction	12%
Model Homes	10%

In addition, with respect to any Real Property acquired after the Closing Date that is subject to any PAPA Obligations, and with respect to which the Borrower has not obtained and delivered a duly executed, acknowledged, recorded subordination of the PAPA Obligations in form substantially in accordance with the respective forms which were agreed to between Borrower and Administrative Agent on or prior to the Closing Date, the Applicable Discount Rate set forth in the chart above which is applicable to such Real Property shall be the percentage value reflected in the chart above for the applicable Real Property Classification plus 200 basis points (e.g., in such a case, the Applicable Discount Rate for Model Homes would be increased from 10% to 12%, and so on).

“Applicable Percentage” means with respect to any Lender as of any date, the percentage (carried out to the ninth decimal place) of the Aggregate Loans owed such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means fourteen percent (14.0%) per annum.

“Appraisal” means, with respect to (x) Eligible Real Property Collateral, each appraisal that meets the following requirements: (i) such appraisal is prepared by an appraiser selected by Majority Lenders; (ii) such appraisal satisfies all applicable requirements set forth in Section 6.16(j); (iii) the values set forth in such appraisal have been reviewed and are satisfactory to Majority Lenders; and (iv) such appraisal is otherwise in form and content satisfactory to Majority Lenders, (y) any PCI Released Property securing Permitted Construction Indebtedness, each Revolver Appraisal and (z) with respect to the CF Property and the MF Property, each appraisal that meets the following requirements: (i) such appraisal is prepared by an appraiser selected by Majority Lenders; (ii) such appraisal satisfies all applicable requirements set forth in Section 6.16(j), (except that for purposes of this clause (z) only, any references in Section 6.16(j) with respect to any Borrower Real Property shall be deemed to be to the CF Property and the MF Property); (iii) the values set forth in such appraisal have been reviewed and are satisfactory to Majority Lenders.

“Appraised Value” means, with respect to Eligible Real Property Collateral and PCI Released Property, the appraised value of such Borrower Real Property set forth in the most recent Appraisal received by Majority Lenders in accordance with the Loan Documents, less, to the extent not taken into account in the Appraisal, the reductive effect of any CFD Obligations, PAPA Obligations and the reasonable and customary anticipated costs of sale related to such Borrower Real Property.

“Asset” means Borrower Real Property (whether now owned or hereafter acquired) constituting a full separate product line of Units (consistent with those sixty-eight (68) separate product lines on Schedule GAP and Schedule GBP which in the aggregate make up the Group A Property and the Group B Property, including adequate access, ingress and egress and with access to and rights to any common areas and Amenities related to the applicable Project), but not just a Phase or portion of such a product line. (References to “asset” (using lower case “a”) are not to be confused with this definition of “Asset”.)

“Asset Sale” means any sale, sale-leaseback, transfer, lease, conveyance or other disposition by any member of the Consolidated Group of assets (including the Equity Securities of any Subsidiary or any Joint Venture) not in the ordinary course of such member of the Consolidated Group’s Core Businesses.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit “C” attached hereto and made a part hereof or any other form approved by Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its direct and indirect Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Consolidated Group, including the notes thereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Real Property” means any interest in Real Property owned or acquired by Borrower from time to time.

“Borrower’s Knowledge” means the best knowledge of Borrower after diligent investigation and inquiry, including inquiry of the Consolidated Group and as it relates to any Real Property, the project managers for such Real Property.

“Borrowing Base” means, (x) as of the date of this Agreement, $264,371,000 and (y) on any date of determination thereafter, sixty percent (60%) of the sum of the following, each as of the date of determination:

(a) Unrestricted Cash; plus

(b) Escrow Receivables; plus

(c) the Eligible Real Property Collateral Valuation.

                    , subject to the following:

In determining the Borrowing Base: (1) no asset shall be counted more than once in the calculation of the Borrowing Base; (2) no asset or component shall be included in the Borrowing Base unless on the relevant date of determination (x) Administrative Agent on behalf of the Lenders holds an enforceable first priority perfected Lien subject, with respect to Borrower Real Property only, to Permitted Exceptions, (y) except as set forth in the preceding clause (x), there are no Liens encumbering such asset and (z) other than the assets described in clause (a) above, such asset constitutes Real Property and is qualified as Eligible Real Property Collateral under the terms of this Agreement; (3) notwithstanding anything to the contrary in this Agreement (including in Article IV), no Borrower Real Property or other asset that is subject to any lien in favor of the lenders of any Permitted Construction Indebtedness shall be included in the computation of Borrowing Base; (4) notwithstanding anything to the contrary in this Agreement (including in Article IV), neither Unentitled Land nor any Real Property other than Borrower Real Property shall be included in the computation of Borrowing Base.

“Borrowing Base Report” means a report with respect to the Borrowing Base in the form attached hereto as Exhibit “E”, which form may be changed by Majority Lenders from time to time, and which shall include a certificate from a Responsible Officer of Borrower setting forth a detailed calculation of the Borrowing Base, broken down by Project, Asset or Phase and by Real Property Classification within such Project, Asset or Phase, and attaching all documentation used in calculating the Borrowing Base. The computation of the components of the Borrowing Base included in such report shall include the Certified Net Cash Flow Report and a computation of the Net Present Value of Projected Net Revenues and the Net Present Value of Projected Total Project Costs in such detail as is from time to time requested by the Administrative Agent.

“Broker’s Commission” means any and all brokerage commissions, finder’s fees or similar fees or payments owed in connection with the extensions of credit contemplated by this Agreement as a result of any agreement (express or implied, written or oral) entered into by Borrower or any member of the Consolidated Group.

“Building Permit” means all Entitlements (including the building permit) required under applicable Law necessary to commence Vertical Construction of the contemplated type and number of single- or multi- family “for sale” residential Units and related Amenities on the applicable Borrower Real Property.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the States of California or New York.

“Cash Equivalents” shall mean:

(a) Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b) Certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;

(c) Open market commercial paper (other than commercial paper of Borrower or any other member of the Consolidated Group) maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;

(d) Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof, provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations; and

(e) Shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition.

“Certified Net Cash Flow Report” means a combined schedule setting forth as of the date of determination the projected amounts and timing of Projected Net Revenues and Projected Total Project Costs for the Eligible Real Property Collateral from the date of determination through the date the last parcel of Unimproved Land (to the extent that it is not a Lot or Unit), Lot or Unit included in Eligible Real Property Collateral is projected to be sold, which report shall be prepared by the Borrower and certified by a Responsible Officer that such report has been prepared in good faith based on assumptions that such Responsible Officer believed as of the date of such report to be reasonable and to Borrower’s Knowledge no information has come to the attention of Borrower from the date of such report to the date of delivery to the Administrative Agent which would render such report to be untrue or misleading.

“CFD” means any means any improvement district, “Mello Roos” district, school mitigation plan or district, community facilities district, special assessment district or similar district or any other municipal utility, levee, water improvement or similar district with respect to any Real Property.

“CFD Obligations” means the obligations, with respect to any CFD, binding upon either the Real Property subject to the CFD or the owner of the Real Property subject to the CFD.

“CF/MF Appraised Value” means, with respect to the CF Property and the MF Property, the appraised value set forth in the most recent Appraisal received by Majority Lenders in accordance with the Loan Documents, less, to the extent not taken into account in the Appraisal, the reductive effect of any CFD Obligations, PAPA Obligations and the reasonable and customary anticipated costs of sale related to such CF Property and MF Property.

“CF Property” means the Real Property located in Queen Creek, Arizona, commonly known as the Church Farms property, as more specifically described on Schedule CF.

“CF Owner” means Circle G at the Church Farm North Joint Venture, LLC, an Arizona limited liability company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) Parent shall cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time) (“Beneficial Owner”) of one hundred percent (100.0%) of the Equity Securities of Borrower and the Guarantors entitled to vote for member of the board of directors or equivalent governing body of Borrower and the Guarantors; or

(b) the shareholders of Parent on the Closing Date and/or Permitted Holders thereafter shall cease to be the Beneficial Owner of one hundred percent (100.0%) of the Equity Securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent; or

(c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of any Loan Party cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(d) any Person or two or more Persons acting in concert (other than the owners of the Equity Securities of Parent on the Closing Date or Permitted Holders thereafter) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or Borrower, or control over the Equity Securities of Parent or Borrower entitled to vote for members of the board of directors or equivalent governing body of Parent or Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Group has the right to acquire pursuant to any option right) representing ten percent (10%) or more of the combined voting power of such securities; or

(e) for any reason a “change in control” or similar event shall occur as provided in any Indenture or Permitted Construction Indebtedness;

provided, however, that the acquisition by or on behalf of an employee benefit plan or employee stock purchase plan of the Parent or Borrower shall not be included in determining whether a Change of Control shall have occurred.

“Claims” has the meaning set forth in Section 11.04(b).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all now owned or hereafter acquired or created Property of the Loan Parties in which Administrative Agent or any Lender has a Lien to secure the Obligations or the Unconditional Guarantees.

“Collateral Certificate” shall mean a Collateral Certificate in form and substance satisfactory to Majority Lenders.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Delayed Draw Term Loan Commitment and/or Second Term Loan Commitment, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit “B” attached hereto and made a part hereof, which certificate shall demonstrate Borrower’s compliance with the Financial Covenants and which shall be certified by the chief financial officer of Borrower.

“Conditions to Delayed Draw Term Loan Funding” means the conditions set forth in Sections 4.02 and 4.03.

“Conditions to Second Term Loan Funding” means the conditions set forth in Section 4.03.

“Consolidated Group” means, collectively, Parent, Borrower and their respective Subsidiaries.

“Construction Agreements” means construction agreements and agreements with architects, engineers, contractors or subcontractors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall mean a control agreement among the Borrower or any Guarantor, a depository bank or securities intermediary, as the case may be, and Administrative Agent, in form and substance acceptable to Administrative Agent.

“Core Businesses” means (a) the business of developing “for sale” residential Aggregate Real Property into Lots and Units, and constructing “for sale” residential Units, and selling Lots and Units; (b) business directly related thereto as undertaken on the Closing

Date; and (c) other lines of business directly related to homebuilding that are approved by the Majority Lenders. Core Businesses expressly excludes the ownership of Aggregate Real Property for investment, including ownership of rental Real Property, except for Aggregate Real Property, if any, used by the Consolidated Group as their business offices.

“Credit Advance” has the meaning set forth in Section 7.12(a).

“Credit Extension” means a borrowing.

“Customer Deposit Liabilities” means collectively, Escrow Receivables, and down payments or earnest money deposited by purchasers pursuant to Purchase Contracts.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Dedication” means a customary transfer by Borrower, or the granting of easements, rights of way, and licenses by Borrower, to municipalities, utility providers, municipal districts, and property owners’ associations (of a type, value and nature, and in form and content, as is customary under the circumstances) in connection with the development of a Project, which shall be subject to the reasonable approval of Majority Lenders, and shall only be for the purpose of providing streets, common areas, parks, water, waste water and sewage treatment facilities, hillside and other areas, and similar land and improvements.

“Deed of Trust” shall mean, for each Project, a Deed of Trust (or Mortgage), Security Agreement and Fixture Filing (With Assignment of Rents and Leases) in form approved by Majority Lenders from time to time with respect to each applicable jurisdiction executed by Borrower, as trustor, to Title Company, as trustee, and naming Administrative Agent as beneficiary for the benefit of itself and the Lenders, creating a first priority Lien on the Borrower Real Property and the Collateral situated thereon, and all rights and easements appurtenant thereto. Each Deed of Trust shall secure Indebtedness equal to the Total Commitment. For purposes of this Agreement, all such Deeds of Trust securing the Loan shall be referred to individually and collectively in the singular as the “Deed of Trust.”

“Default” means any event or condition set forth in Section 9.01 or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Applicable Rate plus (ii) five percent (5.0%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion its Commitment, if any, with respect to a Credit Extension when required hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Delayed Draw Term Loan” means, for each Lender, the term loan facility advanced by such Lender on the Delayed Draw Closing Date pursuant to Section 2.01(b).

“Delayed Draw Closing Date” means the date on which the Conditions to Delayed Draw Term Loan Funding have been met and the Lenders have each advanced their Delayed Draw Term Loan Commitment. In no event shall the Delayed Draw Closing Date be later than the Delayed Draw Commitment Termination Date.

“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan. The amount of each Lender’s Delayed Draw Term Loan Commitment is as set forth on Schedule 2.01 or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Delayed Draw Commitment Termination Date” means 10:00 a.m. (Los Angeles time) on the date that is sixty (60) days after the Closing Date.

“Designated Person” shall mean any Person who (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (c) (i) is an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and including any condemnation of any property of such Person.

“Distribution” means any of the following: (a) the payment by any Person of any distributions or other payments to its shareholders, partners, Affiliates, members or other equity interest holders; (b) the declaration or payment of any dividend on or in respect of shares of any class of capital stock of, or partnership, membership or other equity interest in, any Person; (c) the purchase or other retirement of any shares of any class of capital stock of, or partnership, membership or equity interest in, any Person, directly or indirectly through a Subsidiary or otherwise; (d) the return of capital by any Person to its shareholders, partners, Affiliates, members or other equity interest holders; and (e) any other payment on or in respect of any shares of any class of capital stock of, or partnership, membership or other equity interest in, any Person, including payments to members or partners of Joint Ventures.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) a Related Fund; or (c) an Affiliate of a Lender or a Related Fund; and (c) any other Person (other than a natural person) approved by (i) Majority Lenders, and (ii) unless an Event of Default has occurred and is continuing, Borrower (which approval of Borrower shall not be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries. If any such approval from Borrower is not withheld in writing with a statement of the reasons therefor delivered to Administrative Agent within ten (10) days after notice is given to Borrower of the intended assignment, such approval shall be deemed given.

“Eligible Participant” means any other Person (other than a natural person); provided that notwithstanding the foregoing, “Eligible Participant” shall not include Parent, Borrower or any of their respective Affiliates or Subsidiaries.

“Eligible Project” has the meaning set forth in Section 4.09.

“Eligible Real Property Collateral” means on the Closing Date, to the extent that all of the conditions in Section 4.01 are satisfied, the Group A Property; on the date that all of the conditions in Section 4.02 are satisfied, the Group B Property; and thereafter (including with respect to the Group A Property and the Group B Property and any other Borrower Real Property), Borrower Real Property that meets all of the conditions of Section 4.09 and all of the conditions in at least one of Sections 4.04, 4.05, 4.06, 4.07 or 4.08 of this Agreement for inclusion in the Borrowing Base as Eligible Real Property Collateral. The conditions in Section 4.01 with respect to the Group A Property must only be met on the Closing Date and the conditions in Section 4.02 with respect to the Group B Property must only be met on the earlier of (1) the Delayed Draw Closing Date, (2) the Second Term Loan Funding Date or (3) the date that is sixty (60) days after the Closing Date, and thereafter, for purposes of determining whether Group A Property or Group B Property is Eligible Real Property Collateral and which Real Property Classification may apply, the conditions in Sections 4.01 and 4.02 are superseded by the conditions in Section 4.04 through 4.09, inclusive. Notwithstanding anything to the contrary in this Agreement: (i) neither the CF Property nor the MF Property may be Eligible Real Property Collateral unless, with respect to the CF Property or the MF Property, the fee interest has been conveyed to Borrower free of the Lien of the Existing Secured Indebtedness and free of all other Liens except Permitted Exceptions, and all of the conditions in this Agreement for inclusion of Borrower Real Property as Eligible Real Property Collateral have been met with respect to the Real Property constituting the CF Property or the MF Property, as applicable; and (ii) at Majority Lender’s discretion, Borrower Real Property that meets all of the conditions to be Eligible Real Property Collateral, other than the condition requiring Borrower Real Property to be (or to be intended to be) developed into single- or multi- family “for sale” residential uses, that is intended to be used for commercial purposes, and that is part of, adjacent to, ancillary to, or used in connection with, single- or multi- family “for sale” residential Eligible Real Property Collateral, may be Eligible Real Property Collateral, provided that such Borrower Real Property shall in no event account for more than five percent (5%) of the Eligible Real Property Collateral Valuation at any time, and the value of such Real Property Collateral shall be determined by Majority Lenders.

“Eligible Real Property Collateral Valuation” means the amount derived as follows,, without duplication, for any Unimproved Land (to the extent that it is not a Lot or Unit), and each Lot or Unit included in the Eligible Real Property Collateral: (i) the Net Present Value of the Projected Net Revenues of such Unimproved Land (to the extent that it is not a Lot or Unit), Lot or Unit minus (ii) the Net Present Value of Total Project Costs of such Unimproved Land (to the extent that it is not a Lot or Unit), Lot or Unit included in Eligible Real Property Collateral. Notwithstanding the foregoing, in no event will the Eligible Real Property Collateral Valuation for any Unimproved Land (to the extent that it is not a Lot or Unit), Lot or Unit included in Eligible Real Property Collateral exceed the most recent Appraised Value, if any, received by the Majority Lenders with respect to such Unimproved Land (to the extent that it is not a Lot or Unit), Lot or Unit.

“Entitlements” means, for each Project or Asset, as the case may be, each and all approvals, authorizations, consents, certificates, entitlements, franchises, licenses, permits, registrations, qualifications, zoning classifications, variances and other actions and rights granted by or applications or filings with any Persons necessary or appropriate for the improvement and development of the Aggregate Real Property for single- or multi- family “for sale” residences or for the conduct of the Core Businesses.

“Environmental Indemnity” means that certain Environmental Indemnity executed by Borrower, which indemnity shall be in form and content acceptable to Majority Lenders.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the generation, handling, use, transport, storage, disposal or release of any materials which may adversely affect the environment or public health, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Matters” means claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to Borrower’s Knowledge threatened in writing, or judgments or orders relating to any Hazardous Materials asserted or threatened in writing against any member of the Consolidated Group or any past or present tenant, operator or owner of all or any part of the Real Property owned, leased or used by any member of the Consolidated Group.

“Equity Securities” means, with respect to any Person, (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Escrow Receivables” means, as of any date of determination, the amounts due to Borrower and held at an escrow or title company following the sale and conveyance of title of a Lot or Unit to a buyer to the extent that such amounts are free and clear of all Liens, rights and claims of third parties and are not subject to any restriction pursuant to any Contractual Obligations.

“Event of Default” shall mean the occurrence of any Default and Administrative Agent, acting at the direction of Majority Lenders, and following applicable grace periods, if any, has declared the occurrence of such event or events an Event of Default by providing Borrower written notice thereof; provided, however, that with respect to any Default listed in Section 9.01(f), such an event shall be an automatic Event of Default with no requirement that the Administrative Agent, acting at the direction of Majority Lenders, provide Borrower written notice thereof.

“Excluded Assets” means, from time to time, those assets specifically set forth on the report delivered by the Borrower to the Administrative Agent pursuant to Section 6.02(b)(v) (or, provided no Event of Default or Default has occurred and is continuing, at any other time a detailed report conforming to the report required by 6.02(b)(v) is delivered by Borrower to the Administrative Agent) and which assets have a value, in the aggregate at any one time, not in excess of $20,000,000 and which assets consist solely of (i) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees, (ii) Investments in any Subsidiary or any Joint Venture, (iii) cash, Cash Equivalents or deposit accounts (or the credit balances thereof) utilized by a Loan Party to collateralize obligations of a Loan Party as account debtor under any letter of credit application (including the letters of credit under the Refinanced Revolving Credit Facility with Wachovia Bank) or (iv) other deposit accounts used in the Core Businesses, provided that the aggregate value of any cash, Cash Equivalents or deposit accounts in respect of items (i) and (iv) of this definition shall not exceed the lesser of (A) $10,000,000 and (B) at any time after the date that is six months from the Closing Date, the value from time to time of the daily average balance over the immediately preceding six (6) month period of cash, Cash Equivalents or deposit accounts attributable to items (i) and (iv) of this definition.

“Excluded Subsidiaries” means (a) the Subsidiaries set forth on Schedule 5.13 as of the Closing Date, and (b) any other Subsidiary designated as such from time to time by Borrower and (except in the case of Subsidiaries that are Joint Ventures formed as Excluded Assets with notice to the Administrative Agent) consented to by Majority Lenders.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.0l(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01 (a).

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 132684, as so amended.

“Existing Environmental Matters” means those Environmental Matters affecting portions of the Aggregate Real Property identified on Schedule 5.17(a).

“Existing Secured Indebtedness” means the outstanding Indebtedness on the date of this Agreement secured by the existing first priority deeds of trust on the CF Property and MF Property, as such Indebtedness may be extended, renewed, refinanced or replaced; provided that (i) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced (other than the interest rate and fees under such refinanced Indebtedness which may be at a rate consistent with the rates and fees then prevailing in the market for similar Indebtedness for borrowers engaged in the Core Businesses and with similar credit risks as Borrower) and (ii) the material terms and provisions of any such refinancing (including redemption, prepayment, security, default and subordination provisions) are no less favorable to CF Owner or MF Owner, as applicable, and the Lenders than the Indebtedness being refinanced (other than the interest rate and fees under such refinanced Indebtedness which may be at a rate consistent with the rates and fees then prevailing in the market for similar Indebtedness for borrowers engaged in the Core Businesses and with similar credit risks as Borrower).

“Existing Secured Indebtedness Collateral Value” means the sum, without duplication, for the CF Property and the MF Property, of the following amounts: (i) the Net Present Value of the Projected Net Revenues of the CF Property and MF Property (as applicable) minus (ii) the Net Present Value of Total Project Costs of such CF Property and MF Property (as applicable). Notwithstanding the foregoing, in no event will (i) the Existing Secured Indebtedness Collateral Value for the CF Property or the MF Property exceed the most recent CF/MF Appraised Value, if any, received by the Majority Lenders with respect to the CF Property or the MF Property, as applicable, and (ii) the Existing Secured Indebtedness Collateral Value of either the CF Property or the MF Property exceed the outstanding principal balance of the Existing Secured Indebtedness which is secured by such CF Property or MF Property, as applicable . For purposes of this definition of Existing Secured Indebtedness Collateral Value only, in the definitions of “Projected Net Revenues” and “Total Project Costs”, the term “Eligible Real Property Collateral” shall be deemed replaced with “the CF Property and the MF Property”.

“Exit Fee” shall have the meaning assigned to such term in the Fee Letter.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published an such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.0%) charged to Bank of America, N.A. on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement dated as of as of the date hereof, between Borrower and Initial Lender.

“Final Map” means the final tract or plat map for each Project, Asset or Phase, as the case may be, which map shall be in form and content acceptable to Majority Lenders.

“Financial Covenants” means the covenants set forth in Sections 7.15 and 7.16.

“Finished Lots” means those portions of the Borrower Real Property for which Borrower has satisfied the conditions set forth in Section 4.06 and with respect to which Borrower has not yet satisfied all of the conditions set forth in Section 4.07.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied or, if the financial statements required to be delivered pursuant to Section 6.01 are prepared in accordance with IFRS, IFRS.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group A Projects” shall mean the Eligible Projects that include Group A Property, which Group A Projects are listed on Schedule GAP, which Schedule includes the Real Property Classifications for the Real Property included in each Group A Project.

“Group B Projects” shall mean the Eligible Projects that include Group B Property, which Group B Projects are listed on Schedule GBP, which Schedule includes the Real Property Classifications for the Real Property included in each Group B Project.

“Group A Property” means the Borrower Real Property that meets all of the conditions for Real Property to be included in the Borrowing Base as of the Closing Date.

“Group B Property” means other than the Group A Property, all Borrower Real Property on the earlier of (i) the Delayed Draw Closing Date, (ii) the Second Term Loan Funding Date or (iii) the date that is sixty (60) days after the Closing Date.

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, on the Closing Date, Parent and, thereafter, each of the Subsidiaries of Parent or Borrower that become a party to the Unconditional Guaranty by execution of a joinder and consented to by Majority Lenders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Homes Under Construction” means Units for which Borrower has satisfied all of the requirements and conditions set forth in Section 4.07, but less than all of the conditions and requirements set forth in Section 4.08.

“Horizontal Improvements” means (i) those certain improvements on the Borrower Real Property (or beyond the boundaries thereof to the extent required by the Entitlements) for the development of the Borrower Real Property as Units or Amenities (including curbs, grading, storm and sanitary sewers, paving, sidewalks, landscaping, hardscaping, sprinklers, electric lines, gas lines, telephone lines, cable television lines, fiber optic lines, pipelines and other utilities) necessary to make the Borrower Real Property suitable for Vertical Construction of Units or Amenities, and (ii) any common area improvements to be constructed on the Borrower Real Property (or beyond the boundaries thereof to the extent required by the Entitlements) or to obtain the Entitlements for the development of the Borrower Real Property as Units or Amenities, all built by the Borrower in compliance with and permitted under all applicable Laws and Entitlements.

“IFRS” means the International Financial Reporting Standards as in effect on the date hereof and from time to time hereafter, consistently applied.

“Improvements” means the improvements made or to be made on any Real Property from time to time, which shall include all construction and development of the Horizontal Improvements, Vertical Construction, Amenities, homes, and all other infrastructure or housing improvements and related amenities made in preparation for the development, marketing and sale of Real Property.

“Indebtedness” means, without duplication, with respect to any Person (a) indebtedness or liability for borrowed money, including subordinated indebtedness; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services, provided, however, that Indebtedness shall not include obligations with respect to options to purchase Real Property that have not been exercised; (d) obligations as lessee under capital leases to the extent that the same would, in accordance with GAAP, appear as liabilities in such Person’s consolidated balance sheet; (e) current liabilities in respect of unfunded vested benefits under any Pension Plans and incurred withdrawal liability under any Pension Plan; (f) reimbursement obligations under letters of credit (including contingent obligations with respect to letters of credit not yet drawn upon); (g) obligations under acceptance facilities; (h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (i) obligations secured by any Liens on any property of such Person, whether or not the obligations have been assumed; (j) net liabilities under interest rate swap, exchange or cap agreements (valued as the termination value thereof, computed in accordance with a method approved by the International Swaps and Derivatives Association and agreed to by such Person in the applicable agreement); and (k) all Guarantees of such Person with respect to the foregoing. Indebtedness shall not include (i) trade accounts payable and accruals incurred in the ordinary course of the Core Businesses so long as such trade accounts payable or accruals are not outstanding for more than ninety (90) days from receipt of an invoice (unless such trade accounts payable or accruals (A) are being contested in good faith by appropriate proceedings or (B) are for retentions consistent with industry practice and such Person’s past practices, in which case such ninety day limit shall not apply) are on terms and conditions reasonable and customary in the industry and are not owed to an Affiliate of such Person and (ii) payment and performance and surety bonds, completion guarantees, and other performance obligations and guaranties with respect thereto incurred in the ordinary course of the Core Businesses so long as such payment and performance and surety bonds, completion guarantees and other performance obligations and guaranties are on terms and conditions reasonable and customary in the industry .

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Indentures” means, collectively, (i) that certain Indenture, dated as of March 17, 2003, among Borrower, as issuer, the guarantors party thereto, and U.S. Bank National Association, as trustee, (ii) that certain Indenture, dated as of February 6, 2004, among Borrower, as issuer, the guarantors party thereto, and U.S. Bank National Association, as trustee, and (iii) that certain Indenture, dated as of November 22, 2004, among Borrower, as issuer, the guarantors party thereto, and U.S. Bank National Association, as trustee, in each case, as such Indenture may be extended, renewed, refinanced or replaced in accordance with Section 7.01(e) hereof.

“Initial Lender” means ColFin WLH Funding, LLC.

“Initial Term Loan” means, for each Lender, the term loan facility advanced by such Lender on the Closing Date pursuant to Section 2.01(a).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan. The amount of each Lender’s Initial Term Loan Commitment is as set forth on Schedule 2.01 or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Intangible Asset” means, with respect to the Loan Parties and as of any date, all unamortized debt discount and expense, unamortized deferred charges, deferred financing costs, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Closing Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its fair market value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of the Loan Parties prepared in accordance with GAAP.

“Intercompany Subordination Agreement” means that certain subordination agreement among Administrative Agent, on behalf of the Lenders, and each member of the Consolidated Group, pursuant to which, each member of the Consolidated Group agrees to subordinate any claims it may have against another member of the Consolidated Group to the Obligations of the Borrower hereunder.

“Intercreditor Agreement” means any agreement between the Administrative Agent and/or the Lenders, and the lender, agent or trustee under any Permitted Construction Indebtedness.

“Interest Payment Date” means the first Business Day of each calendar month during the term of this Agreement, commencing on December 1, 2009, and the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Securities of another Person, (b) a loan, advance (other than advances with respect to accounts receivable made in the ordinary course of business on customary credit terms) or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (including capital contributions to any Joint Ventures) and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person (other than a Subsidiary) in which Parent, Borrower or any other member of the Consolidated Group holds any Equity Securities (other than Equity Securities issued by a public company and purchased on a recognized stock exchange).

“Key Management” means William H. Lyon, President and Chief Operating Officer of Parent; Matthew R. Zaist, Vice President Business Development and Operations of Parent; Richard S. Robinson, Senior Vice President Finance of Parent; and Colin T. Severn, Vice President, Chief Financial Officer, Corporate Controller and Secretary of Parent.

“Laguna” means Laguna Big Horn, LLC, a Delaware limited liability company.

“Land Under Development” means those portions of the Borrower Real Property on which Units will be developed for which Borrower has satisfied the conditions set forth in Section 4.05 and with respect to which Borrower has not yet satisfied all of the conditions set forth in Section 4.06.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, decrees, policies, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.

“Lead Arranger” means ColFin WLH Funding, LLC.

“Lender” has the meaning specified in the introductory paragraph hereto and shall include the Initial Lender so long as such Initial Lender remains a Lender hereunder.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Lien” means any recorded or unrecorded, express or implied, written or oral mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, Preemptive Purchase or Lease Right, Lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any covenant, condition, restriction, lease, easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II or Section 9.04.

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Administrative Agent Fee Letter, the Unconditional Guaranty, Environmental Indemnity, the Security Documents, the Pledge Agreement, the Collateral Certificate, any Intercreditor Agreement, the Intercompany Subordination Agreement and all other documents, instruments, letters and agreements delivered to Administrative Agent or any Lender pursuant to Article IV and all other documents, instruments, letters and agreements delivered by any Loan Party to Administrative Agent or any Lender in connection with this Agreement or any other Loan Document on or after the date of this Agreement, including any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time.

“Loan Parties” means, collectively, Borrower and each Guarantor.

“Lots” means lots zoned for single- or multi- family residences for sale into which the subject Borrower Real Property is to be or has been subdivided in compliance with all Laws, as set forth on a Final Map recorded in the Official Records.

“Majority Lenders” means (a) prior to the Closing Date, Lenders whose Commitments then exceed fifty percent (50%) of the Total Commitment, and (b) from and after the Closing Date, the Lenders whose (A) Total Outstandings and (B) remaining Commitments then exceed fifty percent (50%) of the sum of the aggregate Total Outstandings and remaining Total Commitments; provided that the portion of the Total Outstandings held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Make Whole Amount” means, with respect to the payment of any principal amount of the Loans before the Maturity Date, a premium equal to an amount, if positive, of the present value of all payments (without giving effect to the date on which is required to be mandatorily prepaid) of interest which would become due with respect to such prepaid amount from the date of prepayment thereof through and including the Maturity Date, discounted at the Applicable Rate.

“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of (a) Parent, (b) Borrower or (c) the Consolidated Group taken as a whole; (ii) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Agreements” has the meaning specified in Section 5.25(a).

“Maturity Date” means October 20, 2014.

“Maximum Permitted Secured Indebtedness” means (x) if Total Secured Debt is greater than 55% of Total Secured Debt Collateral Value but less than 60% of the Total Secured Debt Collateral Value on the date of determination, $300 million, or (y) if the Total Secured Debt is 55% or less of the Total Secured Debt Collateral Value on the date of determination, $340 million; provided, however, under no circumstances shall Maximum Permitted Secured Indebtedness exceed 60% of the Total Secured Debt Collateral Value.

“Maximum Rate” has the meaning set forth in Section 11.09.

“Mechanics’ Liens” means Liens of carriers, warehousemen, mechanics and materialmen and other like Liens, except to that (i) such Liens arise in the ordinary course of business, (ii) such Liens are being contested in good faith by appropriate legal proceedings, with all potential liabilities either (a) bonded in a manner satisfactory to Majority Lenders or (b) not in excess of $1,000,000 in the aggregate for Borrower at any time, (iii) Borrower has demonstrated to Majority Lenders’ satisfaction that the proceedings will conclusively operate to prevent the sale of any part of the Collateral, and (iv) Borrower takes all other actions as required by Majority Lenders, to prevent the sale of any Collateral to satisfy any such Lien and to prevent impairment of the Collateral.

“MF Property” means the Real Property located in Pahrump, Nevada, commonly known as the Mountain Falls property, as more specifically described on Schedule MF.

“MF Owner” means Mountain Falls, LLC, a Nevada limited liability company and Mountain Falls Golf Course, LLC, a Nevada limited liability company.

“Model Home” means a Unit that meets all of the conditions in Section 4.08.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, for any period, the consolidated net income (or consolidated net loss) of Parent, Borrower and their respective Subsidiaries (other than Excluded Subsidiaries), determined in accordance with GAAP.

“Net Present Value” means, with respect to any amount, the net present value as of the date of determination of such amount using a discount rate equal to the Applicable Discount Rate.

“Net Proceeds” shall mean:

(a) With respect to any sale of Property by any Person, the aggregate gross consideration received in any form by such Person from such sale less the sum of (i) the actual amount of the customary and reasonable fees and commissions directly related to such sale that are paid by the seller to Persons other than the seller or any Affiliate or Related Parties of the seller, the reasonable legal expenses and other costs and expenses directly related to such sale that are paid by the seller and (ii) the amount of any Indebtedness (other than the Obligations) which is secured by such Property and is required to be repaid or prepaid by the Seller as a result of such sale;

(b) With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate loan proceeds and other consideration received by such Person from such issuance or incurrence less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other customary and reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person; and

(c) With respect to any issuance of Equity Securities by any Person, the aggregate capital contribution and other consideration received by such Person from such issuance less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other customary and reasonable costs and expenses directly related to such issuance that are to be paid by such Person.

“Net Worth” means, as of any date, the excess of Total Assets over Total Liabilities.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit “A” attached hereto and made a part hereof.

“Notice of Borrowing” has the meaning specified in Section 2.01(d).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Official Records” means the official real estate records of the county in which any Real Property is located for which a Deed of Trust is being recorded.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PAPA Obligations” means any obligations affecting Real Property under any recorded or unrecorded payment, participation, development and/or performance agreements, buyback rights, bulk sale restriction agreements, repurchase options, rights of first refusal, deeds of trust securing any of the same, and /or other similar agreements, obligations or encumbrances.

“Parent” means William Lyon Homes, a Delaware corporation.

“Participant” has the meaning specified in Section 11.06(d).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCI Release” has the meaning set forth in Section 8.01(b).

“PCI Released Property” has the meaning set forth in Section 8.01(b).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Construction Indebtedness” means Indebtedness incurred by Borrower from a Revolver Lender in accordance with Section 8.04 and provided that such Indebtedness (i) shall be on terms and conditions reasonably satisfactory to the Majority Lenders, (ii) shall be secured solely by the applicable PCI Released Property which constitutes Finished Lots, Homes Under Construction and/or Model Homes (with ownership of the PCI Released Property required to be retained by Borrower throughout construction and marketing and until ultimate sale), (iii) is not for (A) any acquisition costs of any Real Property, including the PCI Released Property or other land that would become part of the Phase, Asset or Project that includes the PCI Released Property (except that reasonable land draws are permitted for use in Vertical Construction of the PCI Released Property), (B) Horizontal Improvements or (C) payment of any of the fees or other amounts required to be paid in connection with obtaining any Entitlements necessary for any of the PCI Released Property to become Finished Lots, (iv) complies with the limitations in this Agreement on Maximum Secured Indebtedness, and (v) does not (a) contain provisions (including financial covenants, coverage ratios and restrictions on debt, transfers and encumbrances which are not complied with as a result of the existence of (or Borrower’s compliance with) any Loan or Loan Document or (b) prohibit any Net Proceeds of such Indebtedness (and the Net Proceeds of any sales of the PCI Released Property after any required payments on such Indebtedness) from being held in an account which is pledged to Lenders and is subject to a Control Agreement in favor of Lenders.

“Permitted Construction Indebtedness Collateral Value” means, as of any date, the sum of the Appraised Values of the PCI Released Property owned by Borrower on the date of determination as reflected in the Revolver Appraisals.

“Permitted Exceptions” means (i) all items shown in Schedule B Part 1 of the Title Policy; (ii) Liens granted to Administrative Agent to secure the Obligations; and (iii) all other exceptions approved in writing by Majority Lenders.

“Permitted Holders” means General William Lyon, his wife, his lineal descendants and his other close family members, any corporation, limited liability company or partnership in which any of the foregoing has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust or estate planning device for the benefit of him, his wife, his lineal descendants or his other close family members.

“Permitted Indebtedness” has the meaning specified in Section 7.01.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Reinvestments” means the purchase of assets (other than securities, unless such securities represent Equity Securities in an entity engaged solely in a Core Business, such entity becomes a Loan Party and Parent or Borrower acquires Control of such entity) to be used by the Loan Parties in the Core Businesses.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Property” means any personal property or asset, whether tangible or intangible.

“Phase” means the Aggregate Real Property consisting of portions of Assets that consist of a group of Lots or Units commonly marketed with a marketing scheme, or portions of Assets including more than one such group.

“Plan” means any Pension Plan, any “employee pension plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code (other than a Multiemployer Plan) and that is established by Borrower or any ERISA Affiliate, or any “employee welfare plan” (as such term is defined in Section 3(1) of ERISA) established by Borrower that provides for post-employment health benefits other than as required by Sections 601 et seq. of ERISA (commonly known as COBRA) or as required by any similar Laws.

“Plans, Drawings and Specifications” means the plans, drawings and specifications for the construction of the Horizontal Improvements, Vertical Construction and/or Units, as applicable, that have been approved by Majority Lenders pursuant to this Agreement.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, among Parent, Borrower and Administrative Agent.

“Preemptive Purchase or Lease Right” means any option, put, right of first or last refusal, right of first or last offer, right of first or last negotiation, or any other preemptive rights to purchase, sell or lease any Real Property.

“Project” means (a) an Asset which is not part of a group in clause “(b)” of this sentence or (b) a group of two (2) or more Assets in the same geographic area (which in the case of either (a) or (b) share(s) common areas and Amenities).

“Project Eligibility Request” means each and every request by Borrower for the Borrower Real Property in a Project to be Eligible Real Property Collateral for inclusion in the Borrowing Base, which request shall be in the form attached hereto as Exhibit “F”

“Projected Net Revenues” means, with respect to any Eligible Real Property Collateral, the Net Proceeds estimated by the Borrower in good faith to be received by the Borrower after the date of determination from the sale of the Eligible Real Property Collateral or interests therein. In determining Projected Net Revenues, (i) Net Proceeds from the sale of Eligible Real Property Collateral subject to a Purchase Contract shall not exceed the contracted sales price (net of customary costs and expenses), (ii) Net Proceeds from the sale of Eligible Real Property Collateral that are being offered for sale by the Borrower shall not exceed the current offer price (net of customary costs and expenses), (iii) Net Proceeds shall be adjusted to take into account as a deduction from estimated Net Proceeds any projected CFD Obligations, PAPA Obligations, and reasonable and customary anticipated costs of sale related to sales of any Real Property, (iv) Model Homes included as part of the Eligible Real Property shall be assumed to be held until substantially all other Units of the same type as the Model Home in the Asset are projected to be sold, (v) the amount and timing of receipt of Projected Net Revenues shall be prepared by Borrower in good faith based on assumptions that it believes to be reasonable on the date of determination, and (vi) the amount and timing of receipt of Projected Net Revenues shall be consistent with the most recent Certified Net Cash Flow Report delivered by Borrower to the Administrative Agent under the Loan Documents with such adjustments necessary to reflect subsequent changes in actual sales prices and absorption rates achieved at the various Assets with Eligible Real Property Collateral. Projected Net Revenues as of the date of any Borrowing Base Report shall be reflected on the Certified Net Cash Flow Report for the Eligible Real Property Collateral.

“Projected Total Project Cost” means, with respect to any Eligible Real Property Collateral, the Total Project Cost estimated by the Borrower in good faith to be paid after the date of determination with respect to the Eligible Real Property Collateral. In determining Projected Total Project Costs, (i) the amount and timing of the payment of Total Project Costs shall be prepared by Borrower in good faith based on assumptions that it believes to be reasonable at the date of determination, (ii) the amount and timing of the payment of Total Project Costs shall be consistent with the most recent Certified Net Cash Flow Report delivered by Borrower to the Administrative Agent under the Loan Documents with such adjustments necessary to reflect changes in the actual cost of materials and workmanship and absorption rates achieved at the various Projects or Assets as the case may be with Eligible Real Property Collateral. Projected Total Project Costs as of the date of any Borrowing Base Report shall be reflected on the Certified Net Cash Flow Report for the Eligible Real Property Collateral.

“Property” means Real Property and Personal Property.

“Property Entity” means CF Owner and MF Owner.

“Purchase Contract” means any purchase and sale agreement or other agreement entered into by Borrower, as seller, and a purchaser for the purchase and sale of any Borrower Real Property.

“Real Property” means any interest in land including any Improvements situated thereon.

“Real Property Classifications” means Unentitled Land, Unimproved Land, Land Under Development, Finished Lots, Homes Under Construction, and Model Homes.

“Refinanced CBT, CNB and JPM Revolving Credit Agreements” means the Refinanced Revolving Credit Agreements between Borrower and each of California Bank & Trust, California National Bank and JPMorgan Chase.

“Refinanced Revolving Credit Agreements” means those six (6) revolving credit agreements of Borrower (one (1) with each of California Bank & Trust, California National Bank, Comerica Bank, Guaranty Bank, JPMorgan Chase (as successor-in-interest to Bank One) and Wachovia Bank) that will be refinanced with the proceeds hereof on the Closing Date.

“Refinanced Wachovia Revolving Credit Agreement” means the Refinanced Revolving Credit Agreement between Borrower and Wachovia Bank.

“Related Fund” means with respect to any Lender which is a fund (or in which a fund has a beneficial ownership interest of at least twenty percent (20%)) that is allowed or permitted under its Organizational Documents to make or invest in loans, any other fund that is allowed or permitted by its Organizational Documents to make or invest in loans and that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or the general counsel of a Loan Party or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible officer. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means all cash and Cash Equivalents of the Loan Parties allocated for expenditure or Distribution held as reserves for the Permitted Indebtedness described in Section 7.01(b) or the Permitted Liens described in Sections 7.02(a), (b) and (c), held as reserves against any other claim, judgment and good faith contests or held as Customer Deposit Liabilities or otherwise characterized as a deposit.

“Revolver Appraisal” means an appraisal of PCI Released Property as described in the definition of “Revolver Lender.”

“Revolver Lender” means one or more banks with FDIC-insured deposits, that are making a loan to Borrower constituting Permitted Construction Indebtedness pursuant to loan documents substantially similar to Borrower’s Refinanced CBT, CNB and JPM Revolving Credit Agreements as of the date of this Agreement (other than the changes thereto requested by the Lenders as provided for in this Agreement) pursuant to which: (i) appraisals of the PCI Released Property securing the loan are required at least annually which meet the requirements of Section 6.16(j)(i) and which take into account the reductive effect of any CFD Obligations, PAPA Obligations and the reasonable and customary anticipated costs of sale related to the PCI Released Property, and any impairment of such PCI Released Property and (ii) PAPA Obligations are covered by a subordination agreement in the Revolver Lender’s favor reasonably acceptable to Majority Lenders. (For avoidance of doubt, the relevant appraisals shall be (and under appraisal procedures)

in form and substance satisfactory to the Revolver Lender in its sole and absolute discretion (instead of the Majority Lenders) and the classifications of Borrower Real Property and methods of valuation in Section 6.16(j) shall be used without regard to the fact that the PCI Released Property does not technically constitute Eligible Real Property Collateral under the requirements of Article IV for such Real Property Classifications).

“Rules” has the meaning specified in Section 11.16(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Term Loan” means, for each Lender, the term loan facility, if any, advanced by such Lender on the Second Term Loan Funding Date pursuant to Section 2.01(c).

“Second Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Second Term Loan. The amount of each Lender’s Second Term Loan Commitment is as set forth on Schedule 2.01 or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Second Term Loan Commitment Termination Date” means 1:00 p.m. (Los Angeles time) on the date that is one hundred eighty (180) days after the Closing Date.

“Second Term Loan Funding Date” means the date on which the Conditions to Second Term Loan Funding have been met and the Lenders have each advanced their Second Term Loan Commitment. In no event shall the Second Term Loan Funding Date be later than the Second Term Loan Commitment Termination Date.

“Secured Debt” means, as of any date, the Indebtedness outstanding under the Loan Documents, the Permitted Construction Indebtedness and the Existing Secured Indebtedness.

“Secured Intercompany Loan” means a Credit Advance made by Borrower in accordance with the terms and conditions of Section 7.12 or Section 7.13.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, among Borrower, Parent, the other Guarantors party thereto, if any, and Administrative Agent, on behalf of the Lenders, together with any documents, supplements or agreements contemplated thereby, and any amendment or supplement thereto.

“Security Documents” shall mean and include the Security Agreement, each Deed of Trust, each Control Agreement and all other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements, fixture filings and landlord waivers) delivered to Administrative Agent or any Lender in connection with any Collateral or to secure the Obligations or the obligations of Guarantor under the Loan Documents.

“Senior Unsecured Notes” means, collectively, the notes issued pursuant to the Indentures, as such Indentures may be extended, renewed, refinanced or replaced.

“Standard Retail Sale” has the meaning set forth in Section 8.01(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Tangible Net Worth” means, as of any date, the Net Worth less the net book value (after deducting reserves applicable thereto) of all of the Intangible Assets.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tentative Map” means the tentative tract map for each Project, Asset or Phase, as the case may be.

“Title Company” means Fidelity National Title Insurance Company or Chicago Title Insurance Company.

“Title Policy” means Extended Coverage American Land Title Association loan policies of title insurance (2006 form with the creditors’ rights exception and arbitration provisions deleted and with the endorsements listed on Schedule TP and such other endorsements as may be reasonably required by Majority Lenders) for each Deed of Trust, and which shall provide coverage (including mechanics’ lien coverage) satisfactory to Majority Lenders and insure the Deed of Trust as a first Lien on the Project, subject only to Permitted Exceptions.

“Total Assets” means, as of any date, all assets of the Loan Parties, determined in accordance with GAAP less (without duplication) (1) any assets attributable Equity Securities of the Excluded Subsidiaries held by the Loan Parties and (2) all write-ups subsequent to the Closing Date in the book value of any asset owned by the Loan Parties.

“Total Closing Date Commitment” shall mean, at any time, One Hundred Thirty One Million Dollars ($131,000,000) or such lesser amount to which the same is so reduced, in accordance with the terms hereof, and in effect at such time.

“Total Commitment” shall mean, at any time, Two Hundred Six Million Dollars ($206,000,000) or such lesser amount to which the same is so reduced, in accordance with the terms hereof, and in effect at such time.

“Total Delayed Draw Closing Date Commitment” shall mean Zero Dollars ($0).

“Total Initial Draw Closing Date Commitment” shall mean One Hundred Thirty One Million Dollars ($131,000,000).

“Total Liabilities” means, as of any date, all consolidated liabilities of the Loan Parties, as determined in accordance with GAAP.

“Total Outstandings” means, as of any date, the aggregate outstanding amount of all Loans, including accrued but unpaid interest and fees and any Exit Fee or Make Whole Amount, to the extent that any Exit Fee or Make Whole Amount due and owing on such date, under the Loan Documents.

“Total Project Costs” with respect to each parcel of Unimproved Land (to the extent that it is not a Lot or Unit), Lot or Unit included as part of Eligible Real Property Collateral as of any date means the sum of the following costs and expenses to be paid following the date of determination: (x) all acquisition and other land costs incurred to acquire or upgrade the land constituting part of such parcel of Unimproved Land (to the extent that it is not a Lot or Unit), Lot or Unit and (y) all costs to be incurred for the construction, marketing and sale of any Improvements on such parcel of Unimproved Land (to the extent that it is not a Lot or Unit), Lot or Unit, including those costs and expenses incurred for direct construction, house fees, landscape, consultants, indirect construction, warranty costs, property taxes, miscellaneous financing costs, common area costs, model upgrades, miscellaneous capitalized costs, model operations and advertising, direct selling expense, general and administrative expenses, design center income and other, but excluding interest expense. Total Project Costs shall be estimated and categorized in a manner consistent with the Asset cash flow schedules provided to the Majority Lenders in connection with the negotiation and execution of the Loan Documentation.

“Total Second Term Loan Commitment” shall mean, at any time, Seventy Five Million Dollars ($75,000,000) or such lesser amount to which the same is so reduced, in accordance with the terms hereof, and in effect at such time.

“Total Secured Debt” means, as of any date, the sum of all Indebtedness of each Loan Party and the Property Entities constituting Secured Debt.

“Total Secured Debt Collateral Value” means, as of any date, the sum of (x) the Eligible Real Property Collateral Valuation, (y) the Permitted Construction Indebtedness Collateral Value plus (z) the Existing Secured Indebtedness Collateral Value.

“Unconditional Guaranty” means the Unconditional Guaranty made by the Guarantors in favor of Administrative Agent and the Lenders, substantially in the form of Exhibit “D” attached hereto and made a part hereof.

“Unentitled Land” means Real Property (i) with respect to which all conditions set forth in Section 4.04 for inclusion in the Borrowing Base have not been satisfied, (ii) which are not designated for development into residences for sale to the public but are reserved as open space or as streets and common areas to be dedicated to homeowners’ associations and other Governmental Authorities, or (iii) that are Amenities (including golf courses).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, however, in the event that, by reason of mandatory provisions of applicable Law, any or all of the attachment, perfection or priority of the Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unimproved Land” means those portions of the Borrower Real Property on which Units will be developed for which Borrower has satisfied the conditions set forth in Section 4.04 and with respect to which Borrower has not yet satisfied all of the conditions set forth in Section 4.05.

“United States” and “U.S.” mean the United States of America.

“Upfront Fee” shall have the meaning assigned to such term in the Fee Letter.

“Units” means single- or multi- family “for sale” residences whether Vertical Construction thereof has commenced or been completed, wholly owned held by Borrower for sale in the ordinary course of business, and in which the rights of ownership and occupancy are to be sold by Borrower other than on a time-sharing or periodic basis, and each Unit shall include the Lot that the Unit has been or will be built upon.

“Unrestricted Cash” means all cash and Cash Equivalents of the Loan Parties which is not Restricted Cash.

“Vertical Construction” means the vertical construction, after all Entitlements for such construction including the Building Permit has been obtained, of Units or Amenities on the Borrower Real Property by Borrower in compliance with and permitted under all applicable Laws and Entitlements.

“Whitney Ranch” means Whitney Ranch Village 5, LLC, a Delaware limited liability company.

“WL Southwest” means William Lyon Southwest, Inc., an Arizona corporation.

1.02 OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 ACCOUNTING TERMS.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Majority Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding- up if there is no nearest number).

1.05 TIMES OF DAY. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II.

CREDIT EXTENSION

2.01 LOANS.

(a) Closing Date Term Loan. Subject to the terms and conditions set forth herein, including the terms and conditions of Section 4.01, each Lender severally agrees to make, on the Closing Date, an Initial Term Loan to Borrower in an amount equal to such Lender’s Initial Term Loan Commitment. The Initial Term Loans are not revolving commitments and Borrower shall have no right to re-borrow any amounts repaid hereunder. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the earlier of (i) the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date and (ii) October 23, 2009 if the conditions precedent to the Initial Term Loans have not been fulfilled on or before such date. The aggregate amount all Initial Term Loans shall not exceed the Total Initial Draw Closing Date Commitment.

(b) Delayed Draw Term Loan. Subject to the terms and conditions set forth herein, including the terms and conditions of Section 4.02, each Lender severally agrees to make, on or before the Delayed Draw Commitment Termination Date, a Delayed Draw Term Loan to Borrower in an amount equal to such Lender’s Delayed Draw Term Loan Commitment. The Delayed Draw Term Loans are not revolving commitments and Borrower shall have no right to re-borrow any amounts repaid hereunder. Each Lender’s Delayed Draw Term Loan Commitment shall terminate immediately and without further action on the earlier to occur of (i) the making of the Delayed Draw Term Loan by such Lender, and (ii) the Delayed Draw Commitment Termination Date. The aggregate amount all Delayed Draw Term Loans shall not exceed the Total Delayed Draw Closing Date Commitment and the aggregate amount of the Initial Term Loans and the Delayed Draw Term Loans shall not exceed the Total Closing Date Commitment.

(c) Second Term Loan. Subject to the terms and conditions set forth herein, including the terms and conditions of Section 4.03, each Lender severally agrees to make, on or before the Second Term Loan Commitment Termination Date, a Second Term Loan to Borrower in an amount equal to such Lender’s Second Term Loan Commitment. The Second Term Loans are not revolving commitments and Borrower shall have no right to re-borrow any amounts repaid hereunder. Each Lender’s Second Term Loan Commitment shall terminate immediately and without further action on the earlier to occur of (i) the making of the Second Term Loan by such Lender, and (ii) the Second Term Loan Commitment Termination Date. Total aggregate amount of all Second Term Loans shall not exceed the Total Second Term Loan Commitment and the aggregate amount of the Initial Term Loans, Delayed Draw Term Loans and Second Term Loans shall not exceed to the Total Commitment.

(d) Borrowing Mechanics. For each Credit Extension requested by Borrower hereunder, Borrower shall provide written notice to Administrative Agent (“Notice of Borrowing”) no less than fifteen (15) Business Days before the requested funding date of such Credit Extension.

(e) Purpose. The Borrower may use the proceeds of the Initial Term Loans to (i) repay in full its existing Indebtedness under the Refinanced Revolving Credit Agreements, (ii) pay certain fees and expenses incurred in connection with the transactions contemplated hereby and (iii) provide for working capital and other general corporate purposes all in accordance with the “Sources and Uses” description attached as Schedule 2.01. The proceeds of the Delayed Draw Term Loan and Second Term Loan shall otherwise be used to finance capital expenditures of Borrower and to provide for working capital needs for the Core Businesses of Borrower in a manner consistent with the provisions of this Agreement and for other general corporate purposes, including the acquisitions and Investments permitted under Sections 7.03, 7.04 and 7.05, in each case consistent with the most recent Annual Budget delivered to Administrative Agent.

2.02 [RESERVED].

2.03 PREPAYMENTS.

(a) Prepayments Generally. Notwithstanding anything to the contrary, express or implied, in this Agreement or otherwise, upon the prepayment of any Loan (whether such prepayment is an optional prepayment or a mandatory prepayment, including a prepayment upon acceleration), the Borrower shall pay to Administrative Agent for the benefit of the Lender that made such Loan all accrued but unpaid interest and fees to the date of such prepayment on the amount prepaid, the Make Whole Amount and Exit Fee with respect thereto, and any and all other amounts which may be payable hereunder and under the other Loan Documents.

(b) Voluntary Prepayments. The Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part; provided that (i) such notice must be received by Administrative Agent not later than 12:00 noon fifteen (15) days prior to any date of prepayment; and (ii) any prepayment of Loans shall be in a minimum principal amount of $5,000,000 or a whole multiple of $5,000,000 in excess thereof, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice, together with the Make Whole Amount and Exit Fee as described in Section 2.03(e), shall be due and payable on the date specified therein. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(c) Mandatory Prepayments. Borrower shall prepay the Loans as follows:

(i) if any member of the Consolidated Group engages in an Asset Sale, Borrower and/or Parent shall, or shall cause such member of the Consolidated Group to, no later than three hundred thirty (330) days following the consummation thereof, and so long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) Borrower demonstrates, to the satisfaction of Majority Lenders, it is in compliance with the Financial Covenants (both before and after giving effect to such Asset Sale) reinvest the Net Proceeds from such Asset Sale in Permitted Reinvestments; provided that during such three hundred thirty (330) day period, Borrower deposits such Net Proceeds into a deposit account that is subject to a first in Lien favor of Administrative Agent and which is the subject of a Control Agreement. Immediately upon any reinvestment of Net Proceeds from an Asset Sale in a Permitted Reinvestment, Borrower shall deliver proof, reasonably satisfactory to Administrative Agent, acting at the direction of Majority Lenders, that such Net Proceeds have been so reinvested. If at any time after the Closing Date, the Net Proceeds from Asset Sales that have not been reinvested in a Permitted Reinvestment within three hundred thirty (330) days from the relevant Asset Sale exceeds $10,000,000, such excess shall be paid over to Administrative Agent for the benefit of the Lenders as a mandatory prepayment of the Loans in accordance with this Section 2.03(c) immediately upon such Net Proceeds exceeding $10,000,000.

(ii) If on any date the Total Outstandings exceed the Borrowing Base, Borrower shall make a mandatory prepayment on the Loans in the amount of such excess within five (5) Business Days.

(iii) If on any date, the Total Secured Debt exceeds the Maximum Permitted Secured Indebtedness, Borrower shall make a mandatory prepayment on the Loans in the amount of such excess within five (5) calendar days; provided, however, Borrower shall not be required to make such mandatory prepayment to the extent, during such five (5) Business Day period, Borrower provides evidence reasonably acceptable to the Majority Lenders, that it has reduced the total Indebtedness outstanding under the Existing Secured Indebtedness or the Permitted Construction Indebtedness such that Total Secured Debt is equal to or is less than the Maximum Permitted Secured Indebtedness by the end of such five (5) Business Day period.

Any prepayment of the Loans in accordance with this Section 2.03(c) shall concurrently reduce each Lender’s obligation to fund any further Loans hereunder on a dollar for dollar basis.

(d) Lenders’ Prepayment Option. Notwithstanding anything to the contrary in this Agreement, at the written direction of Majority Lenders given to Borrower at least ninety (90) days before payment of all or any portion of the outstanding principal balance under the Indentures or no later than five (5) Business Days after a written notice by Borrower to Administrative Agent and each Lender of intent to prepay, Borrower shall make a mandatory prepayment of the Loans in an amount which bears the same proportionate relationship to the Total Outstandings as the prepayment or payment on the Indentures bears to the total outstanding principal balances on the Indentures or such lesser amount as Majority Lenders may elect in writing (e.g. if the repayment of principal under the Indentures is twenty percent (20%) of the total outstanding principal amount under all of the Indentures, then the mandatory prepayment requested by Majority Lenders may be an amount up to twenty percent (20%) of the Total Outstandings). All prepayments pursuant to this Section 2.03(d) shall be made by Borrower no less than thirty (30) days before the date of such prepayment or payment on the Indentures. In furtherance of the foregoing, Borrower shall give Administrative Agent and each Lender at least one hundred twenty (120) advance written notice of any payment of principal under the Indentures or at least eight (8)

Business Days advance written notice of any prepayment of principal under the Indentures. In the event that Borrower has not received, in connection with a repayment, notice from Majority Lenders by such ninetieth day (or in the event of a prepayment within the five (5) Business Day response period provided above), Borrower shall provide a notice to the Administrative Agent and each Lender that it has failed to receive such notice and the Lenders shall have an additional ten (10) days from receipt (in the event of a repayment) or two (2) Business Days from receipt (in the event of a prepayment) of such notice to require a prepayment of the Loans in accordance with the terms of this Section. Any prepayment pursuant to this Section 2.03(d) shall not be subject to the Make Whole Amount, but shall be subject to the Exit Fee and all other amounts due and payable hereunder.

(e) Except as provided in Section 2.03(d), if required by Majority Lenders (which prepayments under Section 2.03(d) are not subject to the Make Whole Amount), in the event of any other prepayment of the Loans, whether in whole or in part and whether voluntary or involuntary due to a default or otherwise, or upon acceleration, Borrower shall pay to Administrative Agent for the pro rata account of the Lenders, the Make Whole Amount and to the account of the Initial Lender the Exit Fee. The Make Whole Amount and Exit Fee shall be applicable to all prepayments including any amounts paid if an Event of Default exists. The Make Whole Amount and the Exit Fee shall be in addition to all other amounts due and payable hereunder.

2.04 REPAYMENT OF LOANS. Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date, together with all accrued and unpaid interest and all other amounts due and payable hereunder and under the other Loan Documents, including the Exit Fee.

2.05 INTEREST.

(a) Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Rate.

(b) (i) If any amount of principal or interest of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate and Borrower shall pay a late fee equal to five percent (5.0%) of such late payment of principal or interest, in each case, to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal or interest of any Loan) payable by Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of Majority Lenders, such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate and, if requested by Majority Lenders, Borrower shall pay a late fee equal to five percent (5.0%) of such late payment, in each case, to the fullest extent permitted by applicable Laws.

(iii) Upon the request of Majority Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06 FEES.

(a) Borrower shall pay (i) to Initial Lender the fees in the amount and at the times designated in the Fee Letter, and (ii) to Administrative Agent the fees in the amount and at the times designated in the Administrative Agent Fee Letter. Once paid, such fees shall not be refundable for any reason whatsoever.

(b) Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Once paid, such fees shall not be refundable for any reason whatsoever.

2.07 COMPUTATION OF INTEREST AND FEES. For all Loans, all computations of fees and interest shall be made on the basis of a 365-day year, or a 366-day year (as applicable), and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08 EVIDENCE OF DEBT. The Credit Extension made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.09 PAYMENTS GENERALLY; ADMINISTRATIVE AGENT’S CLAWBACK.

(a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Federal Funds Rate.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

2.10 SHARING OF PAYMENTS BY LENDERS. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.10 shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.11 SECURITY.

(a) Security Documents. The Loans, together with all other Obligations, shall be secured by the Liens granted by the Borrower and the Guarantors under the Security Documents. All obligations of a Guarantor under the Loan Documents shall be secured by the Liens granted by such Guarantor under the Security Documents.

(b) Further Assurances. The Borrower shall deliver, and shall cause each Guarantor to deliver, to Administrative Agent such additional mortgages, deeds of trust, security agreements, lessor consents and estoppels (containing appropriate mortgagee and lender protection language), Control Agreements and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements, fixture filings and landlord waivers) as Administrative Agent or Majority Lenders may reasonably request to:

(i) grant, perfect, maintain, protect and evidence security interests in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, in any or all present and future Real Property and Personal Property of the Borrower and the Guarantors (other than (x) Excluded Assets and (y) “Excluded Property,” as defined in the Security Agreement) prior to the Liens or other interests of any Person, except for Permitted Liens; and

(ii) Otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent, for the benefit of Administrative Agent and the Lenders, pursuant to the Security Documents.

The Borrower shall fully cooperate with the Administrative Agent and the Lenders and perform all additional acts reasonably requested by the Administrative Agent or any Lender to effect the purposes of this Section 2.11.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 TAXES.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes)

from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)) Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within five (5) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower or by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881 (c) (3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If Administrative Agent, or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, and such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02 [RESERVED].

3.03 [RESERVED].

3.04 COMPENSATION FOR LOSSES. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of any failure by Borrower (other than the failure of such Lender to make a Loan) to borrow on the date or in the amount notified by Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.05 MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

(a) Designation of a Different Lending Office. If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender (x) shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, and (y) shall deliver to Administrative Agent and Borrower a calculation of any such compensation or additional amount, in reasonable detail. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Borrower may replace such Lender in accordance with Section 11.13.

3.06 SURVIVAL. All of Borrower’s obligations under this Article III shall survive termination of this Agreement and repayment of all Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSION

4.01 CONDITIONS TO INITIAL DRAW CLOSING DATE TERM LOAN FUNDING. The obligation of each Lender to make its Initial Term Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to each of the Lenders:

(i) executed counterparts of this Agreement, the Fee Letter, the Administrative Agent Fee Letter, the Unconditional Guaranty, the Security Agreement, the Pledge Agreement, the Intercompany Subordination Agreement, Control Agreements in respect of each of the deposit accounts and securities accounts pledged pursuant to the Security Agreement, and each other Loan Document sufficient in number for distribution to Administrative Agent, each Lender and the Loan Parties thereto;

(ii) for each Group A Project, fee title shall be vested in Borrower, and Borrower shall have provided to Administrative Agent (i) the Deed of Trust as a first priority Lien, subject only to Permitted Exceptions, duly executed by Borrower, acknowledged, delivered and recorded in the Official Records; and (ii) the Title Policy.

(iii) a Note executed by Borrower in favor of each Lender;

(iv) [reserved];

(v) a Compliance Certificate duly executed by a Responsible Officer of Borrower demonstrating Borrower’s compliance with the Financial Covenants on a pro forma basis after giving effect to the Credit Extension being made on such date;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vii) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business require such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(viii) a favorable opinion of Borrower’s counsel, addressed to Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Lenders may reasonably request;

(ix) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x) a certificate signed by a Responsible Officer of each Loan Party certifying (A) that there has been no event or circumstance since June 30, 2009 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (B) the representations and warranties set forth in Article V and in the other Loan Documents are true and correct in all material respects (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date); and (C) no Default or Event of Default has occurred and is continuing as of such date or would occur after giving effect to the Credit Extension made on such date;

(xi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that Administrative Agent has been named loss payee, or Administrative Agent and the Lenders have been named as additional insureds, as applicable, thereunder and Administrative Agent may direct the insurers to cause all payments of insurance proceeds to be payable to it from and after the date of a Default without further consent of Borrower or any Loan Party; and

(xii) such other assurances, certificates, documents, instruments, agreements, consents or opinions as Administrative Agent, or Majority Lenders reasonably may require, including such other documents, instruments and evidence to establish and perfect the Liens granted to Administrative Agent or any Lender under the Loan Documents.

(b) Evidence satisfactory to Majority Lenders that Borrower has repaid, or concurrently herewith will repay, all Indebtedness under the Refinanced Revolving Credit Agreements and any Liens (and the deeds of trust, security agreements or mortgages creating such Liens) granted to secure such Indebtedness on all of the Group A Property and the Group B Property have been reconveyed, discharged and terminated, including payoff letters in form and substance satisfactory to Majority Lenders, from the lenders, agents or trustees, as applicable, under the Refinanced Revolving Credit Agreements and addressed to Borrower; provided that even though the Liens securing the Refinanced Revolving Credit Agreements are required to be reconveyed, discharged and terminated: (i) the commitments to fund set forth in the Refinanced CBT, CNB and JPM Revolving Credit Agreements are not required to be terminated and the Refinanced Wachovia Revolving Credit Agreement is not required to be terminated (but any amounts outstanding under any and all of such Refinanced Revolving Credit Agreements other than that certain letter of credit existing on the Closing Date under the Refinanced Wachovia Revolving Credit Agreement in an amount not to exceed $5,330,000 shall concurrently herewith have been paid in full, except only those amounts to be repaid from the sales proceeds under those escrows on up to ten (10) Lots or Units mentioned in (ii) below), and (ii) in order to facilitate the mechanics of the reconveyance of the Refinanced Revolving Credit Facilities, and recognizing that a small number sales of Lots or Units to retail end users are in the escrow closing process on the Closing Date, Lender will allow Borrower under the Refinanced CBT, CNB and JPM Revolving Credit Agreements to allow a maximum of ten (10) such Lots or Units to close escrow in the period of time on and from the Closing Date until and including the fifth (5th) Business Day after the Closing Date without reconveying the Lien of the applicable Refinanced CBT, CNB and JPM Revolving Credit Agreement until the earlier of the closing date of each such escrow or the fifth (5th) Business Day after the Closing Date; and (2) the Refinanced Wachovia Revolving Credit Agreement is in all respects reconveyed, discharged and terminated, except that there is an existing letter of credit in an amount not more than $5,330,000 secured 100% by cash subject to a Control Agreement.

(c) Administrative Agent shall have received Uniform Commercial Code, Lien searches and other evidence satisfactory to Lenders that the only Liens on the Collateral (other than Group B Property) are Permitted Liens.

(d) Administrative Agent and each Lender shall have received a five (5) year business plan and budget (commencing on the Closing Date), with a narrative executive summary (“Annual Budget”) for the Consolidated Group, which Annual Budget shall include annual base compensation for senior management of the Consolidated Group.

(e) The Majority Lenders shall be satisfied, as of the Closing Date, based upon financial models developed by the Lenders and Borrower, that no default or event of default under the Indentures has occurred or would occur upon giving effect to the transactions contemplated by the Loan Documents.

(f) The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document or which are contained in any document furnished in connection herewith shall be true and correct.

(g) The Lenders shall have completed financial, accounting, insurance and legal due diligence satisfactory to the Lenders in their sole discretion regarding the Loan Parties.

(h) Borrower shall have delivered to Administrative Agent, and Majority Lenders shall have approved, a schedule of all maps and plats in existence with respect to the each of the Group A Projects in the possession of, or prepared for, any of the Consolidated Group. Each such map or plat must (i) be made available by Borrower for review and copying by Lender, (ii) contain a legal description of the subject Group A Project, (iii) describe and show all boundaries of and lot lines within said Group A Project and all streets and other dedications and (iv) contain such other information and certifications as Administrative Agent or Lender may request.

(i) Borrower shall have provided Administrative Agent with, and Majority Lenders shall have approved, a schedule of any Tentative Maps relating to any Group A Property.

(j) Borrower shall have provided to Administrative Agent, and Majority Lenders shall have approved, a schedule of all soils/hydrology test reports relating to the Group A Projects in the possession of, or prepared for, any of the Consolidated Group, and such test reports shall be made available by Borrower for review by Administrative Agent or Lender. The contents of the soils/hydrology test reports must be satisfactory to Majority Lenders.

(k) Borrower shall have delivered to Administrative Agent, and Majority Lenders shall have approved, a schedule of all environmental assessments of the Group A Projects in the possession of, or prepared for, any of the Consolidated Group, and such assessments shall have been made available by Borrower for review by Administrative Agent or Lender. If Majority Lenders determine that any further review should be obtained, Borrower shall also provide such follow up testing, reports, and other actions as may be required by Administrative Agent. If such reports (or reports listed in paragraph (j) immediately above) are addressed to Borrower, Borrower shall cause a reliance letter, in form and substance satisfactory to Majority Lenders, to be provided to Administrative Agent.

(l) Borrower shall have delivered to Administrative Agent, the Environmental Indemnity, fully completed and duly executed by Borrower.

(m) Borrower shall have provided Administrative Agent and Majority Lenders shall have approved, a preliminary title report for each Group A Project, prepared by the Title Company, together with a legible copy of each “SCHEDULE B” item.

(n) Borrower shall have provided to Administrative Agent evidence satisfactory to Majority Lenders as to whether (a) each Group A Project, or any portion thereof, is located in an area designated by the Department of Housing and Urban Development as having special flood or mudslide hazards, and (b) the community in which such Group A Project is located is participating in the National Flood Insurance Program.

(o) For each Group A Project, Administrative Agent shall have received evidence of the completion of all recordings and filings to establish or maintain the perfection and priority of the Liens on the Collateral granted in the Loan Documents and required by Administrative Agent to be in effect prior to the effectiveness of this Agreement.

(p) Borrower shall have used commercially reasonable efforts to obtain and deliver to Administrative Agent a duly executed and acknowledged subordination agreement, recorded in the Official Records, from each party in interest to an agreement that includes a PAPA Obligation or Preemptive Purchase or Lease Right with respect to any Group A Property, which subordination agreement shall (i) subordinate each of such PAPA Obligations and Preemptive Purchase or Lease Right to the Lien of this Loan on the applicable Group A Property, and (ii) be in form and substance reasonably acceptable to Majority Lenders (provided that they should be consistent in all material respects with the forms provided by Initial Lender’s counsel prior to the Closing Date).

(q) Any fees required to be paid on or before the Closing Date shall have been paid in full by Borrower.

(r) Unless waived by Administrative Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Administrative Agent and each Lender and all out of pocket due diligence costs of Initial Lender, in each case to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing and post closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower, the Lenders and Administrative Agent). Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

(s) Each of the Group A Projects shall be listed on Schedule 4.01(s), which Schedule shall include the Real Property Classifications for the Borrower Real Property included in each Group A Project pursuant to the conditions set forth in Sections 4.04 through 4.08, inclusive.

(t) All of the conditions to inclusion to of Real Property as Eligible Real Property Collateral in Section 4.09(b) shall have been met with respect to all of the Group A Property.

(u) Each of Borrower (after giving effect to the transactions contemplated hereby), and the Consolidated Group on a consolidated basis, is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate funds for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

4.02 CONDITIONS TO DELAYED DRAW CLOSING DATE TERM LOAN FUNDING. The obligation of each Lender to make its Delayed Draw Term Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) For each Group B Project, fee title shall be vested in Borrower, and Borrower shall have provided to Administrative Agent (i) the Deed of Trust as a first priority Lien, subject only to Permitted Exceptions, duly executed by Borrower, acknowledged, delivered and recorded and (ii) the Title Policy.

(b) Administrative Agent shall have received Uniform Commercial Code, Lien searches, and other evidence satisfactory to Lenders that the only Liens on the Collateral are Permitted Liens (except that the Liens on Real Property shall be subject only to Permitted Exceptions).

(c) Permitted Construction Indebtedness incurred by Borrower when added to the Total Outstandings and Indebtedness under the Existing Secured Indebtedness, shall not exceed the Maximum Permitted Secured Indebtedness.

(d) a favorable opinion of Borrower’s counsel, addressed to Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Lenders may reasonably request;

(e) A certificate signed by a Responsible Officer of each Loan Party certifying (A) that there has been no event or circumstance since the Closing Date that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (B) the representations and warranties set forth in Article V and in the other Loan Documents are true and correct in all material respects (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date); and (C) no Default or Event of Default has occurred and is continuing as of such date or would occur after giving effect to the Credit Extension made on such date;

(f) Evidence that all insurance required to be maintained pursuant to the Loan Documents continues to be in effect and that Administrative Agent continues to be named loss payee, Administrative Agent and the Lenders continue to be named as additional insureds thereunder and Administrative Agent may direct the insurers to cause all payments of insurance proceeds to be payable to it from and after the date of a Default without further consent of the Borrower or any Loan Party; and

(g) Such other assurances, certificates, documents, instruments, agreements, consents or opinions as Administrative Agent, or Majority Lenders reasonably may require, including such other documents, instruments and evidence to establish and perfect the Liens granted to Administrative Agent or any Lender under the Loan Documents.

(h) Borrower shall have delivered to Administrative Agent, and Majority Lenders shall have approved, a schedule of all maps and plats in existence with respect to the each of the Group B Projects in the possession of, or prepared for, any of the Consolidated Group. Each such map or plat must (i) be made available by Borrower for review and copying by Lender, (ii) contain a legal description of the subject Group B Project, (iii) describe and show all boundaries of and lot lines within said Group B Project and all streets and other dedications and (iv) contain such other information and certifications as Administrative Agent or Lender may request.

(i) Borrower shall have provided Administrative Agent with, and Majority Lenders shall have approved, a schedule of any Tentative Maps relating to any Group B Property.

(j) Borrower shall have provided to Administrative Agent, and Majority Lenders shall have approved, a schedule of all soils/hydrology test reports relating to the Group B Projects in the possession of, or prepared for, any of the Consolidated Group, and such test reports shall be made available by Borrower for review by Administrative Agent or Lender. The contents of the soils/hydrology test reports must be satisfactory to Majority Lenders.

(k) Borrower shall have delivered to Administrative Agent, and Majority Lenders shall have approved, a schedule of all environmental assessments of the Group B Projects in the possession of, or prepared for, any of the Consolidated Group, and such assessments shall have been made available by Borrower for review by Administrative Agent or Lender. If Majority Lenders determine that any further review should be obtained, Borrower shall also provide such follow up testing, reports, and other actions as may be required by Administrative Agent. If such reports (or reports listed in paragraph (j) immediately above) are addressed to Borrower, Borrower shall cause a reliance letter, in form and substance satisfactory to Majority Lenders, to be provided to Administrative Agent.

(l) Borrower shall have delivered to Administrative Agent, the Environmental Indemnity, fully completed and duly executed by Borrower and Parent.

(m) Borrower shall have provided Administrative Agent and Majority Lenders shall have approved, a preliminary title report for each Group B Project, prepared by the Title Company, together with a legible copy of each “Schedule B” item.

(n) Borrower shall have provided to Administrative Agent evidence satisfactory to Majority Lenders as to whether (a) each Group B Project, or any portion thereof, is located in an area designated by the Department of Housing and Urban Development as having special flood or mudslide hazards, and (b) the community in which such Group B Project is located is participating in the National Flood Insurance Program.

(o) Borrower shall have used commercially reasonable efforts to obtain and deliver to Administrative Agent a duly executed and acknowledged subordination agreement, recorded in the Official Records, from each party in interest to an agreement that includes a PAPA Obligation or Preemptive Purchase or Lease Right with respect to any Group A Property and Group B Property, which subordination agreement shall (i) subordinate each of such PAPA Obligations and Preemptive Purchase or Lease Right to the Lien of this Loan on the applicable Group A Property and Group B Property, and (ii) be in form and substance reasonably acceptable to Majority Lenders (provided that they should be consistent in all material respects with the forms provided by Initial Lender’s counsel prior to the Closing Date).

(p) For each Group B Project, Administrative Agent shall have received evidence of the completion of all recordings and filings to establish or maintain the perfection and priority of the Liens on the Collateral granted in the Loan Documents and required by Administrative Agent to be in effect prior to the effectiveness of this Agreement.

(q) Each of the Group B Projects shall be listed on Schedule 4.02(q), which Schedule shall include the correct Real Property Classifications for the Borrower Real Property included in each Group B Project pursuant to the conditions set forth in Sections 4.04 through 4.08, inclusive.

(r) All of the conditions to inclusion to of Real Property as Eligible Real Property Collateral in Section 4.09(b) shall have been met with respect to all of the Group B Property.

(s) Each of Borrower (after giving effect to the transactions contemplated hereby), and the Consolidated Group on a consolidated basis, is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate funds for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

(t) A Borrowing Base Report duly executed by a Responsible Officer of Borrower demonstrating Borrower’s compliance with the Borrowing Base on a pro forma basis after giving effect to the Credit Extension being made on such date.

4.03 CONDITIONS TO EACH POST CLOSING CREDIT EXTENSION. The occurrence of each Credit Extension (other than the initial Credit Extension) is subject to the further conditions that:

(a) Borrower shall have satisfied all of the conditions related to the Group A Property and Group A Projects set forth in Section 4.01.

(b) Borrower shall have satisfied all of the conditions related to the Group B Property and Group B Projects set forth in Section 4.02.

(c) Borrower shall have delivered to Administrative Agent and each Lender a Notice of Borrowing for such Credit Extension in accordance with this Agreement;

(d) Borrower shall have delivered to Administrative Agent and each Lender a Borrowing Base Report duly executed by a Responsible Officer of Borrower, demonstrating Borrower’s compliance with the Borrowing Base;

(e) Borrower shall have delivered to Administrative Agent and each Lender a Compliance Certificate duly executed by a Responsible Officer of Borrower demonstrating Borrower’s compliance with the Financial Covenants;

(f) Permitted Construction Indebtedness incurred by Borrower, when added to the Total Outstandings and Indebtedness under the Existing Secured Indebtedness, shall not exceed the Maximum Permitted Secured Indebtedness.

(g) Each of Borrower (after giving effect to the transactions contemplated hereby), and the Consolidated Group on a consolidated basis, is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate funds for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

(h) Borrower shall have delivered to Administrative Agent and each Lender a certificate of a Responsible Officer that on the date such Credit Extension is to occur and after giving effect thereto, the following are true and correct:

(i) The representations and warranties of Borrower and the other Loan Parties set forth in Article V and in the other Loan Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct as of such date);

(ii) No Default or Event of Default has occurred and is continuing or will result from such Credit Extension;

(iii) All of the Loan Documents remain in full force and effect; and

(iv) That there has been no event or circumstance since the Closing Date that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

The submission by Borrower to Administrative Agent of each Notice of Borrowing shall be deemed to be a representation and warranty by Borrower that each of the statements set forth above in this Section 4.03(d) is true and correct as of the date of such notice.

4.04 CONDITIONS PRECEDENT TO ADMISSION OF REAL PROPERTY TO THE BORROWING BASE AS UNIMPROVED LAND. Borrower may, from time to time, request Administrative Agent to include a portion of the Borrower Real Property as Unimproved Land for purposes of the Borrowing Base. In connection with each such request, and as a condition to any Borrower Real Property qualifying as Unimproved Land at any time including on the Closing Date the date that is sixty (60) days after the Closing Date, the date of any Credit Extension or the date of any determination of the Borrowing Base, the following conditions precedent shall have been satisfied at the sole cost and expense of Borrower. Upon the satisfaction of such conditions precedent, as determined by Majority Lenders, such portions of the Borrower Real Property shall be included in the Borrowing Base as Unimproved Land:

(a) REQUEST. Borrower shall have submitted to Administrative Agent a request in the form of Exhibit “G” to include in the Borrowing Base as Unimproved Land portions of the Borrower Real Property as set forth in such request. Such request and all other documents and instruments described in this Section 4.04 shall be submitted with the Borrowing Base Report in which Borrower intends to include such portion of the Borrower Real Property in the Borrowing Base as Unimproved Land. Each such request shall be deemed a renewal of all representations and warranties of Borrower set forth in the Loan Documents.

(b) DEFAULTS. No Default shall have occurred and be continuing on and as of the date that each portion of the Borrower Real Property is included as Unimproved Land.

(c) ZONING APPROVALS. Borrower shall have provided to Administrative Agent and Majority Lenders shall have approved evidence of appropriate vested zoning for the anticipated development of the Unimproved Land “for sale” single- or “for sale” multi- family residential property, which zoning shall be consistent with (i) the anticipated use of such Unimproved Land and (ii) the Core Businesses.

(d) ELIGIBLE REAL PROPERTY COLLATERAL. All Unimproved Land shall have met all of the requirements in this Agreement to be Eligible Real Property Collateral.

(e) OTHER. Borrower shall have provided such other documents and information reasonably requested by Administrative Agent.

4.05 CONDITIONS PRECEDENT TO ADMISSION OF REAL PROPERTY TO THE BORROWING BASE AS LAND UNDER DEVELOPMENT. Borrower may, from time to time, request Administrative Agent to include a portion of the Borrower Real Property as Land Under Development for purposes of the Borrowing Base. In connection with each such request, and as a condition to any Borrower Real Property qualifying as Land Under Development at any time including on the Closing Date, the date that is sixty (60) days after the Closing Date, the date of any Credit Extension or the date of any determination of the Borrowing Base, the following conditions precedent shall have been satisfied at the sole cost and expense of Borrower. Upon the satisfaction of such conditions precedent, as determined by Majority Lenders, such portions of the Borrower Real Property shall be included in the Borrowing Base as Land Under Development:

(a) REQUEST. Borrower shall have submitted to Administrative Agent a request in the form of Exhibit “H” to include in the Borrowing Base as Land Under Development portions of the Borrower Real Property as set forth in such request. Such request and all other documents and instruments described in Sections 4.04 and 4.05 shall be submitted with the Borrowing Base Report in which Borrower intends to include such portion of the Borrower Real Property in the Borrowing Base as Land Under Development. Each such request shall be deemed a renewal of all representations and warranties of Borrower set forth in the Loan Documents.

(b) DEFAULTS. No Default shall have occurred and be continuing on and as of the date that each portion of the Borrower Real Property is included as Land Under Development.

(c) HORIZONTAL IMPROVEMENTS. Borrower shall have provided to Administrative Agent and Majority Lenders shall have approved evidence of Horizontal Improvements are ongoing on the applicable Borrower Real Property.

(d) ELIGIBLE REAL PROPERTY COLLATERAL. All Land Under Development meets all of the requirements in this Agreement to be Eligible Real Property Collateral.

(e) OTHER. Borrower shall have provided such other documents and information reasonably requested by Administrative Agent.

4.06 CONDITIONS PRECEDENT TO ADMISSION OF REAL PROPERTY TO THE BORROWING BASE AS FINISHED LOTS. Borrower may, from time to time, request Administrative Agent to include a portion of the Borrower Real Property as Finished Lots for purposes of the Borrowing Base. In connection with each such request, and as a condition to any Borrower Real Property qualifying as Finished Lots at any time including on the Closing Date, the date that is sixty (60) days after the Closing Date, the date of any Credit Extension or the date of any determination of the Borrowing Base, the following conditions precedent shall have been satisfied at the sole cost and expense of Borrower. Upon the satisfaction of such conditions precedent, as determined by Majority Lenders, such portions of the Borrower Real Property shall be included in the Borrowing Base as Finished Lots:

(a) REQUEST. Borrower shall have submitted to Administrative Agent a request in the form of Exhibit “I” to include in the Borrowing Base as Finished Lots portions of the Borrower Real Property as set forth in such request. Such request and all other documents and instruments described in Sections 4.04, 4.05 and 4.06 shall be submitted with the Borrowing Base Report in which Borrower intends to include such portion of the Borrower Real Property in the Borrowing Base as Finished Lots. Each such request shall be deemed a renewal of all representations and warranties of Borrower set forth in the Loan Documents.

(b) DEFAULTS. No Default shall have occurred and be continuing on and as of the date that each portion of the Borrower Real Property is included as Finished Lots.

(c) FINAL MAP. Borrower shall have delivered to Administrative Agent and Majority Lenders shall have approved a Final Map (a Tentative Map is not sufficient for inclusion of Borrower Real Property as Finished Lots) of the Finished Lots pursuant to the applicable subdivision map requirements, which Final Map shall have been recorded in the Official Records. Each Final Map must contain a legal description of the Finished Lots, must describe and show all boundaries of and lot lines within such Finished Lots and all streets and other dedications, and must contain such other information and certifications as Administrative Agent may request.

(d) SUBSTANTIAL COMPLETION OF HORIZONTAL IMPROVEMENTS. Borrower shall have delivered to Administrative Agent and Majority Lenders shall have approved evidence that all Horizontal Improvements on the Borrower Real Property to be included as Finished Lots are substantially compete.

(e) PERMIT READY; UTILITIES. Borrower shall have provided to Administrative Agent and Majority Lenders shall have approved evidence that all fees due to any Governmental Authority have been paid (including all fees up and to the point of pulling the final building permit necessary to commence Vertical Construction), and all conditions and requirements necessary to be met have been met unconditionally, for issuance of all Building Permits for the Finished Lots;, and no conditions will exist to affect Borrower’s right to connect into and have adequate use of such utilities except for the payment of a normal connection charges or tap charges and except for the payment of subsequent charges for such services to the utility supplier.

(f) ELIGIBLE REAL PROPERTY COLLATERAL. All Finished Lots meet all of the requirements in this Agreement to be Eligible Real Property Collateral.

(g) OTHER. Borrower shall have provided such other documents and information reasonably requested by Administrative Agent.

4.07 CONDITIONS PRECEDENT TO ADMISSION OF REAL PROPERTY TO THE BORROWING BASE AS HOMES UNDER CONSTRUCTION. Borrower may, from time to time, request Administrative Agent to include a portion of the Borrower Real Property as Homes Under Construction, as applicable, for purposes of the Borrowing Base. In connection with each such request, and as a condition to any Borrower Real Property qualifying as Homes Under Construction at any time including on the Closing Date the date that is sixty (60) days after the Closing Date, the date of any Credit Extension or the date of any determination of the Borrowing Base, the following conditions precedent shall have been satisfied at the sole cost and expense of Borrower. Upon the satisfaction of such conditions precedent, as determined by Majority Lenders, such portion of the Borrower Real Property shall be included in the Borrowing Base as Homes Under Construction, as applicable:

(a) REQUEST. Borrower shall have submitted to Administrative Agent a request in the form of Exhibit “J” to include in the Borrowing Base as Homes Under Construction portions of the Borrower Real Property as set forth in such request. Such request and all other documents and instruments described in Sections 4.04, 4.05, 4.06 and 4.07 shall be submitted with the Borrowing Base Report in which Borrower intends to include such portion of the Borrower Real Property in the Borrowing Base as Homes Under Construction. Each such request shall be deemed a renewal of all representations and warranties of Borrower set forth in the Loan Documents.

(b) DEFAULTS. No Default shall have occurred and be continuing on and as of the date that each portion of the Borrower Real Property as Homes Under Construction for purposes of the Borrowing Base.

(c) DOCUMENTS AND INFORMATION. Borrower shall have provided to Administrative Agent, and Majority Lenders shall have approved, all documents and information required pursuant to Sections 4.04, 4.05 and 4.06, with respect to the applicable portion of the Borrower Real Property as Homes Under Construction for purposes of the Borrowing Base.

(d) VERTICAL CONSTRUCTION. Borrower shall have provided to Administrative Agent, and Majority Lenders shall have approved, evidence that the Building Permit has been issued and that Vertical Construction has commenced on the Finished

Lots. Homes Under Construction will include Units that meet all of the requirements and conditions to be Homes Under Construction and will continue to include any such Units up until and including the point that such Units have become finished Units (i.e., through Vertical Construction, regardless of what stage of Vertical Construction is ongoing, and including upon completion of Vertical Construction) and (other than with respect to Units that meet all of the conditions and requirements under Section 4.08 below to become Model Homes) escrow has closed on the sales of such Units in accordance with Section 8.02.

(e) ELIGIBLE REAL PROPERTY COLLATERAL. All Homes Under Construction meet all of the requirements in this Agreement to be Eligible Real Property Collateral.

(f) OTHER. Borrower shall have provided such other documents and information reasonably requested by Administrative Agent.

4.08 CONDITIONS PRECEDENT TO ADMISSION OF REAL PROPERTY TO THE BORROWING BASE AS MODEL HOMES. Borrower may, from time to time, request Administrative Agent to include a portion of the Borrower Real Property as Model Homes for purposes of the Borrowing Base. In connection with each such request, and as a condition to any Borrower Real Property qualifying as Model Homes at any time including on the Closing Date, the date that is sixty (60) days after the Closing Date, the date of any Credit Extension or the date of any determination of the Borrowing Base, the following conditions precedent shall have been satisfied at the sole cost and expense of Borrower. Upon the satisfaction of such conditions precedent, as determined by Majority Lenders, such portions of the Borrower Real Property shall be included in the Borrowing Base as Model Homes:

(a) REQUEST. Borrower shall have submitted to Administrative Agent a request in the form of Exhibit “K” to include in the Borrowing Base as Model Homes portions that a portion of the Borrower Real Property as set forth in such request. Such request and all other documents and instruments described in this Sections 4.04, 4.05, 4.06, 4.07 and 4.08 shall be submitted with the Borrowing Base Report in which Borrower intends to include such portion of the Borrower Real Property in the Borrowing Base as Model Homes. Each such request shall be deemed a renewal of all representations and warranties of Borrower set forth in the Loan Documents.

(b) DEFAULTS. No Default shall have occurred and be continuing on and as of the date that each portion of the Borrower Real Property as Model Homes for purposes of the Borrowing Base.

(c) DOCUMENTS AND INFORMATION. Borrower shall have provided to Administrative Agent, and Majority Lenders shall have approved, all documents and information required pursuant to Sections 4.04, 4.05, 4.06 and 4.07, with respect to the applicable portion of the Borrower Real Property as Model Homes for purposes of the Borrowing Base.

(d) UNIT CONSTRUCTION COMPLETION. Borrower shall not be entitled to include any portion of the Borrower Real Property as Model Homes for purposes of the Borrowing Base unless and until Vertical Construction has been completed to the satisfaction of Majority Lenders and the Model Homes have been completed with such fit and finish and furnishing as Borrower reasonably believes is necessary in connection with marketing and sales of Units of the type of the Model Home in the Project in which the Model Home is located. Units that are unsold shall not be deemed to be Model Homes (but rather a Home Under Construction) unless such Unit is furnished or merchandized and used as part of marketing and sales of Units of the type of the Model Home, and located in a Model Unit complex (provided that Model Unit complexes shall not include more Units than is industry standard and is consistent with Borrower’s past practice in designating Model Homes).

(e) ELIGIBLE REAL PROPERTY COLLATERAL. All Model Homes meet all of the requirements in this Agreement to be Eligible Real Property Collateral.

(f) OTHER. Borrower shall have provided such other documents and information reasonably requested by Administrative Agent.

4.09 GENERAL CONDITIONS TO REAL PROPERTY ELIGIBLE COLLATERAL BEING INCLUDED IN THE BORROWING BASE. In addition to any other conditions to any Borrower Real Property being included in the Borrowing Base from time to time, the Borrower Real Property must be Eligible Real Property Collateral, and in order to be Eligible Real Property Collateral, Real Property must be included in a Project that shall have met the following conditions precedent as determined by Majority Lenders (an “Eligible Project”):

(a) PROJECT DELIVERABLES. Administrative Agent has received and approved:

(i) A fully completed Project Eligibility Request (other than for a Group A Project or a Group B Project, for which the other applicable conditions in this Agreement to inclusion in the Borrowing Base shall have been met), executed by Borrower, with all attachments and enclosures;

(ii) A fully executed and acknowledged Deed of Trust for the Real Property included in the Project, which Deed of Trust shall be recorded in the Official Records, and upon recordation of the Deed of Trust, Administrative Agent shall have received a Title Policy issued by the Title Company, and except for the Permitted Exceptions, there are no Liens encumbering such Real Property;

(iii) Fully executed collateral assignments of any material Construction Agreements for the Project; and

(iv) For informational purposes and with no right of Lender to approve, to the extent such information is available for the Horizontal Improvements or Vertical Construction to be constructed as part of the Project as of the date entry of the Project’s Borrower Real Property into the Borrowing Base, if requested by Administrative Agent or any Majority Lender: (1) copies of the Plans, Drawings and Specifications, architect’s and engineers agreements, construction contracts, and all other agreements, and Entitlements concerning the Project being submitted for approval; (2) all cost breakdowns for the Improvements to be constructed as part of the Project; and (3) Project sources and uses of funds, Project economics and feasibility, market data and other similar information concerning the Project as reasonably requested by Administrative Agent.

(b) ADDITIONAL REQUIREMENTS. Without limitation of any other conditions to any Borrower Real Property being Eligible Real Property Collateral, the following are conditions to any Borrower Real Property being Eligible Real Property Collateral:

(i) The Borrower Real Property is not zoned or being developed for commercial use or any other use that is inconsistent with the single- or multi- family “for sale” use intended in connection with the Core Businesses (e.g., land zoned for hotel or golf course uses);

(ii) The Real Property (other than Amenities which may have been transferred to the Project’s homeowners’ association) shall be Borrower Real Property owned in fee, subject only to the Permitted Exceptions;

(iii) Administrative Agent shall have no obligation to approve a Project as an Eligible Project if there is a Default;

(iv) The Borrower Real Property is not (or the holder of Permitted Construction Indebtedness does not have the right to cause such Borrower Real Property to become) collateral for any Permitted Construction Indebtedness or Existing Secured Indebtedness;

(v) The Borrower Real Property is not Unentitled Land;

(vi) The Borrower Real Property is not zoned for, and will not be developed as, Apartments, except that the Asset identified on Schedule APT (and no other Aggregate Real Property) is zoned for Apartments and may be Eligible Real Property Collateral that is Unimproved Land, Land Under Development or Finished Lots on the Closing Date, if such Asset meets all of the conditions to be Eligible Real Property Collateral other than those conditions requiring that the Unimproved Land, Land Under Development or Finished Lots as the case may be for single- or multi- family “for sale” residential use;

(vii) There is a Deed of Trust, recorded in the Official Records, creating an enforceable first priority Lien in favor of Administrative Agent on behalf of the Lenders on the Borrower Real Property, and except for the Permitted Exceptions, there are no Liens encumbering such Borrower Real Property; and

(viii) Borrower shall have used commercially reasonable efforts to obtain and deliver to Administrative Agent: (a) a duly executed and acknowledged subordination agreement, recorded in the Official Records, from each party in interest to an agreement that includes a PAPA Obligation or Preemptive Purchase or Lease Right with respect to the Borrower Real Property, which subordination agreement shall (1) subordinate each of such PAPA Obligations and Preemptive Purchase or Lease Right to the Lien of this Loan on the applicable Borrower Real Property, and (2) be in form and substance reasonably acceptable to Majority Lenders (provided that they should be consistent in all material respects with the forms provided by Initial Lender’s counsel prior to the Closing Date); and (b) delivered to Administrative Agent a legal opinion in a form reasonably acceptable to Majority Lenders that such subordination agreement is enforceable and is in a form sufficient to be a subordination agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and the Lenders to enter into this Agreement, Borrower represents and warrants to Administrative Agent and the Lenders for itself and each of the other members of the Consolidated Group that:

5.01 EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS. Each Loan Party and Property Entity (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws.

5.02 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or any Joint Venture in which it is a member or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any Law.

5.03 GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 BINDING EFFECT. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; and (ii) present fairly, in all material respects, the consolidated financial condition of the Consolidated Group, as determined in accordance with GAAP, as of the date thereof and their consolidated results of operations and their cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.

(b) The unaudited consolidated balance sheet of the Consolidated Group dated June 30, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and (ii) present fairly, in all material respects, the consolidated financial condition of the Consolidated Group, as determined in accordance with GAAP, as of the date thereof and their consolidated results of operations and their cash flows for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since June 30, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 LITIGATION. Except for the litigation described on Schedule 5.06, or any litigation addressed by Section 5.32, there are no actions, inquiries, suits, proceedings, claims or disputes pending or, to Borrower’s Knowledge, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party and/or Property Entity or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, (b) purport to affect or pertain to any Project, Asset or portion thereof or (c) if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

5.07 NO DEFAULT. No member of the Consolidated Group is in default under or with respect to any material Contractual Obligation (including the Indentures). No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 OWNERSHIP OF PROPERTY; LIENS.

(a) Borrower has good and marketable fee title to all of the Borrower Real Property and good title to the other components of the Property owned by Borrower free and clear of all Liens, subject only to Permitted Exceptions. CF Owner has good and marketable fee title to all of the CF Property free and clear of all Liens, subject only to the Existing Permitted Indebtedness and Permitted Exceptions. MF Owner has good and marketable fee title to all of the MF Property free and clear of all Liens, subject only to the Existing Permitted Indebtedness and Permitted Exceptions. Borrower owns or leases all Real Property (other than the CF Property and the MF Property) and Personal Property necessary for the use, entitlement, management, development, operation, marketing and sale of the Aggregate Real Property. There are no outstanding Mechanics’ Liens. There are no delinquent ground rents, assessments for Improvements or other similar outstanding charges or impositions affecting the Aggregate Real Property. No Improvements lie outside the boundaries and building restriction lines of the Aggregate Real Property or encroach onto any easements (unless affirmatively insured by a Title Policy), and no Improvements on adjoining properties encroach upon the Aggregate Real Property. The Title Policy premium has been fully paid. Except for customary gap undertakings, neither Borrower, any Loan Parties nor any other Person has provided any title indemnities (or analogous documentation) or deposits of cash or other security to the title insurer to obtain any Title Policy. The Permitted Exceptions do not and will not materially interfere with the security intended to be provided by any Deed of Trust, or with the use, entitlement, management, development, operation, marketing and sale of the Borrower Real Property, or the marketability or value of the Borrower Real Property. Borrower and each Loan Party will preserve its right, title and interest in and to the Collateral for so long as the Obligations remain outstanding and will warrant and defend same and the validity and priority of the Deeds of Trust and the Liens in favor of Administrative Agent arising pursuant to the Loan Documents from and against any and all Claims whatsoever other than the Permitted Exceptions.

(b) As of the Closing Date, the Consolidated Group owns no Real Property other than the (i) Group A Property and the Group B Property, and all Group A Property is Borrower Real Property and all Group B Property is Borrower Real Property, (ii) CF Property and (iii) MF Property. On the earlier of (i) the Delayed Draw Closing Date, (ii) the date that is sixty (60) days after the Closing Date or (iii) the Second Term Loan Funding Date, the Consolidated Group owns no Real Property other than Borrower Real Property, the CF Property and the MF Property (except to the extent that the CF Property or MF Property has been transferred to Borrower). Other than the Real Property described in the legal description set forth on Schedule A of the Title Policy for any Asset, at the time of issuance of that Title Policy, there is no Borrower Real Property that is a part of such Asset, or any related Amenities and/or common areas owned by the Consolidated Group and/or any of their Affiliates, and such legal description is a true, correct and complete legal description of the Asset (provided that if a representation in this Section 5.08(b) is breached, Borrower will be given the opportunity to cure such breach by complying with Section 6.19 with respect to the applicable Real Property).

(c) Neither Borrower, CF Owner, MF Owner nor any other member of the Consolidated Group has engaged in acts or omissions which have caused a default under any PAPA Obligation or triggered any buyback, repurchase options or rights of refusal thereunder. Neither Borrower, CF Owner, MF Owner nor any other member of the Consolidated Group has borrowed any amount from the holder of any PAPA Obligation, nor has any advance of funds been made by the holder of any PAPA Obligation on behalf of Borrower, CF Owner MF Owner, or any other member of the Consolidated Group.

(d) All covenants, conditions, restrictions, easements and other similar matters that exist with respect to the Group A Projects or the Group B Projects are listed as exceptions on the Title Polices for the Group A Projects and the Group B Projects, respectively.

(e) The aggregate outstanding principal balance of the Existing Secured Indebtedness secured by the CF Property is $18,889,150. The aggregate outstanding principal balance of the Existing Secured Indebtedness secured by the MF Property is $38,146,984.

5.09 SECURED INDEBTEDNESS. No Loan Party or Property Entity has any secured Indebtedness, other than indebtedness permitted by the provisions contained in Section 7.01.

5.10 INSURANCE. The Loan Parties maintain insurance in compliance with Section 6.07.

5.11 TAXES.

(a) The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No Loan Party is party to any tax sharing agreement.

(b) There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

5.12 ERISA COMPLIANCE.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401 (a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to Borrower’s Knowledge, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the Borrower’s Knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 SUBSIDIARIES; JOINT VENTURES. None of Parent or Borrower has any Subsidiaries other than those (i) specifically disclosed in Part (a) of Schedule 5.13 and (ii) those Subsidiaries that will be disclosed in Part (a) of Schedule 5.13 as required by, and in compliance with, Section 6.01(e). No Loan Party owns or holds of record and/or beneficially (whether directly or indirectly) any shares of any class in the capital of any corporations nor any legal and/or beneficial interests in any Joint Venture, except for (i) the Joint Ventures listed on Part (b) of Schedule 5.13, and (ii) the Joint Ventures that will be disclosed in Part (b) of Schedule 5.13 as required by, and in compliance with, Section 6.01(e). Borrower is the wholly owned Subsidiary of Parent and the Property Entities are the wholly owned Subsidiaries of Borrower.

5.14 MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT

(a) None of the proceeds of the Loan will be used in violation of Regulations U or X of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 and 207) (the “Margin Regulations”), for the purpose of purchasing or carrying any “margin stock” as defined in the Margin Regulations or reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might make this transaction a “purpose credit” within the meaning of the Margin Regulations. Neither any of the Loan Parties nor any Person acting on behalf of any of the Loan Parties have taken or will take any action which might cause any Loan Document to violate the Margin Regulations or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934, or any rule or regulation promulgated thereunder, in each case as now in effect or as the same may hereafter be in effect.

(b) The Loan Parties are not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding have been amended), or any other law which regulates the incurring by any Loan Party of indebtedness, including laws relating to common or contract carriers or the sale of electricity, gas, steam, water or other public utility services.

5.15 DISCLOSURE. No report, SEC filing, financial statement, certificate or other information furnished by or at the direction of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 COMPLIANCE.

(a) The location, construction, occupancy, development, management, operation, sale, marketing and use of the Aggregate Real Property comply in all respects with the terms of the Permitted Exceptions relating to the Aggregate Real Property.

(b) Borrower, Parent and Property Entities and all of the Aggregate Real Property is in compliance with all applicable Laws and all Entitlements.

5.17 COMPLIANCE WITH ENVIRONMENTAL LAWS.

(a) Neither any of the Consolidated Group, nor any operator of the Aggregate Real Property or any operations thereon has violated or is in violation, or alleged violation, of any Environmental Laws. Neither any of the Consolidated Group, nor any operator of the Aggregate Real Property or any operations thereon has failed to obtain or comply with any permit required pursuant to Environmental Laws for the occupation of any Aggregate Real Property or to conduct the operations thereon. The separate certification from Borrower dated of even date herewith describes all of the Existing Environmental Matters, each of which are listed on Schedule 5.17(a). Borrower shall take all actions necessary to comply with all compliance orders affecting the Borrower Real Property and cause the Existing Environmental Matters to comply with all Environmental Laws. Borrower shall take all actions necessary to cause the CF Owner and the MF Owner to (1) comply with all compliance orders affecting the CF Property and the MF Property, respectively and (2) cause the Existing Environmental Matters to comply with all Environmental Laws.

(b) Except for the Existing Environmental Matters, none of the Consolidated Group has received notice from any third party including any federal, state or local Governmental Authority: (i) regarding any actual or alleged violation of Environmental Laws or any Environmental Liabilities, including any investigatory, remedial, or corrective liabilities, relating to any of them or the Aggregate Real Property; (ii) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (iii) that any Hazardous Materials which any of the Consolidated Group has generated, transported or disposed of has been found at any site at which a federal, state or local Governmental Authority or other third party has conducted or has ordered that any of the Consolidated Group conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iv) that any of the Consolidated Group is a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release or presence of Hazardous Materials.

(c) Except for the Existing Environmental Matters: (i) none of the Consolidated Group or any operator of any Aggregate Real Property has handled, processed, treated, stored, disposed of, arranged for or permitted the disposal of any Hazardous Material and no portion of the Aggregate Real Property has been used for the handling, processing, treatment, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (ii) no underground tank or other underground storage receptacle for Hazardous Materials, asbestos containing material in any form or condition, materials or equipment containing polychlorinated biphenyls, or landfills, surface impoundments, or disposal areas are located on any portion of the Aggregate Real Property; (iii) in the course of any activities conducted by any of the Consolidated Group or operators of its properties, no Hazardous Materials have been generated or are being used on the Aggregate Real Property except in accordance with applicable Environmental

Laws; (iv) to Borrower’s Knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from any Aggregate Real Property of any of the Consolidated Group (and no such Aggregate Real Property is contaminated with any such substance); (v) to Borrower’s Knowledge, there have been no releases on, upon, from or into any Real Property in the vicinity of any of the Aggregate Real Property which, through soil or groundwater contamination, may have come to be located on the Aggregate Real Property; and (vi) to Borrower’s Knowledge, any Hazardous Materials that have been generated, accumulated or stored on any of the Aggregate Real Property have been transported offsite only by carriers having an identification number issued by the Environmental Protection Agency, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to Borrower’s Knowledge, operating in compliance with such permits and applicable Environmental Laws.

5.18 LOANS AS SENIOR INDEBTEDNESS. The Loan Parties and Property Entities have no Indebtedness that is senior or pari passu in right of payment to the Obligations of the Loan Parties to the Lenders (other than (a) Indebtedness under the Indentures, (b) Indebtedness under the Permitted Construction Indebtedness, (c) Indebtedness under the Existing Secured Indebtedness and (d) Permitted Indebtedness, but only to the extent that such Permitted Indebtedness is allowed to be senior or pari passu in right of payment to the Obligations under Section 7.01).

5.19 LAWS PERTAINING TO LAND SALES. None of the Loan Parties or Property Entities have received any notice that it is in violation of the Interstate Land Sales Full Disclosure Act, or any other laws pertaining to land sales (including any laws pertaining to the sale of interests in timeshare units) in any state in which any Loan Parties or Property Entities sells, transfers, manages, operates, develops or otherwise disposes of Aggregate Real Property.

5.20 FISCAL YEAR. The Consolidated Group has a fiscal year ending December 31 of each calendar year.

5.21 COMMON ENTERPRISE AND CONSIDERATION. The Loan Parties are collectively engaged in a common enterprise for the furtherance of the Core Businesses. Accordingly, the Loan Parties have received good and adequate consideration for the entering into the Loan Documents to which they are parties to. Furthermore, any advance to Borrower that is subsequently disbursed by Borrower to any other Loan Party for use by such Loan Party shall benefit all of the other Loan Parties, even if the advance is based upon a Borrowing Base which includes assets of Loan Parties that do not receive the disbursement from Borrower. Each Loan Party will each receive good and adequate benefit from this common arrangement given the common enterprise of all of the foregoing as set forth above.

5.22 SUBSIDIARIES OWNING REAL PROPERTY. Except for Laguna Big Horn, LLC, a Delaware limited liability company and Whitney Ranch Village 5, LLC, a Delaware limited liability company (which collectively own less than fifty (50) Units, which are all anticipated to be sold promptly after the Closing Date) CF Owner and MF Owner are the only Subsidiaries of Parent or Borrower that own Real Property. Parent does not own any Real Property.

5.23 GUARANTORS OF THE INDENTURES. The entities on Schedule 5.23, as such Schedule shall be updated immediately upon any additional entities becoming guarantors of the obligations under the Indentures, are all of the guarantors of the obligations under the Indentures.

5.24 ENTITLEMENTS. Other than as listed on Schedule 5.24(a), the Aggregate Real Property is Entitled for single- or multi- family “for sale” residential use which allows for the development of at least one Unit on each Lot and all contemplated Amenities, which Entitlements are unconditional, vested, in full force and effect, and beyond all applicable appeal periods. Neither the Entitlements nor any other rights relating to the use, entitlement, management, development, operation, marketing or sale the Aggregate Real Property are in any way dependent upon or related to any real estate other than the Aggregate Real Property, validly created, existing appurtenant perpetual easements insured in the Title Policy or use of public rights of way. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning Laws or Laws applicable thereto and without the necessity of obtaining any variances or special permits. All Entitlements necessary to operate the Aggregate Real Property as it is currently operated are in full force and effect including all water permits and approvals. No Loan Party or Property Entity has received any written notice of any violation of any Entitlements. Schedule 5.24(b) accurately reflects for each Project or Asset as applicable, whether a Final Map, a Tentative Map, or neither, has been recorded or approved, as applicable.

5.25 MATERIAL AGREEMENTS; NO MATERIAL DEFAULTS.

(a) Attached hereto as Schedule 5.25 is a true and correct listing of all material contracts, equipment leases, permits, development agreements not of record, covenants not of record, restrictions not of record, option agreements not of record, purchase and sale agreements, land banking agreements, instruments and other agreements under which any Loan Party or Property Entities (or all Loan Parties and Property Entities in the aggregate) has a potential outstanding liability in excess of $1,000,000 under any one of the foregoing or under any category of the foregoing (collectively “Material Agreements”).

(b) No event has occurred which, immediately or upon the expiration of applicable cure or grace periods, would constitute a default under any Material Agreement.

5.26 NO CONDEMNATION. No condemnation proceeding is pending, or to Borrower’s Knowledge, threatened against any Aggregate Real Property which would impair the use, entitlement, management, development, operation, marketing and sale of such Aggregate Real Property. If the foregoing representation and warranty shall cease to be true (subject to Section 5.47(b)) with respect to a Project or Asset or a portion thereof, such Project or Asset (or such portion thereof, as the case may be) shall cease to be part of the Borrowing Base until such time as such representation and warranty is once again true.

5.27 CFD AND SUBDIVISION BOND. Except as set forth on Schedule 5.27(a), neither Borrower nor any Property Entity has any CFD Obligations in existence. The information regarding the CFD Obligations delivered as part of the due diligence materials prior to the Closing Date is true and correct in all material respects and accurately reflects all outstanding, annual assessment amount under such bonds, the improvements covered by such bonds and the status of work, the anticipated release date of such bonds, interest reserves and any current or potential defaults under such bonds, there are no CFD Obligations in existence with respect to any Project or Asset or portion thereof. None of the Aggregate Real Property, Borrower or Property Entities are subject to any subdivision improvement bonds, except as set forth on Schedule 5.27(b). The information provided to Initial Lender includes the total principal amount of the subdivision improvement bonds outstanding, the improvements covered by such bonds and the status of the work, the anticipated release date of such bonds, third party guarantees of such bonds and any current or potential defaults under such bonds, there are no subdivision improvement bonds in existence with respect to any Asset.

5.28 UTILITIES. Other than as listed on Schedule 5.28, Borrower or the applicable Property Entity has obtained binding commitments from each applicable utility provider for the provision of adequate telephone service, electric power, storm sewer, sanitary sewer and water for the use, entitlement, management, development, operation, marketing and sale of each Lot and Unit in each Asset.

5.29 LOT AND UNIT SALES. Other than as set forth on Schedule 5.29, as of October 11, 2009 there were no pending sales of Aggregate Real Property by Borrower or any Property Entity, and such schedule accurately reflects for each pending sale the gross sale price, concessions, closing costs, broker’s commission, and any seller financing.

5.30 GOLF COURSES. Other than as listed on Schedule 5.30, no Project, Asset or any portion thereof includes or is anticipated to include a golf course.

5.31 MORATORIUMS. Other than as listed on Schedule 5.31, there are no current, or to Borrower’s Knowledge, proposed, moratoriums on the construction or occupancy of any Improvements.

5.32 CONSTRUCTION DEFECTS; WARRANTIES.

(a) Other than as listed on Schedule 5.32(a), there are no pending or threatened construction defect claims in excess of an aggregate of $500,000 (in excess of available insurance) per Asset by Unit owners or occupiers who have purchased or occupied Units from or constructed by any of the Consolidated Group, and no repetitive warranty claims relating to a common product or matter in excess of an aggregate of $1,000,000 (in excess of available insurance) with respect to all Real Property owned by any member of the Consolidated Group.

(b) Other than as listed on Schedule 5.32(b), there are no pending or threatened construction defect claims, and no repetitive warranty claims relating to a common product or matter in excess of $500,000 (in excess of available insurance) per Asset with respect to any Project by any homeowners’ association or similar entity.

5.33 AMENITIES. All Amenities at or related to or used by owners of Units or Lots in each Project or Asset have been conveyed to such Project’s homeowners’ association or are subject to the Lien of a Deed of Trust (except for Amenities on the CF Property or the MF Property, which are owned by CF Owner and MF Owner, respectively, or the applicable homeowner’s association).

5.34 ORAL AGREEMENTS; MATTERS NOT OF RECORD. Other than as set forth on Schedule 5.34, no Loan Party or Property Entity is a party to any oral agreement or matters that are not of record that are or would otherwise be Liens on any of the Aggregate Real Property.

5.35 BORROWING BASE. The Real Property Classification of each and all Borrower Real Property included in the Borrowing Base is true and correct.

5.36 LEASED REAL PROPERTY. Schedule 5.36 lists all Real Property that is leased by the Loan Parties or Property Entities as either lessor or lessee (and lists the material terms thereof), to the extent that the potential liability or value to Borrower, Parent or any Property Entity under or of any such lease is equal to $100,000 or more.

5.37 CREATION, PERFECTION AND PRIORITY OF LIENS. As of the Closing Date, (i) the execution and delivery of the Security Documents by each Loan Party, together with the filing of any Uniform Commercial Code financing statements delivered to Administrative Agent for filing and recording, and the recording of each Deed of Trust, are effective to create in favor of Administrative Agent for the benefit of itself and the Lenders, as security for the Obligations, a valid and perfected first priority Lien on all of the Collateral (other than Group B Property) then in existence (subject only to (A) Permitted Exceptions in the case of Collateral consisting of Real Property and (B) Permitted Liens in the case of Collateral consisting of Personal Property), and (ii) all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect.

5.38 EQUITY SECURITIES. All outstanding Equity Securities of each member of the Consolidated Group are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.38, there are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating such member of the Consolidated Group to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of such member of the Consolidated Group, or obligating such member of the Consolidated Group to grant, extend or enter into any such agreement or commitment. All Equity Securities of each member of the Consolidated Group have been offered and sold in compliance with all federal and state securities laws and all other applicable Law, except where any failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. None of the Equity Securities of any member of the Consolidated Group are subject to any Lien except those in favor of Administrative Agent.

5.39 NO AGREEMENTS TO MERGE. No Loan Party has any legal obligation, absolute or contingent, to any Person to effect any merger, consolidation or other reorganization or to enter into any agreement with respect thereto.

5.40 LABOR MATTERS. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party is a party, no Loan Party is a party to or bound by any collective bargaining agreement or other contract with a labor union or labor organization and there are no strikes, lockouts, work stoppages or slowdowns, or, to Borrower’s Knowledge, jurisdictional disputes or organizing activities occurring or threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.41 BURDENSOME CONTRACTUAL OBLIGATIONS ETC.. No Loan Party, Property Entity nor any of their respective Properties are subject to any Contractual Obligation or requirement of Law which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.42 BROKERAGE COMMISSIONS. No Broker’s Commission is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by a Loan Party.

5.43 AGREEMENTS WITH AFFILIATES AND OTHER AGREEMENTS. Except as disclosed on Schedule 5.43, no Loan Party has entered into any material agreement or contract with any of its Affiliates or any Joint Venture which is required to be disclosed to the SEC and has not been disclosed to the SEC. No Loan Party is a party to or is bound by any Contractual Obligation or is subject to any restriction under its charter or formation documents, which could reasonably be expected to have a Material Adverse Effect.

5.44 FOREIGN ASSETS CONTROL, ETC.

(a) No Loan Party (A) is, or is controlled by, a Designated Person; (B) has received funds or other property from a Designated Person; or (C) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. No Loan Party engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. The Borrower, Parent and each Subsidiary are in compliance, in all material respects, with the Patriot Act. Each Loan Party has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws including the requirement that (1) no Person who owns any direct or indirect interest in any Loan Party is a Designated Person and (2) funds invested directly or indirectly in any Loan Party by are derived from legal sources.

(b) No portion of the proceeds of any Loan or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

5.45 INTERNAL CONTROLS. From and after a Public Offering:

(a) The Borrower has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Securities Exchange Act of 1934, as amended, and the rules of the SEC (the “Exchange Act”), which (A) are designed to ensure that material information relating to the Borrower, including its consolidated Subsidiaries, is made known to the Borrower’s principal executive officer and its principal financial officer or persons performing similar functions by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (B) have been evaluated for effectiveness as of a date within 90 days prior to the filing of the Borrower’s most recent annual or quarterly report filed with the Securities Exchange Commission; and (C) are effective in all material respects to perform the functions for which they were established;

(b) Based on the evaluation of its disclosure controls and procedures, the Borrower is not aware of (A) any significant deficiency in the design or operation of internal controls which could adversely affect the Borrower’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Borrower’s internal controls; and

(c) Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses, other than those disclosed in filings made by the Borrower under the reporting requirements of the Exchange Act.

5.46 INTERCOMPANY RECEIVABLES. No Subsidiaries of Parent and no Subsidiaries of Borrower owe any amounts to WL Southwest.

5.47 EFFECTIVE DATE; MATERIALITY THRESHOLD OF CERTAIN REPRESENTATIONS AND WARRANTIES.

(a) The representations and warranties made by Borrower to Administrative Agent and the Lenders in Sections 5.08(a), 5.09, 5.18, and 5.38 as they relate to the Group A Property are first made on the Closing Date and as they relate to the Group B Property are first made on the earlier of (i) the Delayed Draw Closing Date, (ii) the date that is sixty (60) days after the Closing Date or (iii) the Second Term Loan Funding Date. Once made, each of the representations and warranties referenced in this Section 5.47 shall be true, correct and complete at all times.

(b) The breach of the representations and warranties made by Borrower to Administrative Agent and the Lenders in Sections 5.01(d), 5.06 (in excess of available insurance), 5.08(a), 5.16, 5.17, 5.19, 5.24, 5.25(b), 5.26, 5.31, 5.33 and 5.34, shall not result in a Default unless any such breaches taken as an aggregate would reduce the value of, or cause liability, damage or loss to, or Claims against, the any individual Asset by or in an amount equal to $1,000,000 or more (the calculation of such reduction in value, liability, damage or Claim with respect to a specific breach shall be made without regard to any limitation or qualification as to materiality set forth in such representation or warranty). This Section 5.47(b) only applies to the representations and warranties listed in the first sentence of this Section 5.47(b), and only with respect to the aggregate of all such Claims against an Asset up to

$1,000,000 (and any amount in excess of the $1,000,000 per Asset shall constitute a Default) and not to any reduction in the value of, or liability, damage or loss to, or Claims against, Borrower or any of the Consolidated Group; provided, however, whether or not a Default exists after applying such $1,000,000 limitations above, nonetheless a Default shall exist if any breach or breaches of the representations and warranties set forth in the first sentence of this Section 5.47(b) occur(s) that individually or in the aggregate would reduce the value of, or cause liability, damage or loss to, or Claims against, any or all of the Aggregate Real Property or any portion thereof in an amount equal to $20,000,000 or more (the calculation of such aggregate reduction in value, liability, damage or Claim with respect to any or all of the Aggregate Real Property shall be made without regard to any limitation or qualification as to materiality set forth in such representation or warranty and without the deduction of $1,000,000 for any Asset in making such computation). Nothing in this Section 5.47 shall relieve Borrower of any covenants or obligations under the Loan Documents related to the subject matter of such representations and warranties whether or not a “Default” exists under this Section 5.47.

5.48 REPRESENTATIONS AND WARRANTIES UPON DELIVERY OF FINANCIAL STATEMENTS, DOCUMENTS, AND OTHER INFORMATION. Each delivery by any Loan Party to Administrative Agent or any Lender of any schedules (including the schedules attached to this Agreement), financial statements, Borrowing Base Report, Project Eligibility Request other documents or information on or after the date of this Agreement (including documents and information delivered in connection with the Delayed Draw Term Loan or the Second Term Loan) shall be a representation and warranty that such schedules, financial statements, other documents and information are true, correct and complete (in accordance with GAAP) in all material respects, that there are no material omissions therefrom that would result in such financial statements, other documents or information being materially incomplete, incorrect or misleading in any material respect as of the date thereof, and that such financial statements accurately present the financial condition and results of operations of the Loan Parties as at the dates thereof in all material respects and for the periods covered thereby.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each member of the Consolidated Group to:

6.01 FINANCIAL STATEMENTS AND OTHER REPORTS. Deliver to Administrative Agent, in form and detail satisfactory to Majority Lenders:

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, a consolidated and consolidating balance sheet of the Consolidated Group, as determined in accordance with GAAP, as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent (which may be Windes and McClaughry), which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent, a consolidated and consolidating balance sheet of the Consolidated Group, as determined in accordance with GAAP, as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, and in any event no later than one hundred twenty (120) days after the end of each fiscal year of Parent, a projected balance sheet, income statement, cash flow statement and compliance with the Financial Covenants for the next fiscal year; and

(d) as soon as available, and in any event not later than one hundred twenty (120) days after the end of each fiscal year of Parent, an updated Annual Budget for the (i) Borrower and (ii) Consolidated Group and, as soon as available, any material revisions to or any final revisions of any such projected consolidated Annual Budgets;

(e) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Borrower, updates to Schedule 5.13 (upon the deliveries of such updates, Schedule 5.13 shall be automatically updated, without any further consent from Administrative Agent or the Lenders) to the extent that such Schedule is not accurate or complete as of the last day of such fiscal quarter.

6.02 CERTIFICATES; OTHER INFORMATION. Deliver to Administrative Agent, in form and detail satisfactory to Majority Lenders and with sufficient copies for each Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the Financial Covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, (ii) a report of all loans made by any Loan Party to any officers, directors, board members, employees, shareholders or Affiliates of any Loan Party during such previous fiscal quarter, (iii) a report of all Investments made any Loan Party in suppliers and customers of each of the Loan Parties during the previous fiscal quarter, (iv) a report of all of all transactions between the Loan Parties and their Affiliates during such previous fiscal quarter, (v) a report of all bonus compensation paid or awarded to any Key Manager by any member of the Consolidated Group during the previous fiscal quarter and (vi) a detailed list, by category, of all Excluded Assets;

(c) promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower or Parent by independent accountants in connection with the accounts or books of Borrower, Parent or any other member of the Consolidated Group, or any audit of any of them;

(d) within five (5) days after the same are available, and to the extent the same are made public in accordance with the Exchange Act, copies of each of the following documents of Borrower or any other member of the Consolidated Group not otherwise required to be delivered to Administrative Agent pursuant to this Agreement:

(i) proxy statements and annual reports to shareholders;

(ii) annual reports on Form 10-K;

(iii) quarterly reports on Form 10-Q; and

(iv) each current report on Form 8-K (other than current reports on Form 8-K relating only to “Other Events” under Item 5 of Form 8-K or other items defined as “Other Events” as may be assigned in the future) and transaction statements On Schedule TO, 13D or 13E-3 that such Person may file under the Exchange Act;

(e) promptly, and in any event within five (5) Business Days after receipt thereof by any member of the Consolidated Group, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any formal investigation or other formal inquiries not in the ordinary course by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) as soon as available, but in any event no later than (i) twenty (20) days after the end of each calendar quarter, a preliminary Borrowing Base Report, which preliminary Borrowing Base Report shall include a detailed calculation of the Borrowing Base, together with copies of accounts statements during the preceding three (3) months from each depository maintaining a deposit account that is subject to a Control Agreement, and (ii) forty five (45) days after the end of each calendar quarter, a final Borrowing Base Report, which final Borrowing Base Report shall include a detailed calculation of the Borrowing Base, together with any new account statements covering deposit accounts described above;

(g) as soon as available, but in any event no later than three (3) Business Days after the end of each week, (i) a report of all Asset Sales, and all sales and closings of Aggregate Real Property (on an asset-by-asset basis, including Units and Lots) from the previous week (including gross sales prices, deductions therefrom to reach Net Proceeds and estimated net sale prices with respect to each such transaction), (ii) a summary of the current cash balances in the deposit accounts of the Loan Parties that are subject to Control Agreements and (iii) such additional information as may be reasonably requested by Administrative Agent or otherwise agreed to by the parties hereto;

(h) as soon as available, but in any event no later than ten (10) Business Days after the end of each calendar month, a report of (i) all construction activity, together with a report of all sales and closings of Units and Lots from the previous month, with such additional information as may be agreed to by the parties hereto, (ii) all acquisitions of any fee or other interest in Real Property during such previous calendar month, (iii) all Distributions made during such calendar month, (iv) all expenditures or series of related expenditures outside of the Core Businesses in excess of $100,000 during such previous calendar month, (v) all repurchases and payments of the Senior Unsecured Notes during such previous calendar month, together with the aggregate outstanding principal amount of the Senior Unsecured Notes as of the last day of such calendar month and (vi) all drawdowns or borrowings under any Permitted Construction Indebtedness during such previous calendar month;

(i) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request. Documents required to be delivered pursuant to Section 6.01 or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Borrower’s behalf on a secure Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that:

(i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and

(ii) Borrower shall notify Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to Administrative Agent. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents;

(j) promptly upon and in any event within five (5) days after receipt thereof, copies of all notices delivered to Borrower or any other member of the Consolidated Group under the Indentures, the Permitted Construction Indebtedness and the Existing Secured Indebtedness; and

(k) at least five (5) business days’ advance notice of any refinancing of (i) the Indebtedness under the Indentures or (ii) any Permitted Construction Indebtedness

6.03 NOTICES. Promptly notify Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any member of the Consolidated Group (including failure to pay any amount due in respect of an Indenture or any other Permitted Indebtedness on the date scheduled for payment therefor, without giving effect to any grace period); (ii) any dispute, litigation, investigation, proceeding or suspension between any member of the Consolidated Group and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting Parent, Borrower or any of their respective Subsidiaries, including pursuant to any applicable Environmental Laws;

(c) the occurrence of any ERISA Event;

(d) any material change in accounting policies or financial reporting practices by any Loan Party;

(e) the occurrence of a default or event of default under any of the Indentures, Permitted Construction Indebtedness, Existing Secured Indebtedness or any other Indebtedness of Borrower, Parent or any Property Entity;

(f) any change in Key Management; and

(g) any Distribution in Excess of $250,000.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 PAYMENT OF OBLIGATIONS. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Parent or Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 PRESERVATION OF EXISTENCE, ETC. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04(a); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 MAINTENANCE OF PROPERTIES. Preserve and maintain the Aggregate Real Property in good order, repair and condition, and shall promptly restore damage from casualty or condemnation to the condition existing immediately prior to such damage, and shall not permit or commit waste on the Aggregate Real Property or permit impairment or deterioration of the Aggregate Real Property.

6.07 MAINTENANCE OF INSURANCE.

(a) Property. Maintain with financially sound and reputable insurers having an A.M. Best rating of A- or better and not Affiliates of Borrower or Parent insurance with respect to its Properties and business against such casualties and contingencies, including fire, lightening and other perils, as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and the Consolidated Group’s past practices and consistent with the Consolidated Group’s practices on the Closing Date, and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in accordance with sound business practices. The Consolidated Group shall at all times comply with and conform to all provisions of each such insurance policy and to all requirements of the insurers thereunder applicable to the Consolidated Group, the Properties or to the use, occupation, possession, operation, maintenance or repair of all or any portion of the Aggregate Real Property.

(b) Liability. Maintain with financially sound and reputable insurers having an A.M. Best rating of A- or better and not Affiliates of Borrower or Parent protecting the Consolidated Group, Administrative Agent and each Lender against loss from liability imposed by law or assumed in any agreement, document, or instrument and arising from bodily injury, death or property damage, as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and the Consolidated Group’s past practices and consistent with the Consolidated Group’s practices on the Closing Date, and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in accordance with sound business practices.

(c) Additional Insurance.

(i) Such other policies of insurance as Administrative Agent, acting at the direction of Majority Lenders, may reasonably request in writing to the extent available on commercially reasonable terms.

(d) General. All policies for required insurance will be in form and substance satisfactory to Administrative Agent, acting at the direction of Majority Lenders in their absolute and sole discretion. All property policies evidencing required insurance will name Administrative Agent, on behalf of the Lenders, as first mortgagee and loss payee. All liability policies evidencing required insurance will name Administrative Agent and each Lender as additional insured. The policies will not be cancelable as to the interests of Administrative Agent or the Lenders due to the acts of Borrower or any other member of the Consolidated Group. The policies will provide for at least thirty (30) days prior written notice of the cancellation or modification thereof to be given to Administrative Agent. A certified copy of each insurance policy or, if acceptable to Administrative Agent and Majority Lenders, certificates of insurance evidencing that such insurance is in full force and effect, will be delivered to Administrative Agent, together with proof of the payment of the premiums thereof. Prior to the expiration of each such policy, Borrower shall furnish Administrative Agent and the Lenders evidence that such policy has been renewed or replaced in the form of the original or a certified copy of the renewal or replacement policy or, if acceptable to Administrative Agent, acting at the direction of Majority Lenders, a certificate reciting that there is in full force and effect, with a term covering at least the next succeeding calendar year, insurance of the types and in the amounts required in this Section 6.07.

(e) Borrower will not (and will not permit any Loan Party or Property Entity to) settle any claim under any casualty insurance policies, if such claim involves any loss in excess of $1,000,000, without the prior written approval of Administrative Agent, acting at the direction of Majority Lenders, and the Borrower shall use commercially reasonable efforts to cause each such policy that is renewed or entered into after the Closing Date to contain a provision to such effect.

6.08 COMPLIANCE. Comply, and cause the Aggregate Real Property (including the location, construction, occupancy, development, management, operation, sale, marketing and use thereof) to comply in all material respects, with all Entitlements, all Permitted Exceptions and all Laws, including all Environmental Laws, applicable to it or to the Core Businesses or the Aggregate Real Property.

6.09 BOOKS AND RECORDS. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or each other member of the Consolidated Group, as the case may be.

6.10 INSPECTION RIGHTS. Upon the reasonable request of Administrative Agent or any Lender, allow Administrative Agent and/or any Lender and their representatives to inspect any of their Aggregate Real Property, to review reports, files, and other records maintained in the ordinary course of the Core Businesses, from time to time, during reasonable business hours; provided that unless a Default or Event of Default has occurred and is continuing and except in the case of Administrative Agent and its representatives, Borrower shall not be responsible for the costs and expenses of such inspections more than once per fiscal year, other than in connection with inspections regarding the accuracy, truthfulness or completeness of any Borrowing Base Report.

6.11 USE OF PROCEEDS. Use the proceeds of the Loans solely to refinance the Borrower’s revolving credit facilities debt and to provide working capital needs for the Core Businesses in a manner consistent with the provisions of this Agreement and other general corporate purposes, including the acquisitions and Investments permitted under Sections 7.03, 7.04, and 7.05 hereof.

6.12 NEW SUBSIDIARIES. Promptly, and in any event within twenty (20) days after the formation or acquisition of any new direct or indirect Subsidiary of Parent or Borrower after the date hereof (a) notify Administrative Agent and each Lender of such event, (ii) cause each such Subsidiary which is not an Excluded Subsidiary to become a party to the Unconditional Guarantee, the Security Agreement and each other applicable Security Document in accordance with the terms thereof and amend the Security Documents (and related filings) as appropriate in light of such event to pledge to Administrative Agent for the benefit of itself and the Lenders all assets of such Subsidiary, and, in each case, execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interests created thereby, (iii) cause each document (including each Uniform Commercial Code financing statement) required by applicable Laws or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create in favor of Administrative Agent for the benefit of itself and the Lenders a valid, legal and perfected first priority Lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to Administrative Agent and (iv) deliver an opinion of counsel in form and substance reasonably satisfactory to Majority Lenders with respect to each such Person and the matters set forth in this Section 6.12(a).

6.13 INTANGIBLE, RECORDING AND STAMP TAX. Promptly pay all intangible taxes or documentary stamp taxes assessed against the Loan Parties, Property Entities, Administrative Agent or any of Lenders as a result of this Agreement, recordation of any Deed of Trust or any document related hereto, if any.

6.14 FURTHER ASSURANCES. At any time and from time to time, execute, acknowledge and deliver such further documents, agreements and instruments and take such further action as may reasonably be requested by Administrative Agent, in each case further and more perfectly to effect the purposes of this Agreement and the other Loan Documents, including, from time to time to better assure, preserve, protect and perfect the interest of Administrative Agent in the Collateral and the rights and remedies of Administrative Agent under the Loan Documents. Without limiting the foregoing, to the extent that Administrative Agent, acting at direction of Majority Lenders, determines from time to time that additional deeds of trust, amendments to deeds of trust, financing statements, subordinations and other documents are required in order to perfect all Liens and encumbrances in favor of Administrative Agent, and cause all Collateral encumbered by any of the Deeds of Trust to be subject only to Permitted Exceptions, Borrower shall execute and deliver such documents, instruments and other agreements as Administrative Agent or Majority Lenders may reasonably request.

6.15 SENIOR UNSECURED NOTES. Immediately upon the purchase of Senior Unsecured Notes by any Loan Party, and unless such Senior Unsecured Notes are retired or cancelled, such Loan Party shall takes such actions as requested by Administrative Agent, acting at the direction of Majority Lenders, in order the grant and convey to Administrative Agent for the benefit of itself and the Lenders, as security for the Obligations, a valid and perfected first priority Lien on such Senior Unsecured Notes.

6.16 SPECIAL COVENANTS RELATING TO COLLATERAL.

(a) Defense of Title. Borrower shall (or shall cause the applicable Loan Party or Property Entity, as applicable, to) defend the Collateral, the title and interest therein of Borrower (or the applicable Loan Party or Property Entity) represented and warranted in the Security Documents and the legality, validity, binding nature and enforceability of each Lien and encumbrance contained in the Security Documents and the first priority of the Security Documents against all matters, including: (a) any attachment, levy, or other seizure by legal process or otherwise of any or all Collateral; (b) except for Permitted Exceptions, any Lien or encumbrance or claim thereof on any or all Collateral; (c) any attempt to foreclose, conduct a trustee’s sale, or otherwise realize upon any or all Collateral under any Lien or encumbrance, regardless of whether a Permitted Lien and regardless of whether junior or senior to the Security Documents; and (d) any claim questioning the legality, validity, binding nature, enforceability or priority of the Security Documents. Borrower shall notify Administrative Agent and each Lender promptly in writing of any of the foregoing and will provide such information with respect thereto as Administrative Agent may from time to time request. During the period of time that Borrower is not able to comply with the covenants set forth herein for a Project or portion thereof for a period of thirty (30) days following written notice from Administrative Agent (provided that if Borrower cannot reasonably cure such non-compliance within such thirty (30) day period, such thirty (30) day period shall be extended for a reasonable period not in excess of thirty (30) days from the date of Administrative Agent’s notice to cure such non-compliance provided that Borrower shall have commenced such cure within such thirty (30) day period and shall diligently thereafter proceed to effect such cure), then such Project (or portion thereof, as the case may be) shall cease to have any value in the computation of the Borrowing Base until Borrower shall so comply.

(b) [Reserved].

(c) Plats, Annexations and Approvals. For each Project or any portion thereof to be included in the Borrowing Base:

(i) Each plat, Tentative Map or Final Map with respect to any portion of any Project shall comply with all Laws and shall be satisfactory in form and substance to Majority Lenders. Prior to evaluation by Majority Lenders of the plat or map for approval, Borrower shall deliver to Administrative Agent such certifications, maps, surveys and other documents and information as Majority Lenders requires. Prior to the recordation of any plat or map relating to any Borrower Real Property, Borrower shall deliver to Administrative Agent such title insurance endorsements insuring the continued priority of the Deed of Trust after recording of the plat or map as Majority Lenders may require. Borrower agrees to take such steps as Majority Lenders may require in (i) either re-recording the Deed of Trust or amending the Deed of Trust to reflect the new plat legal description, and (ii) obtaining an endorsement to the Title Policy to amend the legal description therein.

(ii) Based on the applicable stage of development, Borrower shall obtain and, upon request, provide Administrative Agent with, evidence of: (i) appropriate Entitlements for the use, entitlement, management, development, operation, marketing and sale of each Project or portion thereof and compliance therewith in all material respects; (ii) all necessary approvals and permits of Governmental Authorities and other third parties necessary to permit the use, entitlement, management, development, operation, marketing and sale of each Project or portion thereof, including all applicable public reports, architectural committee approvals, public offering statements, exemptions and other approvals required pursuant to any applicable Laws or Permitted Exceptions; (iii) all Entitlements necessary to commence, carry out and complete Horizontal Improvements or Vertical Construction; and (iv) evidence of payment of all fees and other required amounts for such approvals and permits.

(iii) At Administrative Agent’s or any Lender’s request, Borrower shall provide Administrative Agent or such Lender with true and correct copies of all documents and instruments relating to proposed easements, boundary line adjustments, covenants, conditions and restrictions and other similar matters affecting title to each Project or portion thereof in connection with the use, entitlement, management, development, operation, marketing and sale thereof, together with all surveys, plats, contracts and other information requested by Administrative Agent or such Lender in connection therewith. Such easements, boundary line adjustments, covenants, conditions and restrictions and other matters shall not be entered into by Borrower unless consented to in writing by Majority Lenders, which consent shall not be unreasonably withheld by Majority Lenders, so long as they are entered into in the ordinary course of developing each Project. If such consent is granted by Majority Lenders, Administrative Agent on behalf of itself and the Lenders will also enter into such subordinations and releases as may be appropriate in connection with such easements, boundary line adjustments and covenants, conditions and restrictions, provided that such subordinations are in form satisfactory to Majority Lenders, and, in connection with any such releases, Borrower has satisfied the conditions precedent set forth in Section 8.03.

In the event that Borrower is not able to comply with the covenants set forth herein for a Project or portion thereof for a period of ten (10) days following written notice from Administrative Agent (provided that if Borrower cannot reasonably cure such non-compliance within such ten (10) day period, such ten (10) day period shall be extended for a reasonable period not in excess of thirty (30) days from the date of Administrative Agent’s notice to cure such non-compliance provided that Borrower shall have commenced such cure within such ten (10) day period and shall diligently thereafter proceed to effect such cure), then such Project (or portion thereof, as the case may be) shall cease to have any value in calculation of the Borrowing Base until Borrower shall so comply.

(d) Utilities. Borrower shall provide or cause to be provided all telephone service, electric power, storm sewer, sanitary sewer and water facilities for each Project, and such utilities will be adequate to serve such Project in all material respects. No condition will exist to affect Borrower’s right to connect into and have adequate use of such utilities, except for the payment of normal connection charges or tap charges and except for the payment of subsequent charges for such services to the utility supplier. In the event that Borrower is not able to comply with the covenants set forth herein for a Project or portion thereof for a period of ten (10) days following written notice from Administrative Agent (provided that if Borrower cannot reasonably cure such non-compliance within such ten (10) day period, such ten (10) day period shall be extended for a reasonable period not in excess of thirty (30) days from the date of Administrative Agent’s notice to cure such non-compliance provided that Borrower shall have commenced such cure within such ten (10) day period and shall diligently thereafter proceed to effect such cure), then such Project (or portion thereof, as the case may be) shall cease to have any value in calculation of the Borrowing Base until Borrower shall so comply.

(e) Plans, Drawings and Specifications. Borrower shall be the sole owner of all Plans, Drawings and Specifications for the Improvements for each Project or, to the extent that Borrower is not the sole owner of such Plans, Drawings and Specifications, Borrower shall have the unconditional right to use such Plans, Drawings and Specifications in connection with the construction of the Improvements for such Project. None of Administrative Agent nor any Lenders will be restricted in any way in use of such Plans, Drawings and Specifications from and after a Default in connection with the Horizontal Improvements or Vertical Construction of the Improvements and the exercise of Administrative Agent’s and Lenders’ other rights and remedies, and Borrower shall obtain all consents and authorizations necessary for the use of such Plans, Drawings and Specifications by Administrative Agent on behalf of itself and the Lenders. In the event that Borrower is not able to comply with the covenants set forth herein for a Project or portion thereof for a period of ten (10) days following written notice from Administrative Agent (provided that if Borrower cannot reasonably cure such non-compliance within such ten (10) day period, such ten (10) day period shall be extended for a reasonable period not in excess of thirty (30) days from the date of Administrative Agent’s notice to cure such non-compliance provided that Borrower shall have commenced such cure within such ten (10) day period and shall diligently thereafter proceed to effect such cure), then such Project (or portion thereof, as the case may be) shall cease to have any value in calculation of the Borrowing Base until Borrower shall so comply.

(f) Compliance with Permitted Exceptions. Borrower shall keep and maintain in full force and effect all restrictive covenants, development agreements, easements and other similar agreements with Governmental Authorities and other Persons that are necessary or desirable for the use, entitlement, management, development, operation, marketing and sale of each Project. Borrower shall not default in any material respect under any such covenants, development agreements, easements and other agreements and will diligently enforce its rights thereunder. In the event that Borrower is not able to comply with the covenants set forth herein for a Project or portion thereof for a period of ten (10) days following written notice from Administrative Agent (provided that if Borrower cannot reasonably cure such non-compliance within such ten (10) day period, such ten (10) day period shall be extended for a reasonable period not in excess of thirty (30) days from the date of Administrative Agent’s notice to cure such non-compliance provided that Borrower shall have commenced such cure within such ten (10) day period and shall diligently thereafter proceed to effect such cure), then such Project (or portion thereof, as the case may be) shall cease to have any value in calculation of the Borrowing Base until Borrower shall so comply.

(g) Project Development. For each Project:

(i) Borrower shall at all times, in all material respects, develop, maintain and operate the Projects and use its best efforts to market and sell Units in each Project. Borrower shall pay all costs and expenses arising in connection with the management, use, entitlement, development, operation, marketing and sale of each Project. The Improvements for each Project shall be constructed and developed in conformity in all material respects with the Plans, Drawings and Specifications therefor, and shall be contained wholly within the lot lines of the land included within the Project and will not encroach in any material respect on any other real estate, easements, building lines or setback requirements. Within ten (10) days after Borrower receives notice or knowledge thereof, Borrower shall proceed with diligence to correct any material departure from applicable Plans, Drawings and Specifications and any departure from applicable laws, rules and regulations of any Governmental Authority with jurisdiction over such Project.

(ii) With respect to those portions of each Project which are to be “open space” or otherwise constitute streets and other common areas to be Dedications to homeowners’ associations or other Governmental Authorities with jurisdiction over such Project and are not otherwise included within the portions of the Borrower Real Property to be developed by Borrower, Borrower shall take such actions as may be necessary to cause such Dedications to be made promptly and in accordance with applicable covenants, conditions and restrictions and Law. Majority Lenders’ may notify Borrower that such Dedications are required, in which case Borrower shall cause such Dedications to occur within thirty (30) days after such notification.

In the event that Borrower is not able to comply with the covenants set forth herein for a Project or portion thereof for a period of ten (10) days following written notice from Administrative Agent (provided that if Borrower cannot reasonably cure such non-compliance within such ten (10) day period, such ten (10) day period shall be extended for a reasonable period not in excess of thirty (30) days from the date of Administrative Agent’s notice to cure such non-compliance provided that Borrower shall have commenced such cure within such ten (10) day period and shall diligently thereafter proceed to effect such cure), then such Project (or portion thereof, as the case may be) shall cease to be included in the Borrowing Base until Borrower shall so comply.

(h) Title Policy Endorsements. If required by Majority Lenders, from time to time in connection with the approvals that may be granted by Majority Lenders pursuant to the Loan Documents, Borrower shall provide such continuation endorsements, date down endorsements, survey endorsements and other endorsements to each Title Policy for each Project or Asset, as the case may be, in form and substance satisfactory to Majority Lenders as they determine are necessary to insure the priority of each Deed of Trust as a valid first Lien on the applicable Collateral, subject only to Permitted Exceptions. Borrower agrees to furnish to the Title Company, at Borrower’s sole cost and expense, such surveys and other documents and information as Majority Lenders or the Title Company may require for the Title Company to issue such endorsements. In the event that Borrower is not able to comply with the covenants set forth herein for a Project or Asset, as the case may be, for a period of ten (10) days following written notice from Administrative Agent (provided that if Borrower cannot reasonably cure such non-compliance within such ten (10) day period, such ten (10) day period shall be extended for a reasonable period not in excess of thirty (30) days from the date of Administrative Agent’s notice to cure such non-compliance provided that Borrower shall have commenced such cure within such ten (10) day period and shall diligently thereafter proceed to effect such cure), then such Project or Asset, as the case may be, shall cease to have any value in calculation of the Borrowing Base until Borrower shall so comply.

(i) Improvement Districts. For any Project, without obtaining the prior written consent of Majority Lenders, Borrower shall not consent to, or vote in favor of, the inclusion of all or any part of the Collateral in any improvement district, any “Mello Roos” district (for Projects in California), special assessment district or similar district. Borrower shall give immediate notice to Administrative Agent and each Lender of any notification or advice that Borrower may receive from any municipality or other third party of any intent or proposal to include all or any part of the Collateral in an improvement, assessment or other district. Upon prior written notice to Borrower, Administrative Agent, acting at the direction of Majority Lenders, shall have the right to file a written objection to the inclusion of all or any part of the Collateral in an improvement, assessment or other district, either in its own name or in the name of Borrower or any Lender, and to appear at, and participate in, any hearing with respect to the formation of any such district. In the event that Borrower is not able to comply with the covenants set forth herein for a Project or portion thereof for a period of ten (10) days following written notice from Administrative Agent (provided that if Borrower cannot reasonably cure such non-compliance within such ten (10) day period, such ten (10) day period shall be extended for a reasonable period not in excess of thirty (30) days from the date of Administrative Agent’s notice to cure such non-compliance provided that Borrower shall have commenced such cure within such ten (10) day period and shall diligently thereafter proceed to effect such cure), then such Project shall cease to have any value in calculation of the Borrowing Base until Borrower shall so comply.

(j) Appraisals.

(i) Appraisal Requirements. The form and substance of each Appraisal must be reasonably satisfactory to Majority Lenders, provided that in reviewing Appraisals, Majority Lenders shall apply the policies and procedures generally used by Majority Lenders in their real estate lending activities. Each Appraisal of Borrower Real Property that is Unimproved Land, Land Under Development or Finished Lots shall be based upon the “bulk finished appraised value” of such Borrower Real Property. Each Appraisal of Borrower Real Property that are Homes Under Construction or Model Homes will be at least a “FNMA plan type appraisal”. Each Appraisal must include, without limitation, the following information: (i) a narrative economic and demographic feasibility analysis of the market, including a supply and demand comparison; (ii) a narrative comparison of each subject Asset to competing projects in the same metropolitan area; (iii) a base plan type value for each type of Unit in each Asset; and (iv) a market and absorption study for each Asset. All Appraisals must comply with the appraisal policies and procedures of Majority Lenders and with all applicable laws, rules, and regulations, including the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. All Appraisals shall be addressed to each Lender and their respective successors and assigns for their reliance.

(ii) Appraiser Engagement. Each Appraisal must be prepared by either (1) an M.A.I.-certified appraiser selected by Majority Lenders and reasonably approved by Borrower, or (2) by the an M.A.I.- certified appraiser employed in the real property appraisal department of Majority Lenders’ selection of either Ernst & Young, PriceWaterhouse Coopers, KPMG or Deloitte, and which appraiser shall be engaged by Majority Lenders. Upon request by Majority Lenders, Borrower will provide to Majority Lenders all information (including Lot and Unit premiums and upgrades, if applicable) necessary to allow an

Appraisal to be ordered by Majority Lenders. Majority Lenders will engage an appraiser to perform an Appraisal only when it receives all information deemed necessary by the Majority Lenders and the appraiser for preparation of such Appraisal. Majority Lenders will not have any liability to Borrower or any other Person with respect to delays in the Appraisal process. Borrower and its Affiliates will not employ any appraiser that prepares an Appraisal for any of the Borrower Real Property unless specifically requested to do so by Majority Lenders. Majority Lenders may employ a staff appraiser or a fee appraiser and Borrower will reimburse Majority Lenders at Majority Lenders’ reasonable cost therefor.

(iii) Appraisal Evaluation. Upon receipt of an Appraisal, Majority Lenders will review the Appraisal in accordance with the appraisal policies and procedures of Majority Lenders and establish an Appraised Value. Majority Lenders will notify Borrower of such Appraised Value.

(iv) Appraisals. Notwithstanding anything in this Section 6.16(j) to the contrary, Majority Lenders may order Appraisals or updated Appraisals as set forth below.

(A) Majority Lenders may order Appraisals or updated Appraisals at any time and from time to time if required by any Law;

(B) Majority Lenders may order Appraisals for up to one-third of all Eligible Real Property Collateral as it elects each calendar year;

(C) Within 45 days following the receipt of any Borrowing Base Report, Majority Lenders may order an Appraisal on any Borrower Real Property that was first added to Eligible Real Property Collateral during the quarter ending on the date of such Borrowing Base Report if the Majority Lenders do not approve the Net Present Value of Projected Revenues and Net Present Value of Projected Total Project Costs included in the Certified Net Cash Flow Report included as part of such Borrowing Base Report;

(D) Within 90 days following the receipt of Financial Statement that reflects an impairment or write down of the carrying or book value of any Eligible Real Property Collateral, the Majority Lenders may order an Appraisal on the Eligible Real Property Collateral with respect to which such impairment or write down was recorded in the books and records of the Borrower for financial statement purposes;

(E) In the event that Borrower reasonably believes that there has been a material increase in the value of any Borrower Real Property since the previous Appraisal of such Borrower Real Property, then not less than six (6) months after the date of such previous Appraisal, Borrow may request that Majority Lenders order a new Appraisal of such Borrower Real Property from the appraiser that prepared the previous Appraisal;

(F) Not more than once every six (6) months on any Asset where the existing Appraised Value is lower than the amount determined in the first sentence of the definition of “Eligible Real Property Collateral Valuation”, Borrower may request that Lender order a new Appraisal; and

(G) Majority Lenders may order updated or new Appraisals at any time and from time to time.

(v) Expenses. Borrower shall pay the cost and expense of all Appraisals obtained by Majority Lenders in connection with the Loan; provided, however, that, except with respect to Appraisals ordered after the occurrence of a Default, or pursuant to Sections 6.16 (j)(ii), or 6.16(j)(iv)(A), (B), (C), (D), (E) or (F) with respect to any particular Asset, Lots or Units. Unless Borrower is required to pay the cost and expense of an Appraisal under the previous sentence, Lender shall pay for an Appraisal ordered under 6.16(j)(iv)(G). Other than as set forth in the immediately preceding sentence, Borrower will reimburse Majority Lenders for all costs and expenses incurred in the appraisal process and in establishing and monitoring Appraised Values. All reimbursements by Borrower to Majority Lenders required by this Section 6.16(j)(v) will be paid to Majority Lenders within fifteen (15) days after notice from Majority Lenders to Borrower.

(vi) No ordering of any Appraisal under any of Sections 6.16(j)(iv)(A) through (G), inclusive, shall limit Lender’s right to order Appraisals under any of such sections (for example, an Appraisal ordered under Section 6.16(j)(iv)(F) will not count against Lenders’ rights under Section 6.16(j)(iv)(B)).

(k) Group B Property. Borrower shall have satisfied all of the conditions related to the Group B Property set forth in Sections 4.02 and conveyed to Administrative Agent for the benefit of itself and the Lenders an enforceable first priority Lien on such Group B Property and Group B Projects on or before the earlier to occur of the date (i) that is sixty (60) days after the Closing Date, (ii) the Second Term Loan Funding Date or (iii) the Delayed Draw Closing Date.

6.17 PAPA OBLIGATIONS. Without limitation of the other provisions of this Agreement, it is acknowledged and agreed by Borrower (a) that a portion of the proceeds of the Loan will be used for acquisitions and development of Real Property which is Eligible Real Property Collateral as to which the PAPA Obligations exist, including toward fulfilling certain development obligations to the parties owed such PAPA Obligations and performance and payment of PAPA Obligations when due, (b) that Borrower shall not engage in acts or omissions which would cause a default under any PAPA Obligations (or trigger any buyback, repurchase options or rights of first refusal, and in no event shall any sale pursuant to those matters constitute a sale in the ordinary course of the Core Businesses), (c) that Borrower shall promptly provide evidence of compliance with all PAPA Obligations upon Administrative Agent’s request and without request to promptly provide notice of any default or asserted default with respect to any PAPA Obligations, (d) that upon Administrative Agent’s request, Borrower will promptly provide evidence of compliance with any options held by the Consolidated Group to acquire Real Property and without request promptly provide notice of any exercise, pending expiration or default or asserted default under any such options, and (e) except to the extent that Borrower is required by the

Entitlements to improve areas adjacent to the Boundaries of the Borrower Real Property, in no event shall Borrower use (or allow any other Person to use) any proceeds of the Loan to improve any Real Property which is not actually owned by Borrower (whether or not an option is held thereon). Further, notwithstanding anything to the contrary in this Agreement, in no event shall any Real Property or any such option to acquire Real Property be transferred by Borrower to any Affiliate or Related Party or any member of the Consolidated Group including that no such transfer shall be permitted in connection with any transaction contemplated with respect to Article VIII.

6.18 TRANSFER OF CF PROPERTY AND MF PROPERTY TO BORROWER. Concurrently with the repayment of the Existing Secured Indebtedness secured by the MF Property and/or CF Property, or any portion thereof, Borrower shall (a) cause the MF Property Owner or the CF Property Owner, or the applicable portion thereof, as applicable, to transfer fee title of the MF Property or CF Property, as applicable, to Borrower and (b) deliver the Title Policy to Administrative Agent and cause such Real Property (together with all appurtenant Personal Property) to become Collateral hereunder and under the Security Documents. Concurrently with the repayment and satisfaction of the Existing Secured Indebtedness (other than in connection with repayment and reconveyance of portions of the Existing Secured Indebtedness to allow closings of retail sales of lots or units in the ordinary course of business at arm’s length to Persons other than Related Parties), with respect to the: (a) CF Property, or any portion thereof, (i) cause the Lien of the deed(s) of trust securing the Existing Secured Indebtedness to be fully reconveyed, (ii) convey fee title of the CF Property, or applicable portion thereof, to Borrower, (iii) execute, acknowledge and record in the Official Records, a Deed of Trust, subject only to Permitted Exceptions, as a Lien against the CF Property, or the applicable portion thereof, and (iv) cause the Title Policy to be issued; and (b) MF Property, or any portion thereof, (i) cause the Lien of the deed(s) of trust securing the Existing Secured Indebtedness to be fully reconveyed, (ii) convey fee title of the MF Property, or applicable portion thereof, to Borrower, (iii) execute, acknowledge and record in the Official Records, a Deed of Trust, subject only to Permitted Exceptions, as a Lien against the MF Property, or the applicable portion thereof, and (iv) cause the Title Policy to be issued.

6.19 PROPERTY TRANSFERS. If at any time Borrower owns any Real Property (that is not released pursuant to Article VIII) that is not subject to the Lien of a Deed of Trust, Borrower shall upon request of Majority Lenders, as soon as reasonably practicable: (i) execute, acknowledge and record in the Official Records, a Deed of Trust (or an amendment to an existing Deed of Trust to include such added Real Property as Collateral), subject only to Permitted Exceptions, as a Lien on such Real Property; and (ii) cause a Title Policy (or an endorsement to an existing Title Policy, as required by Majority Lenders, insuring the priority of the Deed of Trust on such added Real Property) to be issued.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Borrower shall not, nor shall it permit any member of the Consolidated Group to, directly or indirectly:

7.01 PERMITTED INDEBTEDNESS. Incur or permit to exist or remain outstanding any Indebtedness; provided, however, that the Loan Parties may incur or permit to exist or remain outstanding the following Indebtedness (“Permitted Indebtedness”):

(a) Indebtedness of any Loan Party arising under this Agreement or the other Loan Documents;

(b) Indebtedness in respect of taxes, assessments, governmental charges, and claims for labor, materials or supplies, to the extent that payment thereof is not yet due or is being contested in good faith by appropriate proceedings, and an adequate reserve has been established therefor and is maintained in accordance with GAAP;

(c) [reserved];

(d) Indebtedness incurred to finance the purchase of equipment used in the ordinary course of the Core Businesses in an aggregate amount not to exceed $5,000,000, and provided that at any time outstanding and extensions, renewals, refinancings and replacements thereof; provided that (i) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced and (ii) the material terms and provisions of any such refinancing (including redemption, prepayment, security, default and subordination provisions) are no less favorable to the applicable Loan Party and the Lenders than the Indebtedness being refinanced (other than the interest rate and fees under such refinanced Indebtedness which may be at a rate consistent with the rates and fees then prevailing in the market for similar Indebtedness for borrowers engaged in the Core Businesses and with similar credit risks as Borrower);

(e) Indebtedness of any Loan Party arising under the Indentures in an aggregate principal amount not to exceed $395,133,000 and extensions, renewals, refinancings and replacements thereof; provided that (i) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced, (ii) the maturity date of such Indebtedness is extended beyond the first anniversary of the Maturity Date and (iii) the material terms and provisions of any such refinancing (including redemption, prepayment, security, default and subordination provisions) are no less favorable to the applicable Loan Party and the Lenders than the Indebtedness being refinanced (other than the interest rate and fees under such refinanced Indebtedness which may be at a rate consistent with the rates and fees then prevailing in the market for similar Indebtedness for borrowers engaged in the Core Businesses and with similar credit risks as Borrower);

(f) Secured Debt in an aggregate amount not to exceed at any time the Maximum Permitted Secured Indebtedness;

(g) Indebtedness of MF Owner or CF Owner incurred in accordance with Section 7.12 hereof.

7.02 PERMITTED LIENS. Create or permit to exist any Lien on any Property of Borrower or any member of the Consolidated Group, including Parent, whether now or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens and other encumbrances arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments or government charges in any such event whose validity or amount is being contested in good faith by appropriate proceedings and for which adequate cash reserves have been established and are maintained in accordance with GAAP, or taxes and assessments which are not due and delinquent;

(b) Mechanics’ Liens;

(c) pledges or deposits made in connection with workmen’s compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits;

(d) Liens securing Indebtedness permitted under Sections 7.01(d) and (f); provided that in the case of in the case of Liens securing Indebtedness permitted under Section 7.01(d), such Liens exist at the time such equipment was acquired and in any event such Liens extend only to the property acquired;

(e) precautionary Uniform Commercial Code financing statements related to equipment leases or other operating leases in the ordinary course of business;

(f) easements, rights-of-way and other such restrictions of record customary in any of the Core Businesses and which do not diminish the value of the subject Collateral;

(g) Liens in favor of Administrative Agent and the Lenders under or pursuant to this Agreement and the other Loan Documents;

(h) Liens on Excluded Assets;

(i) Permitted Exceptions;

(j) rights of setoff or bankers’ Liens upon deposits of cash in favor of banks or other depository institutions whether arising by contract or operation of law, incurred in the ordinary course of business so long as such deposits are not intended to be collateral for any obligations;

(k) Liens in favor of the trustees under Section 7.07 of the Indentures;

(l) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness permitted under Section 7.01(d) (provided no such Liens encumber any Aggregate Real Property) and (f) to the extent such extensions, renewals or refinancings individually and in the aggregate are in accordance with the terms of Section 7.01(d) and (f); provided that any extension, renewal or replacement Lien (i) is in each case limited to the assets covered by the existing Lien and (ii) secures Indebtedness individually and in the aggregate which is no greater in amount than the Indebtedness secured by the existing Lien; and

(m) Liens securing Secured Intercompany Loans.

7.03 INVESTMENTS. Make any Investments (other than by the Borrower in Borrower Real Property as necessary for the Core Businesses and subject to Section 7.05), except:

(a) Cash Equivalents subject to a first priority perfected Lien in favor of Administrative Agent for the benefit of itself and the Lenders;

(b) deposit accounts which are subject to Control Agreements;

(c) Investments in Excluded Assets;

(d) Loans to officers, directors, board members, employees, shareholders or affiliates of Borrower made in the ordinary course of such Loan Party’s business on such terms as are customary and reasonable for similarly situated companies, and in an aggregate principal amount outstanding at any time not in excess of $100,000;

(e) Investments in suppliers and customers of Borrower made in the ordinary course of such Loan Party’s business on such terms as are customary and reasonable for similarly situated companies, and in an aggregate amount outstanding during any rolling twelve (12) month period not in excess of $100,000;

(f) Investments existing on the date hereof and set forth on Schedule 7.03(f) hereto;

(g) Investments by Borrower in WL Southwest; provided that such Investments (i) consist solely of Units, (ii) at the time any such Unit is transferred, WL Southwest has entered into a binding purchase and sale agreement with a bona fide arm’s length (other than a sale to an employee in accordance with the provisions of Section 8.01(b)(ii)) all cash purchaser retail end-user for such Unit, (iii) immediately after the transfer of title to such Unit to WL Southwest such Unit shall be transferred, through the same escrow as part of the same transaction, to such purchaser and (iv) the Net Proceeds from such sale are paid directly to Borrower; and

(h) Investments in accordance with Sections 7.12 or 7.13.

7.04 FUNDAMENTAL CHANGES. Do any of the following:

(a) merge or consolidate with or into any Person, except that Subsidiaries of Borrower may merge into a Loan Party; provided that such Loan Party must be the survivor;

(b) dispose of any Property other than (i) Asset Sales in compliance with Section 2.03(c)(i) (provided that no Asset Sale of all or substantially all of the property of a Loan Party or Equity Securities of any Loan Party may be made) or (ii) Asset Sales permitted under and in compliance with Article VIII;

(c) commence Vertical Construction on the Project listed on Schedule APT; and

(d) sell, dispose of or otherwise transfer any Equity Securities of a Subsidiary of Borrower that is the borrower under any Secured Intercompany Loan at any time that such Secured Intercompany Loan is outstanding.

7.05 ACQUISITIONS. Acquire any fee or other interest in Real Property (whether by exercise of an option or otherwise) unless (i) the member of the Consolidated Group acquiring such Real Property is Borrower, (ii) a fully executed and acknowledged Deed of Trust for the Real Property shall concurrently with Borrower’s acquisition of the Real Property, be recorded in the Official Records, and upon recordation of the Deed of Trust, Administrative Agent shall have received a Title Policy issued by the Title Company, (iii) an Appraisal if required under Section 6.16(j)(iv)(C) (obtained at Borrower’s sole cost and expense) of such Real Property showing the Appraised Value of the Real Property at least equal to the gross purchase price of the Real Property being acquired has been delivered to Administrative Agent, (iv) such Real Property is used in the Core Businesses and (v) the aggregate gross purchase price paid by or on behalf of Borrower for Unentitled Land shall not exceed $5,000,000 in the aggregate during any twelve (12) month period. In furtherance of the foregoing, Borrower shall, or shall cause the applicable Loan Party, to execute and deliver such financing statements, subordinations and other documents requested by Administrative Agent, acting at the direction of Majority Lenders, necessary or advisable to grant and convey a first priority perfected Lien in the Real Property.

7.06 TRANSACTIONS WITH AFFILIATES. Enter into any agreement to pay any fees, wages, salary, bonus, commission, contributions to benefit plans or any other compensation for goods or services or otherwise enter into any other agreement or arrangement, including for the transfer of assets, with its Affiliates or to or for the benefit of any Person who is a director or officer of the Consolidated Group or any of its Affiliates or who has, or any of whose Affiliates has, a beneficial interest in the capital stock or partnership interests of any of the Consolidated Group or any of its Affiliates, except in the ordinary course of and pursuant to the reasonable requirements of such member’s business and upon terms and conditions materially no more favorable than those such member would be willing to enter into with an unaffiliated third party. At the request of Administrative Agent, Borrower shall provide computations and evidence of compliance with this Section 7.06. Borrower shall not sell, convey, grant, quitclaim, lease or otherwise transfer any Borrower Real Property to CF Owner, MF Owner, any Joint Venture, or any Related Parties, Subsidiaries or Affiliates of Borrower. Borrower shall not permit: (i) CF Owner to sell, convey, grant, quitclaim, lease or otherwise transfer any CF Property to any of MF Owner, any Joint Venture, or any Related Parties, Subsidiaries or Affiliates of CF Owner or Borrower, other than Borrower; or (ii) MF Owner to sell, convey, grant, quitclaim, lease or otherwise transfer any MF Property to any of CF Owner, any Joint Venture, or any Related Parties, Subsidiaries or Affiliates of MF Owner or Borrower, other than Borrower. No amendment, modification, renewal or extension (other than renewals or extensions on arm’s length market terms) shall be entered into in connection with any existing documents or agreements between the Borrower, Parent or any of their Affiliates, on the one hand, and any of their Affiliates on the other hand, including the lease agreement referenced in Section 7.08(c).

7.07 SENIOR UNSECURED NOTES.

(a) Except as contemplated by Section 7.01(e) in connection with refinancings or replacements, issue additional Senior Unsecured Notes.

(b) Without the prior written consent of Majority Lenders:

(i) prepay, purchase, redeem or otherwise acquire any Senior Unsecured Notes, provided, however, that nothing contained in this Section 7.07 shall prevent any Loan Party from making required payments of principal and interest on any Senior Unsecured Notes if no Default or Event of Default exists and the payments would not cause a Default or Event of Default to occur; or

(ii) permit the modification, waiver or amendment of any of the terms of the Indentures, except for modifications, waivers or amendments permitted in accordance with Section 7.01(e).

7.08 PERMITTED DISTRIBUTIONS. Make any Distributions; provided that:

(a) Subsidiaries may make Distributions to Borrower;

(b) The Borrower and Parent may make a Distribution to the extent that (i) such Distribution would be permitted under the terms of each of the Indentures as in effect on the date hereof (whether or not on the date of the relevant Distribution such Indentures are then in effect), (ii) (x) the Indebtedness incurred under each of the Senior Unsecured Notes is not outstanding on the date of the proposed Distribution (unless the regularly scheduled maturity date of such Indebtedness shall be after the date which is one year from the Maturity Date) and (y) the Borrower provides evidence reasonably satisfactory to Majority Lenders of its ability to repay the Loans and its other obligations under the Loan Documents after giving effect to the Distribution;

(c) Payments of rent under the that certain Lease Agreement dated and in effect on April 1, 2003, between WHL 1976 T, LLC by: William Harwell Lyon 1976 Trust (its managing member) and William Lyon Homes, Inc., relating to the headquarters of Borrower, as in effect from April 1, 2003;

(d) Distributions by Joint Ventures; and

(e) Investments permitted by Sections 7.03(g) and 7.13 to the extent such Investments would also constitute a Distribution.

7.09 CHANGE IN NATURE OF BUSINESS. Engage in any material line of business different from any of the Core Businesses.

7.10 USE OF PROCEEDS. Use the proceeds of the Loan, in violation of the Margin Regulations, or for the purpose of purchasing or carrying any “margin stock” as defined in the Margin Regulations or reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might make this transaction a “purpose credit” within the meaning of the Margin Regulations.

7.11 NO OTHER NEGATIVE PLEDGE. Covenant or otherwise agree with any Person (other than (a) the Lenders and Administrative Agent pursuant to this Agreement and (b) with respect to the assets securing Permitted Construction Indebtedness, the lenders of such Permitted Construction Indebtedness), whether in connection with obtaining or modifying credit accommodations from such Person, or incurring other Indebtedness, or otherwise, to keep its unencumbered assets free of any or all Liens.

7.12 INVESTMENTS IN MF OWNER AND CF OWNER. Make any Investments in MF Owner or CF Owner unless:

(a) such Investment is in the form of a loan or extension of credit (a “Credit Advance”);

(b) the borrower under such Credit Advance is either MF Owner or CF Owner;

(c) such Credit Advance is evidenced by one or more secured promissory notes, which have been delivered to Administrative Agent;

(d) such Credit Advance is made solely to repay, in its entirety, and terminate the Existing Secured Indebtedness of MF Owner or CF Owner, as applicable;

(e) such Credit Advance is made directly to the lender, agent or trustee under such Existing Secured Indebtedness pursuant to a payoff letter or demand letter pursuant to which such lender, agent or trustee has agreed to release its Liens on the MF Property or CF Property, as applicable, upon receipt of the amounts set forth in such letter;

(f) the documentation evidencing such Credit Advance, including the secured promissory notes, shall be in form and substance satisfactory to Majority Lenders and provide that the proceeds from any asset sale (including the sale of Lots and Units) by MF Owner or CF Owner shall be paid directly to Borrower;

(g) Borrower, for the benefit of Administrative Agent and as security for MF Owner’s or CF Owner’s obligations under such Credit Advance, is granted a first priority perfected Lien on all assets (including all Real Property and Personal Property) of MF Owner or CF Owner, as applicable; and

(h) Administrative Agent, for itself and the Lenders, is granted a first priority perfected lien in Borrower’s right, title and interest in and to the Credit Advance, the promissory note or notes issued in connection therewith and an assignment of all collateral pledged by MF Owner or CF Owner, as applicable, in connection with such Credit Advance.

7.13 INVESTMENTS IN LAGUNA AND WHITNEY RANCH. Make any Investments in Laguna or Whitney Ranch unless:

(a) such Investment is in the form of a Credit Advance;

(b) the borrower under such Credit Advance is either Laguna or Whitney Ranch;

(c) such Credit Advance is evidenced by one or more secured promissory notes, which have been delivered to Administrative Agent;

(d) Laguna and Whitney Ranch may only use the proceeds from such Credit Advance for Vertical Construction and the marketing and sale of Units;

(e) the documentation evidencing such Credit Advance, including the secured promissory notes, shall be in form and substance satisfactory to Majority Lenders and provide that the proceeds from any asset sale (including the sale of Lots and Units) by Laguna or Whitney Ranch shall be paid directly to Borrower;

(f) Borrower, for the benefit of Administrative Agent and as security for Laguna’s or Whitney Ranch’s obligations under such Credit Advance, is granted a first priority perfected Lien on all assets (including all Real Property and Personal Property) of Laguna or Whitney Ranch, as applicable;

(g) Administrative Agent, for itself and the Lenders, is granted a first priority perfected lien in Borrower’s right, title and interest in and to the Credit Advance, the promissory note or notes issued in connection therewith and an assignment of all collateral pledged by Laguna or Whitney Ranch, as applicable, in connection with such Credit Advance; and

(h) all Credit Advances under this Section 7.13 shall not exceed an aggregate amount of $10,500,000.

7.14 [RESERVED].

7.15 TANGIBLE NET WORTH. Permit Tangible Net Worth to be less than $75,000,000 at the end of any fiscal quarter.

7.16 SECURED INDEBTEDNESS.

(a) Permit at any time Total Outstandings to exceed the Borrowing Base.

(b) Permit at any time Total Secured Debt to exceed Maximum Permitted Secured Indebtedness.

(c) Permit at any time the aggregate principal amount at any time outstanding of all Existing Secured Indebtedness to exceed $57,036,134.

7.17 EXPENDITURES OUTSIDE OF CORE BUSINESSES. Permit expenditures (other than expenditures incurred in the acquisition, development, construction or sale of Aggregate Real Property as part of the Core Businesses or otherwise in furtherance of the Core Business) to exceed $5,000,000 in the aggregate during any Annual Period without the prior written consent of Majority

Lenders; provided that, any expenditure or series of related expenditures in an amount less than or equal to $100,000 shall not be included in calculating such $5,000,000 limit.

7.18 EMPLOYEE COMPENSATION. Permit bonus compensation to be paid to employees of Borrower to exceed the greater of (a) eighteen percent (18%) of pre-tax, pre-bonus Net Income of Consolidated Group, from which bonus compensation paid to each of General William Lyon and William H. Lyon shall not exceed, in each case, three percent (3%) of the pre-tax, pre-bonus Net Income of Consolidated Group, or (b) twenty five percent (25%) of the aggregate consolidated annual pre-bonus payroll of Borrower.

7.19 [RESERVED].

7.20 CHANGES IN KEY MANAGEMENT. Permit, at any time prior to the Maturity Date, (a) Matthew R. Zaist (or any other individual approved by Majority Lenders as a substitute for him in accordance with the terms of this Section 7.21) to cease whether voluntarily or involuntarily to devote substantially all of his business time to the management or operations of Parent or Borrower nor (b) any two of the existing members of Key Management (or any other individuals approved by Majority Lenders as a substitute for such individuals in accordance with the terms of this Section 7.21) to cease whether voluntarily or involuntarily to devote substantially all of their business time to the management or operations of Parent or Borrower unless, in each case, a substitute or substitutes acceptable to Majority Lenders is found for such individual or individuals within one hundred eighty (180) days of the date such individual announces his resignation or departure or is removed from his position (each, a “Departure”); provided, however, that if a substitute or substitutes acceptable to Majority Lenders has not been appointed within such period but Borrower is diligently attempting to recruit such substitute or substitutes, this covenant shall not be deemed in breach until the two hundred seventieth (270th) day from the date of the relevant Departure.

7.21 EXCLUDED ASSETS. Permit the aggregate fair market value of all Excluded Assets to exceed $20,000,000 at any time.

7.22 IMPROVEMENTS. Without limitation of any other provisions of this Agreement regarding the Core Businesses or use of the Aggregate Real Property, other than in the ordinary course of the Core Businesses, no portion of the Aggregate Real Property shall be removed, demolished or altered in any manner, if it diminishes the value of any Project by at least $1,000,000, without the prior written consent of Majority Lenders. Further, if any Borrower Real Property or any portion thereof that is condemned, destroyed, removed, demolished or altered in any manner which diminishes the value of any Project, then the Majority Lenders may exclude such Borrower Real Property from the Borrowing Base.

7.23 PAPA OBLIGATION. Neither Borrower nor any other member of the Consolidated Group will borrow any amount from the holder of any PAPA Obligation, nor permit any advance of funds by the holder of any PAPA Obligation on behalf of Borrower or any member of the Consolidated Group without prompt repayment of such advance in full.

7.24 NEGATIVE PLEDGE. Neither Borrower or any other Loan Party shall permit or suffer to exist any Lien on or pledge of the Equity Securities of any member of the Consolidated Group.

7.25 CF PROPERTY AND MF PROPERTY. Except for individual retail sales of lots or units to end users in the ordinary course of business at arm’s length to Persons other than Related Parties, subject to the terms of the Existing Secured Indebtedness, Borrower shall not permit the CF Owner to, and the CF Owner shall not, transfer, convey, grant, pledge, encumber sell, lease or assign the CF Property, or any portion thereof or interest therein, to any Person except Borrower. Except for individual retail sales of lots or units to end users in the ordinary course of business at arm’s length to Persons other than Related Parties, subject to the terms of the Existing Secured Indebtedness, Borrower shall not permit the MF Owner to, and the MF Owner shall not, transfer, convey, grant, pledge, encumber sell, lease or assign the MF Property, or any portion thereof or interest therein, to any Person except Borrower.

7.26 REFINANCED WACHOVIA REVOLVING CREDIT AGREEMENT. Borrower shall not make any borrowings against the Refinanced Wachovia Revolving Credit Agreement, and take no action with respect thereto except to terminate the $5,330,000 letter of credit existing as of the Closing Date in accordance with the terms of the Refinanced Wachovia Revolving Credit Agreement existing on the Closing Date and cause the Refinanced Wachovia Revolving Credit Agreement to be discharged and terminated.

7.27 REFINANCED CBT, CNB AND JPM REVOLVING CREDIT AGREEMENTS. Borrower shall neither exercise nor make any borrowings in connection with the commitments under, nor enter into any amendment, modification, renewal or extension of, any of the Refinanced CBT, CNB and JPM Revolving Credit Agreements unless the applicable Refinanced CBT, CNB and JPM Revolving Credit Agreement meets all of the conditions in this Agreement to be Permitted Construction Indebtedness.

7.28 AMENDMENT TO DOCUMENTS. Amend, modify, supplement, waive or replace any document, instrument or agreement (or any terms or conditions thereof) entered into in connection with or evidencing the Existing Secured Indebtedness (except to the extent otherwise permitted by the terms hereof) or any Secured Intercompany Loans unless, in each case, such amendment, modification, supplement, waiver or replacement is consented to in writing by Administrative Agent acting at the direction of Majority Lenders.

ARTICLE VIII.

RELEASES

8.01 GENERAL REQUIREMENTS FOR RELEASES. Administrative Agent shall release the relevant property described below from the Lien of a Deed of Trust (through an escrow arrangement acceptable to Majority Lenders, concurrent with the closing of the relevant transaction) upon satisfaction of the following conditions precedent, provided that Borrower requests such release in writing by way of written notice of the request to Administrative Agent not less than ten (10) days prior to the date of the applicable transfer, which request shall be accompanied by a common and legal description of the relevant property to be released reasonably satisfactory to Majority Lenders and provided that the release shall not violate any requirements of any document of record or any applicable Law including those regarding subdivisions, tract maps, parcel maps and the division of land into lots or parcels; and the Collateral remaining after giving effect to the release shall be in compliance with all applicable laws, rules, regulations and ordinances, the un-released Collateral remaining after giving effect to the release shall not be impaired with respect to Borrower’s ability to diligently proceed with any Improvements, and that Borrower has concurrently submitted to Administrative Agent all documents and instruments necessary to release the relevant Borrower Real Property from the Liens of the applicable Loan Documents, and in the case of any released property as to which construction has not been fully completed, the Person acquiring the property shall have agreed, to the reasonable satisfaction of Administrative Agent, to complete the construction and development thereof (and any related Amenities) in accordance with the plans and specifications reasonably approved in writing by Majority Lenders:

(a) At the time of such release no Default or Event of Default shall have occurred and be continuing. It shall be an additional condition that no Default or Event of Default shall occur as a result of the transaction that is the subject of the release.

(b) Such release shall be either in connection with (i) a bona fide arm’s length all-cash sale in the ordinary course of Borrower’s Core Businesses (or in the case of a Dedication, a transfer or donation, in the ordinary course of Borrower’s Core Businesses, of a portion of a Project) to an unrelated Person who is either (x) a member of the general home-buying public purchasing a Unit or (y) a merchant builder purchasing single or multiple Finished Lots or Homes Under Construction in Nevada or Arizona in a transaction of a type which Borrower has customarily done historically and is consistent with its business plan for such Project, and in the case of either (x) or (y), who is not an Affiliate or Related Party of the Consolidated Group (a “Standard Retail Sale”), (ii) in not more than ten (10) instances in any calendar year, a sale to an employee of any member of the Consolidated Group for use by such employee as their primary residence, with a discount of not more than three percent (3%) of the purchase price that would be charged for the applicable Lot or Unit in a Standard Retail Sale (a release in connection with (i) or (ii) is a “Standard Release”) or (iii) Borrower obtaining Permitted Construction Indebtedness secured solely by such Borrower Real Property (in the case of this clause “(iii),” a “PCI Release”, and the Borrower Real Property so transferred in connection therewith is the “PCI Released Property”).

(c) Unless the portion of the Borrower Real Property to be released is an entire parcel with respect to which Administrative Agent has previously approved the Final Map or is a Lot or Lots(or a Unit or Units) within a subdivision with respect to which Administrative Agent has previously approved a Final Map, Borrower or Title Company shall have delivered to Administrative Agent (i) a legal description of the portion of the Borrower Real Property to be released, (ii) a map or plat of the portion of the Borrower Real Property to be released, and (iii) copies of any easements for ingress, egress or otherwise to be granted or retained in connection with such release.

(d) With respect to any Standard Release (but not PCI Releases), unless the portion of the Borrower Real Property to be released is an entire parcel with respect to which Administrative Agent has previously approved Final Map or is a lot or lots within a subdivision with respect to which Administrative Agent has previously approved a Final Map, prior to such release, (i) the remaining unreleased portion of the Borrower Real Property will, after giving effect to such release, have adequate access ingress and egress and will have access to and rights to any Amenities related to the applicable Project, in the reasonable opinion of Majority Lenders, and (ii) the value of the unreleased portion of the Project will, after giving effect to such release, not otherwise be materially impaired in the reasonable opinion of Majority Lenders, including LTAA 9 (a.k.a. CLTA 111). Majority Lenders shall have the right to approve any Standard Release, which approval will not be unreasonably withheld, provided however, that unless Majority Lenders have notified Borrower that Majority Lender’s approval will be required prior to any Standard Release, Borrower shall proceed with Standard Releases without receiving Majority Lender’s prior consent.

(e) Borrower shall provide Administrative Agent with such endorsements to the Title Policy as Administrative Agent may reasonably request in connection with each release.

(f) Borrower shall pay all of Administrative Agent’s reasonable costs and expenses, including reasonable attorneys’ fees, arising in connection with each release.

(g) Each release shall be made by Administrative Agent by delivery of the release documents to a title company or other escrow agent satisfactory to Majority Lenders upon such conditions as shall assure Administrative Agent that all conditions precedent to such release have been satisfied and that the applicable transaction will be completed.

(h) In no event shall any transfer or conveyance be made of any Amenities (or land slated therefor) except a customary transfer to the homeowners association for the applicable Project, subject to Administrative Agent’s reasonable approval.

8.02 STANDARD RELEASES. In connection with and as conditions to any Standard Releases of any Borrower Real Property:

(a) Borrower shall satisfy each of the conditions set forth in 8.01.

(b) If requested by Administrative Agent, Borrower shall deliver to Administrative Agent a true and correct copy of the applicable Purchase Contracts.

(c) The sale shall be made in the ordinary course of the development and marketing of the applicable Project, and shall be accompanied by such development covenants, conditions and restrictions, deeds of trust, and other documents, consistent with Borrower’s past practices, as shall be necessary to assure that development of the Project occurs in accordance with Borrower’s development plans and existing Entitlements.

(d) The transaction occurs through an escrow account over which Lender has a Control Agreement and Borrower then causes the net proceeds of such transfer to be placed in an account over which Lender has a Control Agreement.

8.03 DEDICATIONS. In connection with and as conditions to release of any Borrower Real Property as a Dedication:

(a) Borrower shall satisfy each of the conditions set forth in Section 8.01.

(b) At least ten (10) days prior to a release, Borrower shall have delivered to Administrative Agent all the terms, conditions and details of such release, including the purpose of such release, evidence of the conformity of such release to the overall development plan for the Project and all Entitlements required in connection therewith, all of which shall be in form and content reasonably satisfactory to Majority Lenders.

8.04 PERMITTED CONSTRUCTION INDEBTEDNESS. In connection with and as conditions to any PCI Release, the PCI Released Property must, concurrent with the release, become immediately subject to a deed of trust as security in favor of the Revolver Lender for Permitted Construction Indebtedness and:

(a) Borrower shall satisfy the conditions set forth in Section 8.01.

(b) Any PCI Released Property must consist only of (i) Finished Lots or Homes Under Construction (for which, all necessary Entitlements have been obtained and a Final Map has been recorded, so that Vertical Construction may commence or continue upon funding of the Permitted Construction Indebtedness), or (ii) Model Units in the same Phase or Project, and such Permitted Construction Indebtedness shall only encumber the relevant Finished Lots, Homes Under Construction or Model Units.

(c) Borrower must concurrently with such release close and receive Permitted Construction Indebtedness as contemplated herein and the proceeds thereof, in accordance with the terms thereof shall be deposited directly into an account as to which Lenders have a Control Agreement in effect.

(d) Borrower shall demonstrate its compliance with the Borrowing Base and all other Financial Covenant and Maximum Secured Indebtedness tests measured both before and after the release to the satisfaction of Administrative Agent.

(e) At least 30 days before the PCI Release, Borrower has submitted a business plan for the development, construction, marketing and sale (including details of the proposed timing and amounts for construction, costs, expenditures, sales and revenues) for the PCI Released Property for review (but not approval) by the Lenders and any conditions and requirements of such Permitted Construction Indebtedness have been met (as of the time of the requested PCI Release), and the loan documents evidencing such Permitted Construction Indebtedness (including minimum sales price) also shall have been so provided for review (but not approval) by the Lenders (within a reasonable time before the requested release).

(f) If at any time all or any part of the PCI Released Property is released from the Lien of the Permitted Construction Indebtedness (other than in connection with a sale permitted under this Agreement and permitted under the Permitted Construction Indebtedness), Borrower shall in no event sell, transfer or further encumber the PCI Released Property, except with other Permitted Construction Indebtedness in compliance with this Section 8.04, the Borrower shall (i) execute, acknowledge and record a Deed of Trust against all such remaining PCI Released Property for the benefit of Administrative Agent and the Lenders to secure the Loan Parties’ Indebtedness, (ii) deliver a Title Policy insuring a first priority Lien in favor of the Lenders in such PCI Released Property and (iii) deliver such other documents, agreements, reports and instruments as may be reasonably required by Majority Lenders (which shall include a subordination agreement acceptable to them with respect to any PAPA Obligations).

(g) Borrower shall have entered into binding documentation, for the Permitted Construction Indebtedness with the Revolver Lender, which Permitted Construction Indebtedness is secured solely by the PCI Released Property.

(h) Borrower shall have used commercially reasonable efforts to cause the Revolver Lender of the applicable Permitted Construction Indebtedness to enter into an Intercreditor Agreement providing the Lenders with notice of any default (and opportunity to cure any default) by Borrower before any acceleration and/or to permit Lenders to purchase such loan from the Revolver Lender at par in such events in form and content reasonably acceptable to Majority Lenders.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01 DEFAULT. Any of the following shall constitute a Default:

(a) Non-Payment. Any Loan Party shall fail to pay (i) any principal of any Loan when the same becomes due or, (ii) any interest, fees or other amounts payable under the terms of this Agreement or any of the other Loan Documents within three (3) Business Days after the same becomes due; or

(b) Specific Covenants. (i) Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05(a) and 6.17(b), Sections 7.07, 7.08, 7.12, 7.15, 7.16, 7.20, 7.21, 7.23, 7.25, 7.26 or 7.27 or Article 8, or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in Section 1 of the Unconditional Guaranty; provided that in the case of Section 7.15, Borrower shall have ten (10) days from the earlier of the date a Responsible Officer of Borrower has knowledge of such failure or written notice thereof to Borrower from Administrative Agent or any Lender to cure such failure; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date a Responsible Officer of Borrower has knowledge of such failure or written notice thereof to Borrower from Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any member of the Consolidated Group (i) fails to make any payment when due (after giving effect to the expiration of any applicable grace periods) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount

(including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $10,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that any non-recourse loans to Joint Ventures, to the extent permitted hereunder, shall be excluded from this Section 9.0 l(e); or

(f) Insolvency Proceedings, Etc. Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or any member of the Consolidated Group shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing; or

(g) Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower or the Consolidated Group, taken as a whole, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any member of the Consolidated Group (i) a final judgment or order for the payment of money in an aggregate amount exceeding the $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or another member of the Consolidated Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $3,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $3,000,000; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(k) Security Documents. Any Lien intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason (except for Liens on Collateral not constituting Real Property to the extent that such non-Real Property Collateral has a fair market value of less than $100,000), or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby (except for immaterial items of Collateral); or

(l) Default under Certain Indebtedness. A default or event of default shall have occurred and be continuing under any Permitted Secured Indebtedness; or

(m) Indictment. Borrower or any member of Key Management shall be indicted for a federal crime, a punishment for which could include the forfeiture of any of its assets which could reasonably be expected to result in a Material Adverse Effect; or

(n) Guarantors. Any Guarantor shall repudiate or purport to revoke the Unconditional Guaranty; or

(o) Designated Person. Any Loan Party shall become a Designated Person; or

(p) Delayed Draw Term Loans. Borrower shall fail to borrow the Delayed Draw Term Loans before the Delayed Draw Commitment Termination Date, for any reason whatsoever; or

(q) Prohibited Transfers. The occurrence of any transfer, assignment or encumbrance in violation of the terms of any Deed of Trust or any provision of this Agreement (including Sections 6.17, 7.06, 7.26 or 7.27); or

(r) Title Insurance. (i) If any Title Policy issued (A) reflects Liens or that are not Permitted Exceptions and such Liens or Encumbrances are not removed within thirty (30) days after demand by Administrative Agent or (B) fails to contain endorsements requested by Administrative Agent and such endorsements are not included within thirty (30) days after demand by Administrative Agent, or (ii) a Title Company becomes insolvent, bankrupt or otherwise unable to pay claims and the affected Title Policy is not replaced with another Title Policy approved by Administrative Agent within thirty (30) days after Administrative Agent’s demand therefor, and in the foregoing events, the Borrower Real Property covered by the Title Policy shall cease to be part of the Borrowing Base; or

(s) Material Adverse Effect. Any Material Adverse Effect shall occur; or

(t) Change of Control. There occurs any Change of Control; or

(u) Control Agreements. Borrower fails, for any reason whatsoever, to deliver Control Agreements duly executed by the applicable depository institution and Loan Party in respect of each of the deposit accounts and securities accounts pledged pursuant to the Security Agreement within ten (10) Business Days after the Closing Date; or

(v) Mandatory Transfers. Failure of Borrower to cause any transfer of Real Property required under the terms of this Agreement to occur on the required date, including as set forth in Section 6.18 or 6.19 (including recordation of the required Deed of Trust or amendment and issuance of the required Title Policy or endorsement, as applicable); or

(w) Uniform Commercial Code Terminations. Borrower fails to procure the termination of all Uniform Commercial Code Financing Statements filed in connection with the Refinanced Revolving Credit Agreements within ten (10) days after the Closing Date.

9.02 REMEDIES UPON EVENT OF DEFAULT. If any Default occurs and is continuing unremedied, Administrative Agent shall, at the request of, or may, with the consent of, Majority Lenders, take any or all of the following actions;

(a) declare an Event of Default, except for an Event of Default described in Section 9.01(f), which shall be an automatic Event of Default without any further action;

(b) (i) terminate the Total Commitments and any other obligations of the Lenders to make Loans, and/or (ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or any other applicable Law, including the Uniform Commercial Code, either by suit in equity or by action at law, or both;

provided, however, that immediately upon the occurrence or existence of an Event of Default described in Section 9.01(f), (i) the Total Commitments and any other obligations of the Lenders to make Loans shall automatically terminate, and (ii) the unpaid principal amount of all outstanding Loans and all interest and all other Obligations, including the Make Whole Amount and Exit Fee, payable by the Borrower and the other Loan Parties hereunder and under the other Loan Documents shall automatically become due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding. Borrower acknowledges and agrees that the Collateral located within the State of California constitutes mixed collateral under Section 9604 of the California Commercial Code, and that Administrative Agent may foreclose upon same in such order and priority as Administrative Agent determines.

9.03 APPLICATION OF FUNDS. After the occurrence and during the continuance of an Event of Default, any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including the Make Whole Amount and the Exit Fee) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and fees and time charges for attorneys who may be employees of any Lender and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

9.04 PROTECTIVE ADVANCES/CURE RIGHTS.

If at any time a breach, default or event of default, occurs or a member of the Consolidated Group otherwise fails to perform or comply with any of the terms, covenants, and conditions to be performed and/or complied with, under any Permitted Construction Indebtedness, Existing Secured Indebtedness, PAPA Obligations (or subordination agreements with respect thereto) or other Indebtedness (other than the Indentures), then the Lenders, without waiving or releasing any of the Obligations, may (but shall not be required to):

(a) make advances to Borrower and/or directly make any payments as Lenders may deem necessary to cure or remedy such event or failure, including, without limitation, to cure or prevent a default or event of default or an exercise of any rights or remedies or options against Borrower, Lenders or any Real Property (and if such advances are so made to Borrower, then Borrower shall apply such funds advanced, so as to do so); and/or

(b) perform any other acts on their part to be performed for such purposes.

The making by Lenders of any such advances, payments or performances will not, however, be deemed to cure any Default or Event of Default under the Loan Documents arising from the predicated events of default. All sums so advanced or paid and all reasonable costs and expenses incurred by Lenders in connection with the performance of any such act shall be subject to the same terms as any, and shall be deemed to be, a Credit Extension under the Loan Documents (including that such advances shall bear interest at the Applicable Rate and be due on the Maturity Date, shall bear the Upfront Fee, and payment of the Exit Fee and the Make Whole Amount when due under this Agreement and will be added to the principal of the Loan and the Note and if repaid prior to the Maturity Date will be secured by the Security Documents). All such payments and advances so actually made shall conclusively be deemed to be protective advances which are required and mandatory to preserve and protect Lenders’ security for the performance of the Obligations under the Loan Documents, and shall be secured by the Security Documents to the same extent and with the same priority as the other principal, interest and other amounts payable under the Loan Documents.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01 APPOINTMENT AND AUTHORITY. Each of the Lenders hereby irrevocably appoints ColFin WLH Funding, LLC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 RIGHTS AS A LENDER. The Person serving as Administrative Agent hereunder, to the extent a Lender, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 EXCULPATORY PROVISIONS. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, or a Lender. Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

10.04 RELIANCE BY ADMINISTRATIVE AGENT. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 DELEGATION OF DUTIES. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 RESIGNATION OF ADMINISTRATIVE AGENT. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower to be effective not earlier than thirty (30) days from the date of such notice. Upon receipt of any such notice of resignation, Majority Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender, until such time as Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 NO OTHER DUTIES ETC. Anything herein to the contrary notwithstanding, the Initial Lender and Lead Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as Administrative Agent or a Lender.

10.09 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.06 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.06 and 11.04. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 COLLATERAL AND GUARANTY MATTERS. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion:

(a) to release or cause the release of any Lien on any property granted to or held by or on behalf of Administrative Agent under any Loan Document (a) upon payment in full of all Obligations, (b) that is sold or to be sold as part of or in connection with any Disposition contemplated under Article 8 hereto or as otherwise contemplated hereunder or under the Loan Documents, in each case at the direction of Majority Lenders, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by Majority Lenders, except to the extent that the consent of all Lenders is required pursuant to Section 11.01(f) hereto; and

(b) to release any Guarantor from its obligations under the Unconditional Guaranty, if (i) such Guarantor does not own any Collateral (or is simultaneously transferring its ownership interest in all remaining Collateral either (x) in connection with a Disposition permitted under Article 8 hereto, or (y) to Borrower or another Guarantor), and (ii) such Guarantor is dissolving and terminating its existence.

ARTICLE XI.

MISCELLANEOUS

11.01 AMENDMENTS, ETC. Unless expressly stated otherwise herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Majority Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Loans of any Lender without the written consent of such Lender, or increase the Total Commitment, Total Closing Date Commitment, Total Initial Draw Closing Date Commitment, Total Delayed Draw Closing Date Commitment, Total Second Term Loan Commitment without the written consent of each Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;

(d) change Section 2.10 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby; or

(f) (i) release any Guarantor except as expressly contemplated under Section 10.10(b), or (ii) except as permitted in Section 10.10(a) or the applicable Security Document, transfer, subordinate or release Liens on, or after foreclosure or other acquisition of title by Administrative Agent or transfer or sell, any Collateral securing the Obligations at less than fair market value and without payment of Net Proceeds thereon in accordance with the requirements of Section 2.03(c) hereto, in each case, without the written consent of each Lender affected thereby;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iii) the Administrative Agent Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Loans of such Lender may not be increased or extended without the consent of such Lender.

No failure or delay by Administrative Agent or any Lender in exercising any right under this Agreement or any other Loan Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Loan Document on payment of a fee by the Borrower.

11.02 NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower or Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified on the signature pages hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent.

(d) Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent and each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 EXPENSES; INDEMNITY; DAMAGE WAIVER.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent, the Initial Lender and the Lead Arranger (including the reasonable fees, charges and disbursements of counsel for Administrative Agent, the Initial Lender and the Lead Arranger), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, due diligence, execution, delivery and administration of this Agreement and the other Loan Documents, (ii) all out-of-pocket expenses incurred by Administrative Agent, the Initial Lender and the Lead Arranger (including the reasonable fees, charges and disbursements of counsel for Administrative Agent and the Initial Lender), in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all out-of-pocket expenses incurred by Administrative Agent or any Lender (including the fees, charges and disbursements of counsel for Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Borrower. Borrower shall indemnify and defend Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, Broker’s Commissions (including all expenses and attorney’s fees incurred by Administrative Agent or any Lender is connection with the defense of any action or proceeding brought to collect any such Broker’s Commissions), liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party (collectively, “Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Aggregate Real Property, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders hereunder to make payments pursuant to this Section 11.04(c) are several and not joint. The failure of any Lender to make any payment under this Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its payment under this Section 11.04(c).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than five Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Aggregate Loans and the repayment, satisfaction or discharge of all the other obligations.

11.05 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the obligations and the termination of this Agreement.

11.06 SUCCESSORS AND ASSIGNS.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it and except in the case of an assignment to a Lender or an Affiliate of a Lender or a Related Fund, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and commitments assigned;

(iii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of contemporaneous assignments to or by two or more Related Funds and the Eligible Assignee, if shall not be a-Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations, including, if applicable Commitments, of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Eligible Participant (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to clauses (a) through (f) of Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 and Section 11.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Bifurcation. In furtherance of each Lender’s ability to assign or grant participations in their Loans, each Lender shall be entitled to bifurcate its Loans into component, mezzanine or other notes; provided, that no such bifurcation shall, individually or in the aggregate, increase Borrower’s Obligations hereunder.

(i) Syndication. Borrower shall provide sufficient financial information as reasonably requested by the Initial Lender for the preparation of an information memorandum describing Borrower for use in connection with syndication of this credit facility, if any. Such packet will be distributed on a confidential basis to potential transferees of the Loans. In addition, the management of Borrower and Parent will be available upon reasonable notice to participate in meetings with perspective transferees and to answer questions and actively be involved in the syndication process.

11.07 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, attorneys and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but no less than a reasonable standard of care.

11.08 RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent (but without the prior notice to or consent of Borrower, any such notice and consent being expressly waived by Borrower to the extent permitted by applicable Law), to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Sections 4.01, 4.02 and 4.03, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other obligation hereunder shall remain unpaid or unsatisfied.

11.12 SEVERABILITY. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 REPLACEMENT OF LENDERS. If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.14 GOVERNING LAW; JURISDICTION; ETC.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

(b) SUBMISSION TO JURISDICTION. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR CALIFORNIA STATE COURT SITTING IN LOS ANGELES COUNTY, CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY VOLUNTARILY, KNOWINGLY, UNCONDITIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 ARBITRATION.

(a) Arbitration. Notwithstanding the provisions of Sections 11.14 and 11.15, the parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loans and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination, or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against Aggregate Real Property or any other Collateral; (ii) exercise self-help remedies relating to Collateral or proceeds of Collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this subsection.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive Law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive Law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable Law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date and within one hundred eighty (180) days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty (180) days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable Law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. The arbitration provisions set forth in this Section 11.16 shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

11.17 RELATIONSHIP OF PARTIES. The relationship between the Borrower, on the one hand, and the Lenders and Administrative Agent, on the other, is, and at all times shall remain, solely that of Borrower and lenders. Neither the Lenders nor Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders nor Administrative Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Lenders and Administrative Agent do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or its property, any security held by Administrative Agent or any Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender or Administrative Agent in connection with such matters is solely for the protection of the Lenders and Administrative Agent and neither the Borrower nor any of its Affiliates is entitled to rely thereon.

11.18 USA PATRIOT ACT NOTICE. Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

11.19 DISCRETION STANDARD. Whenever in this Agreement or any of the Loan Documents, any act, consent, decision, election, satisfaction, opinion or approval by any Lender, Majority Lenders or Administrative Agent (including with respect to any act, consent, decision, election, satisfaction, opinion or approval), such act, consent, decision, election, satisfaction, opinion or approval may be given, withheld, made or not made, taken or not taken, as applicable, in Administrative Agent’s, Majority Lenders’ or Lender’s sole and absolute discretion except as otherwise expressly provided herein, that such act, consent, decision, election, satisfaction, opinion or approval shall be reasonably exercised.

11.20 TIME OF THE ESSENCE. Time is of the essence of the Loan Documents.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered under seal as of the date first set forth above.

BORROWER:

WILLIAM LYON HOMES, INC.

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ADMINISTRATIVE AGENT:

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INITIAL LENDER AND LEAD ARRANGER:

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